Exhibit 10.1

FINAL VERSION

DMWSL 631 Limited

The Parties listed as Original Borrowers

The Parties listed as Original Guarantors

Ares Management Limited

and

Lloyds Bank plc

as Arrangers

Ares Management Limited

acting as Agent

Ares Management Limited

acting as Security Agent

Senior Term and Revolving Facilities Agreement

originally dated    18 March    2014

as amended and restated by the 2016 Amendment Agreement

This Agreement is entered into with the benefit of and subject to the terms of the Intercreditor Agreement (as defined herein)

FINAL VERSION

29.	Events of default	128

30.	Changes to the Lenders	134

31.	Restriction on Debt Purchase transactions	139

32.	Changes to the Obligors	140

33.	Role of the agent, the Arrangers and others	144

34.	Conduct of business by the Finance Parties	151

35.	Sharing among the Finance Parties	151

36.	Payment mechanics	154

37.	Set-off	158

38.	Notices	158

39.	Calculations and certificates	161

40.	Partial invalidity	161

41.	Remedies and waivers	161

42.	Amendments and waivers	161

43.	Confidentiality	167

44.	Counterparts	170

45.	Governing law	171

46.	Enforcement	171

Schedules		173

1.	The Original Parties	173

Parts		173

1.	The Original Obligors	173

2.	The Original Lenders - other than UK non-bank Lenders	174

3.	The Original Lenders - UK non-bank Lenders	175

2.	Conditions Precedent	176

Parts		176

1.	Conditions precedent to be satisfied on or before the Signing Date	176

4.	Conditions precedent required to be delivered by an Additional Obligor	179

3.	Requests	183

 ii

1A.	Utilisation Request - Loans	183

1B.	Intentionally blank	184

2.	Selection Notice	185

4.	Intentionally blank	186

5.	Form of Transfer Certificate	187

6.	Form of Assignment Agreement	192

7.	Form of Accession Deed	196

8.	Form of Resignation Letter	200

10.	Form of compliance certificate	202

11.	Timetables	203

1.	Loans	203

2.	[Intentionally blank]	204

12.	Intentionally blank	205

13.	Material Companies	206

14.	Agreed Security Principles	207

15.	Form of increase confirmation	212

16.	Forms of notifiable debt purchase transaction notice	215

Parts		215

1.	Form of Notice on Entering into Notifiable Debt Purchase Transaction	215

2.	Form of Notice on Termination of Notifiable Debt Purchase Transaction /Notifiable Debt Purchase Transaction ceasing to be with Sponsor Affiliate	216

 iii

FINAL VERSION

This Agreement is made 18 March 2014 (as amended and restated by the 2016 Amendment Agreement).

Between:

(1)	DMWSL 631 Limited (the "Parent");

(2)	The Subsidiaries of the Parent listed in Part 1 of Schedule 1 (The Original Parties) as original borrowers (the "Original Borrowers");

(3)	The Subsidiaries of the Parent listed in Part 1 of Schedule 1 (The Original Parties) as original guarantors (together with the Parent, the "Original Guarantors");

(4)	Ares Management Limited and Lloyds Bank plc as mandated lead arrangers (the "Arrangers");

(5)	The Financial Institutions listed in Part 2 and Part 3 of Schedule 1 (The Original Parties) as lenders (the "Original Lenders");

(7)	Ares Management Limited as agent of the other Finance Parties (the "Agent");

(8)	Ares Management Limited as security agent for the Secured Parties (the "Security Agent"); and

(9)	Lloyds Bank plc as hedge counterparty (the “Original Hedge Counterparty”).

It is agreed:

Section 1

Interpretation

1.	Definitions and interpretation

1.1	Definitions

In this Agreement:

“2010 Acquisition” means the purchase by Bidco of all of the issued shares in Inspired Gaming Group Limited.

"2016 Amendment Agreement" means the amendment and restatement agreement dated          13 July         2016 between, among others, the Parent, the Agent and the Security Agent amending and restating this Agreement.

"2016 Amendment Fee" means the amendment fee payable under the 2016 Amendment Fee Letter.

"2016 Amendment Fee Letter" has the meaning given to "Amendment Fee Letter" in the 2016 Amendment Agreement.

"2016 Effective Date" has the meaning given to "Effective Date" under the 2016 Amendment Agreement.

"2016 Financial Due Diligence Report" means the vendor financial, taxation and pensions due diligence report dated 7 January 2016 and the trading update report dated 5 February 2016, both prepared by KPMG LLP.

"2016 Funds Flow Statement" means a funds flow statement in the form agreed by the Parent and the Agent detailing the proposed movement of funds on or around the 2016 Effective Date in connection with the Hydra Transaction.

"2016 Report Proceeds Turnover Letter" means the report proceeds turnover letter entered into on or around the date of the 2016 Amendment Agreement between Hydra and Ares Management Limited (as Agent and Security Agent).

"Acceptable Bank" means:

(a)	a bank or financial institution which has a rating for its long-term unsecured and non-credit-enhanced debt obligations of AA or higher by Standard & Poor's Rating Services or Fitch Ratings Ltd or Aa2 or higher by Moody's Investor Services Limited or a comparable rating from an internationally recognised credit rating agency; or

(b)	any other bank or financial institution approved by the Agent.

"Accession Deed" means a document substantially in the form set out in Schedule 7 (Form of Accession Deed).

"Accounting Principles" means accounting principles, policies, standards and practices which are generally accepted in the UK as at the date of this Agreement (excluding FRS 102 and US GAAP) and approved or adopted by the Accounting Standards Board including IFRS.

"Act" means the Companies Act 2006.

"Additional Borrower" means a company which becomes a Borrower in accordance with Clause 32 (Changes to the Obligors).

"Additional Chargor" means any member of the Group which has granted Security in favour of the Security Agent, on and from the date on which it enters into a Transaction Security Document.

"Additional Guarantor" means a company which becomes a Guarantor in accordance with Clause 32 (Changes to the Obligors).

"Additional Obligor" means an Additional Borrower, an Additional Guarantor or an Additional Chargor.

"Affiliate" means, in relation to any person, a Subsidiary or a Holding Company of that person or any other Subsidiary of that Holding Company.

"Agent's Spot Rate of Exchange" means the Agent's spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11.00 a.m. on a particular day.

"Agreed Security Principles" means the principles set out in Schedule 14 (Agreed Security Principles).

"Ancillary Commencement Date" means, in relation to an Ancillary Facility, the date on which that Ancillary Facility is first made available, which date shall be a Business Day within the Availability Period for the Revolving Facility.

"Ancillary Commitment" means, in relation to an Ancillary Lender and an Ancillary Facility, the maximum Base Currency Amount which that Ancillary Lender has agreed (whether or not subject to satisfaction of conditions precedent) to make available from time to time under an Ancillary Facility and which has been authorised as such under Clause 9 (Ancillary Facilities), to the extent that amount is not cancelled or reduced under this Agreement or the Ancillary Documents relating to that Ancillary Facility.

"Ancillary Document" means each document relating to or evidencing the terms of an Ancillary Facility.

"Ancillary Facility" means any ancillary facility made available by an Ancillary Lender in accordance with Clause 9 (Ancillary Facilities).

"Ancillary Lender" means each Lender (or Affiliate of a Lender) which makes available an Ancillary Facility in accordance with Clause 9 (Ancillary Facilities).

"Ancillary Outstandings" means, at any time, in relation to an Ancillary Lender and an Ancillary Facility the aggregate of the equivalents (as calculated by that Ancillary Lender) in the Base Currency of the following amounts outstanding under that Ancillary Facility then in force:

(a)	the principal amount under each overdraft facility and on-demand short term loan facility (net of any credit balances on any account of any Borrower of an Ancillary Facility with the Ancillary Lender making available that Ancillary Facility to the extent that such credit balance is freely available to be set off by that Ancillary Lender against liabilities owed to it by that Borrower under that Ancillary Facility);

(b)	the face amount of each guarantee, bond and letter of credit under that Ancillary Facility; and

(c)	the amount fairly representing the aggregate exposure (excluding interest and similar charges) of that Ancillary Lender under each other type of accommodation provided under that Ancillary Facility, in each case as determined by such Ancillary Lender acting reasonably in accordance with its normal banking practice and in accordance with the relevant Ancillary Document.

"Approved Jurisdiction" means:

(a)	any jurisdiction which is a member of the G20;

(b)	each of Gibraltar, Mexico, Brazil, China, Colombia, Greece, Italy, Romania, Slovakia, South Africa and Spain; and

(c)	any other jurisdiction with the prior written consent of the Agent (acting on the instructions of the Majority Lenders not to be unreasonably withheld).

"Assignment Agreement" means an agreement substantially in the form set out in Schedule 6 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee provided that if that other form does not contain the undertaking set out in the form set out in Schedule 6 (Form of Assignment Agreement) it shall not be a Creditor/Agent Accession Undertaking as defined in, and for the purposes of, the Intercreditor Agreement.

"Auditors" means one of PricewaterhouseCoopers, Ernst & Young, KPMG or Deloitte & Touche or such other firm approved in advance by the Majority Lenders (such approval not to be unreasonably withheld or delayed).

"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

"Availability Period" means:

(a)	in relation to Facility A, the period from and including the date of this Agreement to and including the date 10 Business Days following the date of this Agreement;

(b)	in relation to the Revolving Facility, the period from and including the Relevant Date to and including the earlier of:

(i)	the Termination Date applicable to the Revolving Facility; and

(ii)	the date the Term Facilities are repaid or prepaid in full.

“Available Amount” means the aggregate of Cash, Cash Equivalent Investments, Available Commitments under the Revolving Facility (to the extent that the Revolving Facility is available to be drawn under Clause 4.2 (Further Conditions Precedent))

"Available Ancillary Commitment" means in relation to an Ancillary Facility, an Ancillary Lender's Ancillary Commitment less the Ancillary Outstandings in relation to that Ancillary Facility.

"Available Commitment" means, in relation to a Facility, a Lender's Commitment under that Facility minus (subject to Clause 9.8 (Affiliates of Lenders as Ancillary Lenders) and as set out below):

(a)	the Base Currency Amount of its participation in any outstanding Utilisations under that Facility and, in the case of the Revolving Facility only, the Base Currency Amount of the aggregate of its Ancillary Commitments; and

(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any other Utilisations that are due to be made under that Facility on or before the proposed Utilisation Date and, in the case of the Revolving Facility only, the Base Currency Amount of its Ancillary Commitment in relation to any new Ancillary Facility that is due to be made available on or before the proposed Utilisation Date.

For the purposes of calculating a Lender's Available Commitment in relation to any proposed Utilisation under the Revolving Facility only, the following amounts shall not be deducted from a Lender's Commitment under that Facility:

(i)	that Lender's participation in any Revolving Facility Utilisations that are due to be repaid or prepaid on or before the proposed Utilisation Date; and

(ii)	that Lender's (or its Affiliate's) Ancillary Commitments to the extent that they are due to be reduced or cancelled on or before the proposed Utilisation Date.

"Available Facility" means, in relation to a Facility, the aggregate for the time being of each Lender's Available Commitment in respect of that Facility.

"Base Currency" means Sterling (£).

"Base Currency Amount" means:

(a)	in relation to a Utilisation, the amount specified in the Utilisation Request delivered by a Borrower for that Utilisation (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent's Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request in accordance with the terms of this Agreement); and

(b)	in relation to an Ancillary Commitment, the amount specified as such in the notice delivered to the Agent by the Parent pursuant to Clause 9.2 (Availability) (or, if the amount specified is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent's Spot Rate of Exchange on the date which is three Business Days before the Ancillary Commencement Date for that Ancillary Facility or, if later, the date the Agent receives the notice of the Ancillary Commitment in accordance with the terms of this Agreement), as adjusted to reflect any repayment, prepayment, consolidation or division of a Utilisation, or (as the case may be) cancellation or reduction of an Ancillary Facility.

"Base Currency Equivalent" means, the amount of the relevant currency required to purchase the relevant amount of the Base Currency at the Agent's spot rate of exchange for such a purchase in the London foreign exchange market at or about 11.00 am on the relevant date.

"Bidco" means Gaming Acquisitions Limited a limited liability company incorporated in England and Wales with registered number 7120910.

"Board Observer Letter" means the letter dated on or about the date of this Agreement between the Agent and the Parent relating to board observer rights for the Majority Facility A Lenders (as defined therein).

"Borrower" means an Original Borrower or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 32 (Changes to the Obligors).

"Borrowings" has the meaning given to that term in Clause 26.1 (Financial definitions).

"Break Costs" means the amount (if any) by which:

(a)	the interest, excluding the Margin, which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"Budget" means:

(a)	in relation to the period beginning on the date of this Agreement and ending on 27 September 2014, the Updated Bank Base Case Model to be delivered by the Parent to the Agent pursuant to Clause 4.1 (Initial conditions precedent); and

(b)	in relation to any other period, any budget delivered by the Parent to the Agent in respect of that period pursuant to Clause 25.4 (Budget).

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in London and:

(a)	(in relation to any date for payment or purchase of a currency other than euro) also in the principal financial centre of the country of that currency; or

(b)	(in relation to any date for payment or purchase of euro) which is also a TARGET Day.

"Capital Expenditure" has the meaning given to that term in Clause 26.1 (Financial definitions).

"Cash" means, at any time, cash in hand or at bank and (in the latter case) credited to an account in the name of an Obligor with an Acceptable Bank and to which an Obligor is alone (or together with other Obligors) beneficially entitled and for so long as:

(a)	that cash is repayable within 30 days of demand;

(b)	repayment of that cash is not contingent on the prior discharge of any other indebtedness of any member of the Group or of any other person whatsoever or on the satisfaction of any other condition;

(c)	there is no Security over that cash except for Transaction Security or any Permitted Security constituted by a netting or set-off arrangement entered into by members of the Group in the ordinary course of their banking arrangements;

(d)	the cash is freely available within 30 days of demand to be applied in repayment or prepayment of the Facilities; and

(e)	any cash held in the business which is securely stored and may be recalled on demand (if required) for the purposes of funding Net Debt Service where such cash is deposited in holiday centres in which a member of the Group operates and/or premises owned or leased by a member of the Group.

"Cash Equivalent Investments" means at any time:

(a)	certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;

(b)	any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)	which has a credit rating of either A-1 or higher by Standard & Poor's Rating Services or F-1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody's Investor Services Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(d)	Sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an Acceptable Bank (or their dematerialised equivalent);

(e)	any investment in money market funds which:

(i)	have a credit rating of either A-1 or higher by Standard & Poor's Rating Services or F-1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody's Investor Services Limited;

(ii)	invest substantially all their assets in securities of the types described in sub-paragraphs (a) to (d) above; and

(iii)	can be turned into cash on not more than 30 days' notice; or

(f)	any other debt security approved by the Majority Lenders,

in each case, to which any Obligor is alone (or together with other Obligors) beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security (other than Security arising under the Transaction Security Documents) and to the extent that, if any such investments were turned into cash, such cash would be freely available to be applied in repayment or prepayment of the facilities.

"Cashflow" has the meaning given to that term in Clause 26.1 (Financial definitions).

"Change of Control" means any person or group of persons acting in concert (other than the Investors) gains, directly or indirectly, Control of the Parent. For the purposes of this definition, "acting in concert" means a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly or indirectly of shares in the Parent by any of them, either directly or indirectly, to obtain or consolidate control of the Parent.

"Charged Property" means all of the assets of the Group which from time to time are, or are expressed to be, the subject of the Transaction Security.

"Chargor" means an Original Chargor or an Additional Chargor.

"Chief Financial Officer" means the finance director of the Parent from time to time or, if there is no finance director appointed at the relevant time, the "chief operating officer – finance and operations" of the Parent from time to time (or, in each case, any director of the Parent acting as such officer's deputy in that capacity or performing those functions).

“Code” means the US Internal Revenue Code of 1986.

“Commercial Due Diligence Report” means a commercial due diligence report prepared by OC&C Strategy Consultants dated on 21 November 2013.

"Commitment" means a Facility A Commitment or a Revolving Facility Commitment.

"Compliance Certificate" means a certificate substantially in the form set out in Schedule 10 (Form of Compliance Certificate).

"Confidential Information" means all information relating to the Parent, any Obligor, the Group, the Finance Documents or a Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or a Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 43 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non confidential by any member of the Group or any of its advisers; or

is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

"Confidentiality Undertaking" means a confidentiality undertaking substantially in a recommended form of the LMA for the relevant type of proposed transaction or in any other form agreed between the Parent and the Agent.

"Constitutional Documents" means the memorandum and articles of association of the Parent together with the certificate of incorporation of the Parent and certificates of incorporation on change of name (if any) of the Parent.

"Contribution Notice" means a contribution notice issued by the Pensions Regulator under Section 38 or Section 47 of the Pensions Act 2004.

"Control" means:

(a)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(i)	cast, or control the casting of, more than 50% of the maximum number of votes that might be cast at a general meeting of the company;

(ii)	appoint or remove all, or the majority, of the directors or other equivalent officers of the company; or

(b)	the holding beneficially of more than 50% of the issued share capital of the company (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital).

"CTA" means the Corporation Tax Act 2009.

"Data Centres" means all facilities used to house computer systems and associated components relating to any Machine.

"Debenture" means the debenture, in agreed form, to be executed by the Original Chargors in favour of the Security Agent.

"Debt Purchase Transaction" means, in relation to a person, a transaction where such person:

(a)	purchases by way of assignment or transfer;

(b)	enters into any sub-participation in respect of; or

(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

any Commitment or amount outstanding under this Agreement.

“Declared Default” means an Event of Default which has resulted in the Agent exercising any of its rights under paragraphs (a)(i) to (vii) of Clause 29.22 (Acceleration).

"Deed of Accession and Supplemental Charge" means a deed of accession and supplemental charge to the Debenture, in agreed form.

"Default" means an Event of Default or any event or circumstance specified in Clause 29 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

"Defaulting Lender" means any Lender (other than a Lender which is a Sponsor Affiliate):

(a)	which has failed to make its participation in a Loan available or has notified the Agent that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with Clause 5.5 (Lenders' participation);

(b)	which has otherwise rescinded or repudiated a Finance Document,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(1)	administrative or technical error; or

(2)	a Disruption Event; and

payment is made within 5 Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

"Delegate" means any delegate, agent, attorney or co-trustee appointed by the Security Agent.

"Designated Gross Amount" has the meaning given to that term in Clause 9.2 (Availability).

"Designated Net Amount" has the meaning given to that term in Clause 9.2 (Availability).

"Disruption Event" means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

"EBITDA" means, in relation to a company, that company's profits on ordinary activities before interest, tax, depreciation and amortisation, adjusted in such manner as the Agent and the Parent agree to reflect the principles used in the calculation of Consolidated EBITDA (as defined in Clause 26 (Financial covenants)).

"Environment" means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)	air (including, without limitation, air within natural or man-made structures, whether above or below ground);

(b)	water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including, without limitation, land under water).

"Environmental Claim" means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

"Environmental Law" means any applicable law or regulation which relates to:

(a)	the pollution or protection of the Environment;

(b)	the conditions of the workplace; or

(c)	the generation, handling, storage, use, release, or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste.

"Environmental Permits" means any permit or other Authorisation or the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by any member of the Group.

"EURIBOR" means, in relation to any Loan in euro:

(a)	the applicable Screen Rate;

(b)	(if no Screen Rate is available for the Interest Period of that Loan) the Interpolated Screen Rate for that Loan; or

(c)	if:

(i)	no Screen Rate is available for the Interest Period of that Loan; and

(ii)	it is not possible to calculate an Interpolated Screen Rate for that Loan,

the Reference Bank Rate,

as of, in the case of paragraphs (a) and (c) above, the Specified Time on the Quotation Day for euro and for a period equal in length to the Interest Period of that Loan.

"Euro", "EUR" and "€" means the single currency unit of the Participating Member States.

"Event of Default" means any event or circumstance specified as such in Clause 29 (Events of Default).

"Excess Cashflow" has the meaning given to that term in Clause 26.1 (Financial definitions).

"Existing Facilities " means the facilities provided under the senior term and revolving facilities agreement dated 3 May 2010 (as amended and amended and restated from time to time) between, among others, DMWSL 631 Limited (as Parent), Ares Capital Europe Limited and Haymarket Financial Luxembourg 3 S.à.r.l. (as Arrangers) and Ares Capital Europe Limited (as Agent and Security Agent).

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"Facility" means a Term Facility or the Revolving Facility.

"Facility A" means the term loan facility made available under this Agreement as described in sub-paragraph (a)(i) of Clause 2.1 (The Facilities).

"Facility A Commitment" means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading "Facility A Commitment" in Part 2 or Part 3 of Schedule 1 (The Original Parties) and the amount in the Base Currency of any other Facility A Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Lender, the amount in the Base Currency of any Facility A Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase),

to the extent:

(i)	not cancelled, reduced or transferred by it under this Agreement; and

(ii)	not deemed to be zero pursuant to Clause 31.2 (Disenfranchisement on Debt Purchase Transactions entered into by Sponsor Affiliates).

"Facility A Loan" means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan.

"Facility A Termination Date" has the meaning given to it in the definition of "Termination Date".

"Facility Office" means:

(a)	in respect of a Lender, the office or offices notified by that Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.

"FATCA" means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

"FATCA Application Date" means:

(a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)	in relation to a "withholdable payment" described in section 1473(1)(A)(ii) of the Code (which relates to "gross proceeds" from the disposition of property of a type that can produce interest from sources within the US), 1 January 2019; or

(c)	in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2019,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.

"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.

"Fee Letter" means:

(a)	any letter or letters dated on or about the date of this Agreement between the Arrangers and the Parent (or the Agent and the Parent or the Security Agent and the Parent) setting out any of the fees referred to in Clause 17 (Fees);

(b)	any agreement setting out fees payable to a Finance Party referred to in paragraph (e) of Clause 2.2 (Increase) Clause 17.4 (Fees payable in respect of Letters of Credit) or Clause 17.6 (Interest, commission and fees on Ancillary Facilities) of this Agreement or under any other Finance Document; and

(c)	the 2016 Amendment Fee Letter.

"Finance Document" means this Agreement, the 2016 Amendment Agreement, the 2016 Report Proceeds Turnover Letter, any Accession Deed, any Ancillary Document, any Compliance Certificate, any Fee Letter, the Board Observer Letter, any Hedging Agreement, the Intercreditor Agreement, any Resignation Letter, any Selection Notice, any Transaction Security Document, any Utilisation Request, and any other document designated as a "Finance Document" by the Agent and the Parent provided that where the term "Finance Document" is used in, and construed for the purposes of, this Agreement or the Intercreditor Agreement, a Hedging Agreement shall be a Finance Document only for the purposes of:

(a)	the definition of "Material Adverse Effect";

(b)	paragraph (a) of the definition of "Permitted Transaction";

(c)	the definition of "Transaction Document";

(d)	the definition of "Transaction Security Document";

(e)	paragraph (a)(iv) of Clause 1.2 (Construction);

(f)	Clause 23 (Guarantee and indemnity); and

(g)	Clause 29 (Events of Default) (other than paragraph (b) of Clause 29.16 (Repudiation and rescission of agreements) and Clause 29.22 (Acceleration)).

"Finance Lease" has the meaning given to that term in Clause 26.1 (Financial definitions).

"Finance Party" means the Agent, the Arrangers, the Security Agent, a Lender, a Hedge Counterparty or any Ancillary Lender, provided that where the term "Finance Party" is used in, and construed for the purposes of, this Agreement or the Intercreditor Agreement, a Hedge Counterparty shall be a Finance Party only for the purposes of:

(a)	the definition of "Secured Parties";

(b)	paragraph (a)(i) of Clause 1.2 (Construction);

(c)	paragraph (c) of the definition of Material Adverse Effect;

(d)	Clause 23 (Guarantee and indemnity); and

(e)	Clause 34 (Conduct of business by the Finance Parties).

"Finance Party Insolvency Event" in relation to a Finance Party means that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(g)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(h)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(i)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(j)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or

(k)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

"Financial Indebtedness" means any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any amount raised by acceptance under any acceptance credit or bill discounting facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the principal amount plus accrued but unpaid interest in respect of Finance Leases;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold or discounted on a non-recourse basis);

(f)	for the purpose of Clause 29.5 (Cross default) only, any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability of an entity which is not a member of the Group which liability would fall within one of the other paragraphs of this definition;

(h)	any amount raised by the issue of redeemable shares which are redeemable (other than at the option of the issuer) before the Termination Date or are otherwise classified as borrowings under the Accounting Principles;

(i)	any amount of any liability under an advance or deferred purchase agreement or similar financing arrangements if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 180 days after the date of supply provided that any advance or deferred purchase agreements or other financing arrangements with a supplier of machines shall not be treated as Financial Indebtedness;

(j)	any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under the Accounting Principles; and

(k)	the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (j) above in respect of an underlying liability of an entity which is not a member of the Group.

"Financial Quarter" has the meaning given to that term in Clause 26.1 (Financial definitions).

"Financial Reports" means the Historic and 2010 out turn report dated 22 March 2010 and the financial report on the business plan dated 9 April 2010, both prepared by PricewaterhouseCoopers LLP.

"Financial Support Direction" means a financial support direction issued by the Pensions Regulator under Section 43 of the Pensions Act 2004.

"Financial Year" has the meaning given to that term in Clause 26.1 (Financial definitions).

"First Utilisation Date" means the date of the first Utilisation of the Facilities.

“FOBTs” means fixed odds betting terminals.

"Funds Flow Statement" means a funds flow statement in the form agreed by the Parent and the Agent detailing the proposed movement of funds on the First Utilisation Date.

"Group" means the Parent and each of its Subsidiaries for the time being.

"Group Structure Chart" means the group structure chart delivered to the Agent in accordance with Clause 4.1 (Initial conditions precedent).

"Guarantor" means an Original Guarantor or an Additional Guarantor unless it has ceased to be a Guarantor in accordance with Clause 32 (Changes to the Obligors).

"Hedge Counterparty" means:

(a)	the Original Hedge Counterparty; and

(b)	any person which has become a Party as a Hedge Counterparty in accordance with Clause 30.8 (Affiliates of Lenders as Hedge Counterparties),

which, in each case, is or has become a party to the Intercreditor Agreement as a Hedge Counterparty in accordance with the provisions of the Intercreditor Agreement.

"Hedging Agreement" means any master agreement, confirmation, schedule or other agreement in agreed form entered into or to be entered into by Bidco and a Hedge Counterparty for the purpose of hedging (i) interest rate liabilities and/or risks in relation to Facility A which, at the time that that master agreement, confirmation, schedule or other agreement (as the case may be) is entered into; and (ii) exchange rate risks arising in the ordinary course of trading.

"Holdco" means DMWSL 632 Limited a limited liability company incorporated in England and Wales with registered number 7176582.

"Holdco Loan Agreement" means the loan agreement dated 6 July 2010 between Holdco (as lender) and the Parent (as borrower).

"Holding Account" means an account:

(a)	held in England by a member of the Group with The Royal Bank of Scotland plc, Alliance & Leicester plc or any other major UK clearing bank;

(b)	identified in a letter between the Parent and the Agent as a Holding Account; and

(c)	subject to Security in favour of the Security Agent which Security is in form and substance satisfactory to the Security Agent,

as the same may be redesignated, substituted or replaced from time to time.

"Holding Company" means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

"Hydra" means Hydra Industries Acquisition Corp., a special purchase acquisition vehicle incorporated in Delaware having its executive offices at 250 West 57th Street, New York NY 10107.

"Hydra Transaction" means the proposed sale by funds and investors advised or managed by Vitruvian Partners of certain shares in DMWSL 633 Limited to Hydra pursuant to a sale and purchase agreement entered into on or around the 2016 Effective Date.

"Hydra Transaction Costs" means all fees, costs and expenses, stamp, registration and other Taxes incurred (or required to be paid) by the Parent, Bidco or any other member of the Group in connection with the Hydra Transaction (including, for the avoidance of doubt, the 2016 Amendment Fee and any management remuneration or bonuses paid in connection with the Hydra Transaction), as detailed in the 2016 Funds Flow Statement.

"Impaired Agent" means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a), (b) or (c) of the definition of "Defaulting Lender"; or

(d)	a Finance Party Insolvency Event has occurred and is continuing with respect to the Agent;

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within 5 Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

"Increase Confirmation" means a confirmation substantially in the form set out in Schedule 15 (Form of Increase Confirmation).

"Increase Lender" has the meaning given to that term in Clause 2.2 (Increase).

"IFRS" means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

"Information Package" means the Updated Bank Base Case Model, the Refinancing Report, the Legal Due Diligence Report 2013 and the Commercial Due Diligence Report.

"Insurance Report" means an insurance report prepared by Marsh Limited and dated 12 April 2010.

"Intellectual Property" means:

(a)	any patents, trade marks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered; and

(b)	the benefit of all applications and rights to use such assets of each member of the Group (which may now or in the future subsist).

"Intercreditor Agreement" means the intercreditor agreement dated the same date as this Agreement and made between, among others, the Parent, Bidco, the Debtors (as defined in the Intercreditor Agreement), Ares Management Limited as Security Agent, Ares Management Limited as Agent, the Lenders (as Senior Lenders), the Arrangers (as Arrangers), the Hedge Counterparties, Holdco (as Investor) and the Intra-Group Lenders (as defined in the Intercreditor Agreement).

"Interest Period" means, in relation to a Loan, each period determined in accordance with Clause 15 (Interest periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 14.3 (Default interest).

"Interpolated Screen Rate" means, in relation to LIBOR or EURIBOR for any Loan, the rate rounded to the same number of decimal places as the two relevant Screen rates which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of the Specified Time on the Quotation Day for the currency of that Loan.

"Investors" means (i) the funds and investors advised or managed by Vitruvian Partners LLP; and (ii) MIHI LLC and/or any of its Affiliates.

"ITA" means the Income Tax Act 2007.

"Joint Venture" means an entity in which a member of the Group holds an interest on a long-term basis and is treated as a joint venture in the latest financial statements of that member of the Group.

"Legal Due Diligence Report 2010" means the legal due diligence report dated 28 April 2010 prepared by Dickson Minto.

"Legal Due Diligence Report 2013" means the legal due diligence report dated 22 November 2013 prepared by Dickson Minto.

"Legal Opinion" means any legal opinion delivered to the Agent under Clause 4.1 (Initial conditions precedent) or Clause 32 (Changes to the Obligors).

"Legal Reservations" means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim;

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(d)	any other matters which are set out as qualifications or reservations as to matters of law of general application in the Legal Opinions.

"Leisure Division" means Leisure Projects Limited and certain assets of Inspired Gaming (UK) Limited which together form the going concern consisting of the provision, servicing and operation of gaming and amusement machines to the leisure machine industry and includes the shares in any limited liability company which has been incorporated for the purpose of owning such assets.

"Lender" means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with Clause 2.2 (Increase) or Clause 30 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

"LIBOR" means, in relation to any Loan:

(c)	the applicable Screen Rate;

(d)	(if no Screen Rate is available for the Interest Period of that Loan) the Interpolated Screen Rate for that Loan; or

(e)	if:

(i)	no Screen Rate is available for the currency of that Loan; or

(ii)	no Screen Rate is available for the Interest Period of that Loan and it is not possible to calculate an Interpolated Screen Rate for that Loan,

the Reference Bank Rate,

as of, in the case of paragraphs (a) and (c) above, the Specified Time on the Quotation Day for the currency of that Loan and for a period equal in length to the Interest Period of that Loan.

"Limitation Acts" means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

"Liquidity Drawstop" means a circumstance in which the most recently delivered Compliance Certificate shows that the Available Amount is less than £5,000,000 or is projected to be less than £5,000,000 at any time during the following 12 Month period.

"LMA" means the Loan Market Association.

"Loan" means a Term Loan or a Revolving Facility Loan.

"Loan Note Instrument" means the PIK loan note instrument dated 6 July 2010 entered into by Holdco pursuant to which Holdco will issue certain loan notes.

"Machine Assets" means all Machines, Spares and Data Centres.

"Machines" means all betting, gaming and entertainment machines, vending machines, self service betting terminals, ATM machines and coin operated telephones operated by the Group (including for the avoidance of doubt, all fixed odds betting terminals, bingo hand-held devices, video lottery terminals, amusement-with-prizes machines, skill-with-prizes machines, pool machines and the like) together with any other revenue generating machine operated by the Group in the ordinary course of trading and including all inputs and components of such machines.

"Majority Lenders" means (subject to Clause 9.2(a) (Availability)):

(a)	(for the purposes of paragraph (a) of Clause 42.2 (Required consents) in the context of a waiver in relation to a proposed Utilisation of the Revolving Facility of the conditions in paragraphs (a) and (b) of Clause 4.2 (Further conditions precedent)), the Majority Revolving Facility Lenders;

(b)	in the context of a waiver in relation to a proposed Utilisation of the Revolving Facility of the condition in paragraph (c) of Clause 4.2 (Further conditions precedent), both (A) the Majority Revolving Facility Lenders and (B) a Lender or Lenders whose Commitments aggregate more than 66⅔ per cent. of the Total Commitments; and

(c)	(in any other case), a Lender or Lenders whose Commitments aggregate more than 66⅔ per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66⅔ per cent. of the Total Commitments immediately prior to that reduction).

"Majority Revolving Facility Lenders" means a Lender or Lenders whose Revolving Facility Commitments aggregate more than 66⅔ per cent. of the Total Revolving Facility Commitments (or, if the Total Revolving Facility Commitments have been reduced to zero, aggregated more than 66⅔ per cent. of the Total Revolving Facility Commitments immediately prior to that reduction), provided that for the purposes of this definition any Revolving Facility Commitments which are held by a Term Lender shall be deemed to be zero in accordance with paragraph (j) of Clause 42.3 (Exceptions).

"Mandatory Prepayment Account" means an interest-bearing account:

(a)	held in England by a Borrower with The Royal Bank of Scotland plc, Alliance & Leicester plc or any other major UK clearing bank;

(b)	identified in a letter between the Parent and the Agent as a Mandatory Prepayment Account;

(c)	subject to Security in favour of the Security Agent which Security is in form and substance satisfactory to the Agent and Security Agent; and

(d)	from which no withdrawals may be made by any members of the Group except as contemplated by this Agreement,

(as the same may be redesignated, substituted or replaced from time to time).

"Margin" means:

(a)	in relation to any Facility A Loan 7.00 per cent per annum on a current pay basis plus the PIK Margin, in accordance with Clause 14.2 (Payment of interest);

(b)	in relation to any Revolving Facility Loan 5.00 per cent per annum;

(c)	in relation to any Unpaid Sum relating or referable to a Facility, the rate per annum specified above for that Facility (without any adjustment); and

(d)	in relation to any other Unpaid Sum, the highest rate specified above (without any adjustment).

"Market Reports" means the commercial due diligence report in respect of the Leisure division prepared by PriceWaterhouseCoopers LLP and dated 8 April 2010 and the commercial due diligence report prepared by OC&C Strategy Consultants Limited in respect of the server based gaming division and dated 29 April 2010.

"Material Adverse Effect" means a material adverse effect on:

(a)	the business, operations, property or financial condition of the Group (in each case) taken as a whole; or

(b)	the ability of an Obligor to perform its payment obligations under the Finance Documents; or

(c)	the validity or enforceability of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.

"Material Company" means, at any time:

(a)	an Obligor;

(b)	a wholly-owned member of the Group that holds shares in an Obligor; or

(c)	a Subsidiary of the Parent which:

(i)	is listed in Schedule 13 (Material Companies);

(ii)	in the case of any member of the Group incorporated in England and Wales (when consolidated with its Subsidiaries, if any) has EBITDA or gross assets (excluding intra-Group items) representing 5% or more of those of the Group (on a consolidated basis); or

(iii)	in the case of any member of the Group incorporated outside England and Wales (when consolidated with its subsidiaries if any) has EBITDA or gross assets (excluding intra-Group items) representing 7.5% or more of those of the Group (on a consolidated basis).

Compliance with the conditions set out in sub-paragraphs (c)(ii) and (c)(iii) above shall be determined by reference to the most recent Compliance Certificate supplied by the Parent and/or the latest audited financial statements of that Subsidiary (consolidated in the case of a Subsidiary which itself has Subsidiaries) and the latest audited consolidated financial statements of the Group. However, if a Subsidiary has been acquired since the date to which the latest audited consolidated financial statements of the Group were prepared, the financial statements shall be deemed to be adjusted in order to take into account the acquisition of that Subsidiary (that adjustment being certified by the Group's Auditors as representing an accurate reflection of the revised EBITDA for that Subsidiary and gross assets of the Group on a consolidated basis).

A report by the Auditors of the Parent that a Subsidiary is or is not a Material Company shall, in the absence of manifest error, be conclusive and binding on all Parties.

“Material Event of Default” means a “Material Event of Default” as defined in the Intercreditor Agreement.

"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period. "Monthly" shall be construed accordingly.

"New Shareholder Injections" has the meaning given to that term in Clause 26.1 (Financial definitions).

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"Non-Acceptable L/C Lender" means a Lender under the Revolving Facility which:

(a)	is not an Acceptable Bank within the meaning of paragraph (a) of the definition of "Acceptable Bank"; or

(b)	is a Defaulting Lender; or

(c)	has failed to make (or has notified the Agent that it will not make) a payment to be made by it under Clause 33.10 (Lenders' indemnity to the Agent) or any other payment to be made by it under the Finance Documents to or for the account of any other Finance Party in its capacity as Lender by the due date for payment unless the failure to pay falls within the description of any of those items set out at (i)-(ii) of the definition of Defaulting Lender.

"Non-Consenting Lender" has the meaning given to that term in Clause 42.4 (Replacement of Lenders).

"Non-Super Senior RCF Commitments" has the meaning given to that term in Clause 26.5 (Option to cure: Term Lenders).

"Notifiable Debt Purchase Transaction" has the meaning given to that term in paragraph (b) of Clause 31.2 (Disenfranchisement on Debt Purchase Transactions entered into by Sponsor Affiliates).

"Obligor" means the Parent, a Borrower, a Guarantor or a Chargor.

"Obligors' Agent" means the Parent, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.4 (Obligors' Agent).

"Optional Currency" means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.4 (Conditions relating to Optional Currencies).

"Original Chargor" means the Parent and each of the Subsidiaries of the Parent listed in Part 1 of Schedule 1 (The Original Parties) as Original Chargors.

"Original Financial Statements" means:

(a)	in relation to the Parent, its consolidated audited financial statements for its Financial Year ended 29 September 2012; and

(b)	in relation to any other Obligor, its audited financial statements delivered to the Agent as required by Clause 25.1 (Financial Statements).

"Original Obligor" means an Original Borrower, an Original Guarantor or an Original Chargor.

"Participating Member State" means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

"Party" means a party to this Agreement.

"Pensions Regulator" means the body corporate called the Pensions Regulator established under Part I of the Pensions Act 2004.

"Perfection Requirements" means:

(a)	any and all registration, filings, notices and other actions required to be made in any jurisdiction to perfect Security created by the Transaction Security Documents or in order to achieve the relevant priority for such Security; and

(b)	registration of any Security in respect of land at the Land Registry or Land Charges Registry in England and Wales and payment of associated fees.

"Permitted Acquisition" means:

(a)	an acquisition by a member of the Group of an asset sold, leased, transferred or otherwise disposed of by another member of the Group in circumstances constituting a Permitted Disposal;

(b)	an acquisition of shares or securities pursuant to a Permitted Share Issue;

(c)	an acquisition of securities which are Cash Equivalent Investments so long as those Cash Equivalent Investments become subject to the Transaction Security as soon as is reasonably practicable;

(d)	the acquisition (not being an acquisition by the Parent) of the outstanding minority stake in any member of the Group which is not a wholly owned Subsidiary which results in that member of the Group becoming a wholly owned Subsidiary, where the Total Purchase Price (when aggregated with the consideration for any other Permitted Acquisitions under paragraph (f) of this definition) does not exceed £5,000,000 (or its equivalent) in aggregate in any Financial Year of the Parent;

(e)	the incorporation of a limited liability company, or the acquisition of a newly incorporated limited liability shelf company (not incorporated nor acquired by the Parent) incorporated in an Approved Jurisdiction which on its incorporation or acquisition becomes a member of the Group; and

(f)	the acquisition by an Obligor (not being an acquisition by the Parent), for cash consideration of (i) at least 90% of the issued share capital of a limited liability company; or (ii) a business or undertaking carried on as a going concern (for this purpose a "Business") where:

(i)	the business of such entity or Business is similar or substantially similar or complementary to one in which the Group is active at the time of such acquisition;

(ii)	any acquired company, business or undertaking is incorporated or established, and carries on its principal business in an Approved Jurisdiction and, upon completion of such acquisition, at least 90% of the Machines owned by members of the Group (taken as a whole) shall be located in jurisdictions which are members of the G20;

(iii)	no Event of Default is continuing on the closing date for the acquisition or would occur as a result of the acquisition;

(iv)	the consideration for the acquisition (the "Total Purchase Price") when aggregated with the consideration for any other Permitted Acquisition under this paragraph (f) and paragraph (d) of this definition (excluding all expenses and costs incurred in connection with such Permitted Acquisition provided that such costs are reasonably incurred as well as any Taxes incurred as a result of making such Permitted Acquisition) does not exceed £5,000,000 (or its equivalent) in aggregate in any Financial Year of the Parent;

(v)	if the entity or Business to be acquired has not generated positive EBITDA for its immediately preceding four financial quarters, the Parent delivers to the Agent, at least 10 Business Days prior to the occurrence of such acquisition, a certificate signed by two directors of the Parent containing calculations in reasonable detail prepared by the Parent confirming that the entity or Business being acquired would have generated positive EBITDA for the 12 month period ending on the date of delivery of the last set of Monthly Financial Statements (as defined in Clause 25 (Information undertakings)) prior to completion of the proposed acquisition if any cost savings and synergies (in each case) reasonably expected to be achieved after the acquisition were taken into account;

(vi)	if Bidco has carried out financial or legal due diligence in respect of the entity or Business to be acquired, it has delivered a copy of any such due diligence to the Agent no later than 5 days prior to the date of such acquisition;

(vii)	if such entity or Business (and, in respect of a Business, treating it for these purposes as a company) would, upon completion of such acquisition, have EBITDA representing 10% or more of the EBITDA of the Group (on a consolidated basis) Bidco has delivered to the Agent no later than 5 days prior to the date of such acquisition financial and legal due diligence in respect of such entity or Business;

(viii)	the relevant Business or entity does not have any actual or contingent liabilities other than Permitted Financial Indebtedness which will remain following completion of the acquisition;

(ix)	the assets of the entity being acquired or of the Business being acquired (as the case may be) immediately following such acquisition are free of any encumbrances save for Permitted Security or any encumbrance which was not created in contemplation of the acquisition and which is removed or discharged within 60 days of the date of such acquisition;

(x)	Bidco has delivered to the Agent not later than 10 Business Days before legally committing to make such acquisition a certificate signed by the finance director of the Parent to which must be attached a copy of the latest audited accounts (or if not available, management or proforma accounts) of the target company or Business. Such certificate must give calculations showing:

(1)	in reasonable detail that the Parent would have remained in compliance with its obligations under Clause 26 (Financial covenants) if the covenant tests were recalculated for the Relevant Period ending on the most recent Quarter Date consolidating the financial statements of the target company (consolidated if it has Subsidiaries) or Business with the financial statements of the Group for such period on a pro forma basis (taking into account any cost savings and synergies (in each case) reasonably expected to be achieved after the acquisition) and as if the consideration for such proposed acquisition had been paid at the start of that Relevant Period provided that, if the relevant acquisition is proposed to be made prior to the first test date under Clause 26.2 (Financial condition), the Parent shall only be required to confirm that the Leverage (as defined in Clause 26.1 (Financial definitions)) of the Group (calculated on a pro forma basis (taking into account any cost savings and synergies (in each case) reasonably expected to be achieved after the acquisition) and as if such proposed acquisition had been made) does not exceed the opening Leverage as at the Relevant Date as set out in the Updated Bank Base Case Model;

(2)	in reasonable detail that the Parent is projected to be in compliance with its obligations under Clause 26 (Financial covenants) if the covenant tests were recalculated for the 12 Month period immediately following the acquisition on a pro forma basis (taking into account any cost savings and synergies (in each case) reasonably expected to be achieved after the acquisition) and as if the consideration for such proposed acquisition had been paid at the start of that 12 Month period; and

(3)	in reasonable detail that the Leverage ratio calculated in accordance with Clause 26 (Financial covenants) of the Group immediately following the acquisition (taking into account any cost savings and synergies (in each case reasonably expected to be achieved after the acquisition)) shall not be greater than the Leverage ratio set out in the Compliance Certificate delivered to the Agent on the Quarter Date immediately preceding the date of the relevant acquisition;

(xi)	where less than 100% of the issued share capital of a company is acquired, Bidco has demonstrated to the reasonable satisfaction of the Agent that the Obligor acquiring such company will have the ability (by virtue of voting rights, power to appoint directors, contract or otherwise) to control the cashflows of the acquired company and to procure the granting of such guarantees and/or security by such acquired company as may be required by (and subject to any qualifications under) the terms of this Agreement, and only if such acquisition is:

(A)	not funded by a Revolving Facility Utilisation; and

(B)	funded by:

(1)	the proceeds of a Permitted Share Issue falling within paragraph (a) of the definition of Permitted Share Issue;

(2)	the proceeds of new Subordinated Indebtedness;

(3)	Retained Excess Cashflow;

(4)	Excess Cashflow up to a maximum aggregate amount of £2,500,000 in respect of each Financial Year; or

(5)	a combination of any of the above.

"Permitted Disposal" means (apart from any transaction involving shares in any member of the Group other than a member of the Leisure Division or XXXXXXXXXXXXXXXX), any sale, lease, licence, surrender, transfer or other disposal permitted by Clause 27.36 (Intra Group transactions) or which is not an intra-Group transaction and is on arm's length terms:

(a)	of trading stock (excluding Machines and Surplus Machines) or cash made by any member of the Group in the ordinary course of trading of the disposing entity;

(b)	of assets which are not expressed to be subject to a fixed charge in exchange for other assets comparable or superior as to type, value and quality, in the ordinary course of trading of the disposing entity;

(c)	of obsolete or redundant vehicles, plant and equipment for cash (including Surplus Machines);

(d)	of Cash Equivalent Investments for cash or in exchange for other Cash Equivalent Investments;

(e)	constituted by a licence of intellectual property rights permitted by Clause 24.23 (Intellectual Property);

(f)	arising as a result of any Permitted Security;

(g)	of the shares in any member of the Leisure Division or any assets of any member of the Leisure Division for cash provided the proceeds of such disposal are applied in accordance with Clause 12.2 (Disposal, Insurance and Claim Proceeds and Excess Cashflow);

(h)	by Inspired Gaming Limited of its shares in XXXXXXXXXXXXXXXXXX for cash;

(i)	of any Machine to a third party where that third party immediately grants to the disposing company a lease over that Machine provided that the aggregate market value of all Machines disposed of pursuant to this paragraph (i) does not exceed £5,000,000 during the term of this Agreement;

(j)	of any Machine to a third party for cash and at full market value, provided that the aggregate number of machines disposed of pursuant to this paragraph (j) does not exceed 2,000 in any Financial Year;

(k)	of any Machine to a third party for cash and at full market value in the ordinary course of trading of the Group's direct sales business where such Machine has not otherwise been used in connection with any other part of the Group's business activities; and

(l)	of assets (for the avoidance of doubt, other than shares) for cash where the higher of the market value and net consideration receivable (when aggregated with the higher of the market value and net consideration receivable for any other sale, lease, licence, transfer or other disposal not allowed under the preceding paragraphs or as a Permitted Transaction) does not exceed £5,000,000 (or its equivalent) in total during the term of this Agreement and does not exceed £2,500,000 (or its equivalent) in any Financial Year of the Parent.

"Permitted Distribution" means:

(a)	the payment of a dividend to Parent or any of its wholly-owned Subsidiaries; and

(b)	the payment of a dividend by Parent to Holdco solely to enable Holdco to:

(i)	make payments of out-of-pocket expenses incurred by the directors of Holdco and any of its Holding Companies in an aggregate amount (when aggregated with any amounts paid to Holdco under paragraph (g)(i) of the definitions of “Permitted Loan” and paragraph (b)(i) of Clause 27.19 (Holdco Loan Agreement)) not exceeding £12,000 in any Financial Year;

(ii)	make payments of directors' remuneration in an aggregate amount (when aggregated with any amounts paid to Holdco under paragraph (g)(ii) of the definition of "Permitted Loan" and paragraph (b)(ii) of Clause 27.19 (Holdco Loan Agreement)) not exceeding US$350,000 (or its equivalent in any other currency) plus VAT (if any) in any Financial Year, subject to an increase in each year equal to the increase (if any) in the retail prices index for the relevant year;

(iii)	fund a non-recurring arrangement fee paid to the original Investors or at their direction as specified in clause 6.3 of the form of Shareholders' Agreement delivered in accordance with Clause 4.1 (Initial conditions precedent);

(iv)	fund other administrative costs of Holdco and any of its Holding Companies in an aggregate amount (when aggregated with any amounts paid to Holdco under paragraph (g)(iv) of the definition of “Permitted Loan” and paragraph (b)(iv) of Clause 27.19 (Holdco Loan Agreement)) not exceeding £100,000 in any Financial Year;

(c)	any payment to enable or assist the Parent or any Holding Company of the Parent (including, without limitation, Hydra) to pay any costs, fees or taxes (both initial and ongoing) in relation to a listing of all or any part of the share capital of Hydra on any investment exchange or any other sale or issue by way of flotation or initial public offering or any equivalent circumstances in relation to Hydra in any jurisdiction or country (such costs, fees or taxes in relation to such listing or sale or issue by way of flotation or initial public offering or equivalent circumstances, when aggregated with any amounts paid under paragraph (g)(v) of the definition of "Permitted Loan" not exceeding £2,500,000 in any Financial Year); and

(d)	the payment of a dividend by the Parent to the extent that:

(i)	no Default has occurred and is continuing when the payment is made or would arise as a result of such payment;

(ii)	a period of at least 12 months has elapsed after the 2016 Effective Date;

(iii)	no Revolving Facility Loans are outstanding as at the date of the proposed payment of such dividend;

(iv)	for each £2.00 of dividends made by the Parent, £1.00 of the outstanding Facility A Loans are repaid pro rata across the Facility A Loans;

(v)	Leverage calculated on a pro forma basis to include the payment of the relevant dividend and its financing would be equal to or less than 1.50:1.

"Permitted Financial Indebtedness" means Financial Indebtedness:

(a)	arising under any Subordinated Indebtedness;

(b)	to the extent covered by a letter of credit, guarantee or indemnity issued under an Ancillary Facility;

(c)	arising under a foreign exchange transaction for spot or forward delivery entered into in connection with protection against fluctuation in currency rates where that foreign exchange exposure arises in the ordinary course of trade or in respect of Utilisations made in Optional Currencies, but not a foreign exchange transaction for investment or speculative purposes;

(d)	arising under a Permitted Loan or a Permitted Guarantee or is permitted by Clause 27.29 (Treasury Transactions);

(e)	of any person acquired by a member of the Group after the Relevant Date which is incurred under arrangements in existence at the date of acquisition, but not incurred or increased or having its maturity date extended in contemplation of, or since, that acquisition, and outstanding only for a period of 60 days following the date of acquisition;

(f)	under finance or capital leases of vehicles, plant, equipment or computers (other than Machines), provided that the aggregate capital value of all such items so leased under outstanding leases by members of the Group does not exceed:

(i)	£3,000,000 (or its Base Currency Equivalent) at any time;

(ii)	in respect of leases of vehicles, £1,500,000 (or its Base Currency Equivalent) at any time; and

(iii)	in respect of leases of IT equipment and computers, £1,500,000 (or its Base Currency Equivalent) at any time;

(g)	arising under BACS facilities arranged by a Lender in an aggregate amount which does not exceed £10,000,000;

(h)	under finance or capital leases in respect of Machines provided that the aggregate capital value of all such leases does not exceed £5,000,000 (or its Base Currency Equivalent) at any time;

(i)	permitted under the terms of Clause 27.36 (Intra Group transactions); and

(j)	not permitted by the preceding paragraphs or as a Permitted Transaction (and which is not owed directly or indirectly to any Investor) and the outstanding amount of which does not exceed £1,500,000 (or its Base Currency Equivalent) in aggregate for the Group at any time.

"Permitted Guarantee" means:

(a)	the endorsement of negotiable instruments in the ordinary course of trade;

(b)	any performance or similar bond guaranteeing performance by a member of the Group under any contract entered into in the ordinary course of trade;

(c)	any guarantee of Permitted Financial Indebtedness which is referred to in the definition of, or otherwise constitutes, Permitted Financial Indebtedness except under paragraph (d) of that definition and provided that Clause 27.36 (Intra Group transactions) is complied with;

(d)	any guarantee given in respect of the netting or set-off arrangements permitted pursuant to paragraph (b) of the definition of Permitted Security; and

(e)	any guarantee not permitted by the preceding paragraphs (and not being a guarantee in favour of, or in respect of liabilities of, Holdco or the Investors) where the underlying liability in respect of which the guarantee is given does not exceed £750,000 in aggregate at any time.

"Permitted Joint Venture" means any investment in any Joint Venture after the date of this Agreement where:

(a)	the business of the Joint Venture is similar to one in which the Group is active;

(b)	the investment is funded by one or more of:

(i)	a Permitted Share Issue;

(ii)	new Subordinated Indebtedness;

(iii)	Retained Excess Cash; or

(iv)	operating cashflow, provided that aggregate amount of investments in Joint Ventures made from operating cashflow in any 12 Month period shall not exceed £2,000,000; and

(c)	the aggregate of:

(i)	all amounts subscribed for shares in, lent to or invested in all such Joint Ventures by any member of the Group;

(ii)	the contingent liabilities of any member of the Group under any guarantee given in respect of the liabilities of any such Joint Venture; and

(iii)	the book value of any assets transferred by any member of the Group to any such Joint Venture,

does not exceed £5,000,000 at any time during the term of this Agreement (excluding investments in Joint Ventures made prior to the date of this Agreement).

"Permitted Loan" means:

(a)	any trade credit extended by any member of the Group to its customers on normal commercial terms and in the ordinary course of its trading activities;

(b)	Financial Indebtedness which is referred to in the definition of, or otherwise constitutes, Permitted Financial Indebtedness except under paragraph (d) of that definition and provided Clause 27.36 (Intra Group transactions) is complied with;

(c)	any Structural Intra-Group Loan made by the Parent to Bidco;

(d)	a loan made by a member of the Group to an employee or director of any member of the Group if the amount of that loan when aggregated with the amount of all loans to employees and directors by members of the Group does not exceed £500,000 (or its equivalent) at any time; and

(e)	any loan permitted by Clause 27.36 (Intra Group transactions);

(f)	a loan made by a member of the Group to an employee benefit trust established by a member of the Group provided that the aggregate principal amount of all such loans by members of the Group does not exceed £500,000 (or its equivalent) at any time; and

(g)	subject to the terms of the Intercreditor Agreement, a loan by the Parent to Holdco to enable Holdco to:

(i)	make payments of out-of-pocket expenses incurred by the directors of Holdco and any of its Holding Companies in an aggregate amount (when aggregated with any amounts under paragraph (b)(i) of the definition of “Permitted Distribution” and paragraph (b)(i) of Clause 27.19 (Holdco Loan Agreement)) not exceeding £12,000 in any Financial Year;

(ii)	make payments of directors' remuneration in an aggregate amount (when aggregated with any amounts paid to Holdco under paragraph (b)(ii) of the definition of "Permitted Distribution" and paragraph (b)(ii) of Clause 27.19 (Holdco Loan Agreement)) not exceeding US$350,000 (or its equivalent in any other currency) plus VAT (if any) in any Financial Year subject to an increase in each year equal to the increase (if any) in the retail prices index for the relevant year;

(iii)	fund a non-recurring arrangement fee paid to the original Investors or at their direction as specified in clause 6.3 of the form of Shareholders' Agreement delivered in accordance with Clause 4.1 (Initial conditions precedent);

(iv)	fund other administrative costs of Holdco and any of its Holding Companies in an aggregate amount (when aggregated with any amounts under paragraph (b)(iv) of the definition of “Permitted Distribution” and paragraph (b)(iv) of Clause 27.19 (Holdco Loan Agreement)) not exceeding £100,000 in any Financial Year; and

(v)	make any payment to enable or assist any Holding Company of the Parent (including, without limitation, Hydra) to pay any costs, fees or taxes (both initial and ongoing) in relation to a listing of all or any part of the share capital of Hydra on any investment exchange or any other sale or issue by way of flotation or initial public offering or any equivalent circumstances in relation to Hydra in any jurisdiction or country and such costs, fees or taxes in relation to such listing or sale or issue by way of flotation or initial public offering or equivalent circumstances, when aggregated with any amounts paid under paragraph (c) of the definition of "Permitted Distribution" not exceeding £2,500,000 in any Financial Year); and

"Permitted Security" means:

(a)	any lien arising by operation of law and in the ordinary course of trading and not as a result of any default or omission by any member of the Group and any other lien arising under any retention of title arrangements arising in the ordinary course of trading;

(b)	any netting or set-off arrangement contained in any Hedging Agreement and any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the Group (including an Ancillary Facility which is an overdraft comprising more than one account) but only so long as (i) such arrangement does not permit credit balances of Chargors to be netted or set-off against debit balances of members of the Group which are not Chargors and (ii) such arrangement does not give rise to other Security over the assets of Obligors in support of liabilities of members of the Group which are not Obligors;

(c)	any Security or Quasi-Security over or affecting any asset acquired by a member of the Group if:

(i)	the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(ii)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a member of the Group; and

(iii)	the Security or Quasi-Security is removed or discharged within three months of the date of acquisition of such asset;

(d)	any Security or Quasi-Security over or affecting any asset of any company which becomes a member of the Group, where the Security or Quasi-Security is created prior to the date on which that company becomes a member of the Group, if:

(i)	the Security or Quasi-Security was not created in contemplation of the acquisition of that company;

(ii)	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(iii)	the Security or Quasi-Security is removed or discharged within three months of that company becoming a member of the Group;

(e)	any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading and on the supplier's standard or usual terms and not arising as a result of any default or omission by any member of the Group;

(f)	any Quasi Security arising as a result of a disposal which is a Permitted Disposal;

(g)	any Security or Quasi-Security arising as a consequence of any finance or capital lease permitted pursuant to paragraph (f) of the definition of "Permitted Financial Indebtedness";

(h)	any Security arising as a result of any rent deposit in favour of a landlord in accordance with the terms of a lease in respect of Real Property entered into by a member of the Group in the ordinary course of trading;

(i)	any Security granted in favour of a supplier of Machines in respect of goods supplied to a member of the Group under any advance or deferred purchase agreements or any other financing arrangements provided by the supplier of such Machines or any third party introduced by such supplier of Machines, provided that the outstanding principal amounts of the indebtedness which has the benefit of such Security does not exceed £10,000,000 (provided that no more than £5,000,000 of such indebtedness shall be incurred in respect of Machines located in the UK and/or Italy;

(j)	any Security securing indebtedness (other than intra-Group indebtedness or indebtedness owed to Holdco or any Investor) the outstanding principal amount of which (when aggregated with the outstanding principal amount of any other indebtedness which has the benefit of Security given by any member of the Group other than any permitted under paragraphs (a) to (i) above) does not exceed £750,000 (or its Base Currency Equivalent); and

(k)	for a period beginning on the date of this Agreement and ending on the date 30 days following the date of this Agreement, any Security governed by the laws of Mexico or Spain given by a member of the Group pursuant to the Existing Facilities.

"Permitted Share Issue" means an issue of:

(a)	ordinary shares by the Parent to Holdco, paid for in full in cash upon issue and which by their terms are not redeemable on or prior to the Termination Date and where such shares are of the same class and on the same terms as those initially issued by the Parent; and

(b)	shares by a member of the Group (other than the Parent) which is a Subsidiary to its immediate Holding Company to the extent permitted by Clause 27.36 (Intra Group Transactions) and where (if the existing shares of the Subsidiary are the subject of the Transaction Security) the newly-issued shares also become subject to the Transaction Security on the same terms.

"Permitted Transaction" means:

(a)	any disposal required, Financial Indebtedness incurred, guarantee, indemnity or Security or Quasi-Security given, or other transaction arising, under the Finance Documents;

(b)	the solvent liquidation or reorganisation of any member of the Group which is not an Obligor or whose shares have not been charged or pledged by an Obligor so long as any payments or assets distributed as a result of such liquidation or reorganisation are distributed to other members of the Group; or

(c)	transactions (other than (i) any sale, lease, licence, transfer or other disposal and (ii) the granting or creation of Security, the incurring or permitting to subsist of Financial Indebtedness or the disposal of the shares of any member of the Group) conducted in the ordinary course of trading on arm's length terms.

“PIK Interest Period” has the meaning given to it in Clause 15 (Interest Periods).

“PIK Margin” means:

(a)	for the period up to and including 31 May 2016, 4.5 per cent per annum; and

(b)	thereafter, the percentage per annum set out below in the column opposite that Interest Period:

Interest Period	PIK Margin

1 June 2016 – 31 August 2016	5.0% p.a.

1 September 2016 – 30 November 2016	5.5% p.a.

1 December 2016 – 28 February 2017	6.0% p.a.

1 March 2017 – 31 May 2017	6.5% p.a.

1 June 2017 – 30 September 2017 and each three month period thereafter	7.0% p.a.

"Properties" means each of the properties listed in each Deed of Accession and Supplement Charge and any other Real Property acquired by an Obligor after the date of this Agreement.

"PSC Notice" means any of:

(a)	warning notice issued under paragraph 1 of Schedule 1B of the Act; or

b)	a restrictions notice issued under paragraph 1 of Schedule 1B of the Act.

"PSC Register" means a register of people with significant control as required under Part 21A of the Act.

"Qualifying Lender" has the meaning given to that term in Clause 18 (Tax gross-up and indemnities).

"Quarter Date" has the meaning given to that term in Clause 26.1 (Financial definitions).

"Quarterly Financial Statement" has the meaning given to that term in Clause 25 (Information undertakings).

"Quasi-Security" has the meaning given to that term in Clause 27.13 (Negative pledge).

"Quotation Day" means, in relation to any period for which an interest rate is to be determined:

(a)	(if the currency is sterling) the first day of that period;

(b)	(if the currency is euro) two TARGET Days before the first day of that period; or

(c)	(for any other currency) two Business Days before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

"Real Property" means:

(a)	any freehold, leasehold or immovable property; and

(b)	any buildings, fixtures, fittings, fixed plant or machinery from time to time situated on or forming part of that freehold, leasehold or immovable property.

"Receiver" means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

"Reference Bank Rate" means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks:

(a)	in relation to LIBOR, as the rate at which the relevant Reference Bank could borrow funds in the London interbank market; or

(b)	in relation to EURIBOR, as the rate at which the relevant Reference Bank could borrow funds in the European interbank market,

in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.

"Reference Banks" means, in relation to LIBOR the principal London offices of The Royal Bank of Scotland plc, Lloyds Bank plc and Barclays Bank PLC and, in relation to EURIBOR, the principal London offices of The Royal Bank of Scotland plc, Lloyds Bank plc and Barclays Bank PLC or such other banks as may be appointed by the Agent in consultation with the Parent.

“Refinancing Report” means a report relating to the financial due diligence prepared by PricewaterhouseCoopers LLP dated on or around the date of this Agreement.

“Regulatory Report” means a regulatory report prepared by DLA Piper UK LLP dated 19 November 2013.

"Related Fund" means:

(a)	in relation to a fund (the "first fund"), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund; and

(b)	in respect of Ares Management Limited Limited, includes Ares Capital Europe (Luxembourg) Sàrl.

"Relevant Date" means the First Utilisation Date.

"Relevant Entity" means any member of the Group which is required to keep a PSC Register and whose share capital will be the subject of security created by an Obligor under any Transaction Security Document.

"Relevant Interbank Market" means in relation to euro, the European interbank market and, in relation to any other currency, the London interbank market.

"Relevant Jurisdiction" means, in relation to an Obligor:

(a)	its jurisdiction of incorporation;

(b)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it.

"Relevant Period" has the meaning given to that term in Clause 26.1 (Financial definitions).

"Repayment Date" means a Facility A Repayment Date or the last day of an Interest Period for a Revolving Facility Loan.

"Repayment Instalment" means any one or more of the repayment instalments in relation to any Term Loan provided for in Clause 10.1 (Repayment of Term Loans).

"Repeating Representations" means each of the representations set out in Clause 24.2 (Status) to Clause 24.7 (Governing law and enforcement), Clause 24.11 (No default), paragraph (g) of Clause 24.12 (No misleading information), paragraphs (f) and (g) of Clause 24.13 (Original Financial Statements), Clause 24.19 (Ranking) to Clause 24.21 (Legal and beneficial ownership) and Clause 24.27 (Centre of main interests and establishments).

"Reports" means the Financial Reports, the Legal Due Diligence Report 2010, the Legal Due Diligence Report 2013, the Insurance Report, the Technology Report, the Market Reports, the Structure Memorandum, the Commercial Due Diligence Report, the Refinancing Report, the Regulatory Report and the 2016 Financial Due Diligence Report.

"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX

"Resignation Letter" means a letter substantially in the form set out in Schedule 8 (Form of Resignation Letter).

"Revolving Facility" means the revolving credit facility made available under this Agreement as described in sub-paragraph (a)(ii) of Clause 2.1 (The Facilities).

"Revolving Facility Commitment" means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading "Revolving Facility Commitment" in Part 1 or Part 2 of Schedule 1 (The Original Parties) and the Base Currency Amount of any other Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Lender, the amount in the Base Currency of any Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase), to the extent not cancelled, reduced or transferred by it under this Agreement.

"Revolving Facility Loan" means a loan made or to be made under the Revolving Facility or the principal amount outstanding for the time being of that loan.

"Revolving Facility Utilisation" means a Revolving Facility Loan.

"Rollover Loan" means one or more Revolving Facility Loans:

(a)	made or to be made on the same day that a maturing Revolving Facility Loan is due to be repaid; or

(b)	the aggregate amount of which is equal to or less than the amount of the maturing Revolving Facility Loan;

(c)	in the same currency as the maturing Revolving Facility Loan (unless it arose as a result of the operation of Clause 8.2 (Unavailability of a currency)); and

(d)	made or to be made to the same Borrower for the purpose of refinancing that maturing Revolving Facility Loan.

"Sanctioned Country" has the meaning given to it in Clause 24.34 (Sanctions).

"Sanctioned Person" has the meaning given to it in Clause 27.38 (Sanctions).

"Sanctions" has the meaning given to it in Clause 24.34 (Sanctions).

"Sanctions Authority" has the meaning given to it in Clause 24.32 (Sanctions).

"Screen Rate" means:

(a)	in relation to LIBOR, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate); and

(b)	in relation to EURIBOR, the euro interbank offered rate administered by the Banking Federation of the European Union (or any other person which takes over the administration of that rate) for the relevant period displayed on page EURIBOR01 of the Reuters screen (or any replacement Reuters page which displays that rate), or, in each case, on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Company and the Lenders.

"Secured Parties" means each Finance Party and any Receiver or Delegate.

"Security" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

"Selection Notice" means a notice substantially in the form set out in Part 2 of Schedule 3 (Requests) given in accordance with Clause 15 (Interest Periods) in relation to a Term Facility.

"Senior Management" means as at the 2016 Effective Date each and all of Luke Alvarez, Dave Wilson, Steven Holmes, Lee Gregory and Steve Rogers.

"Separate Loan" has the meaning given to that term in Clause 10.2 (Repayment of Revolving Facility Loans).

"Service Contract" [not restated].

"Shareholders' Agreement" means [not restated].

“Significant Disposal” means a “Significant Disposal” as defined in the Intercreditor Agreement.

"Signing Date" means the date of this Agreement.

"Spares" means replacement components, inputs and parts relating to any Machine.

"Specified Time" means a time determined in accordance with Schedule 11 (Timetables).

"Sponsor Affiliate" means Vitruvian Partners LLP ("Vitruvian") and MIHI LLC ("Macquarie"), each of their respective Affiliates, any trust of which Vitruvian or Macquarie or any of their respective Affiliates is a trustee, any partnership of which Vitruvian or Macquarie or any of their respective Affiliates is a partner and any trust, fund or other entity which is managed by, or is under the control of, Vitruvian or Macquarie any of their respective Affiliates provided that any such trust, fund or other entity which has been established solely for the purpose of making, purchasing or investing in loans or debt securities and which is managed or controlled independently from all other trusts, funds, or other entities managed or controlled by Vitruvian or Macquarie or any of their respective Affiliates which have been established for the primary or main purpose of investing in the share capital of companies shall not constitute a Sponsor Affiliate.

"Sterling" and "£" means the lawful currency of the UK.

"Structural Intra-Group Loan Agreement" means the loan agreement dated 6 July 2010 between the Parent (as lender) and Bidco (as borrower).

"Structural Intra-Group Loans" means the loan made or to be made by the Parent to Bidco pursuant to the Structural Intra-Group Loan Agreement and any other loans made by one member of the Group to another member of the Group specified in the Structure Memorandum.

"Structure Memorandum" means the structure paper entitled "Project Beer Tax acquisition structure report" and dated 29 April 2010 prepared by PricewaterhouseCoopers LLP.

"Subordinated Indebtedness" means Financial Indebtedness:

(a)	arising under the Structural Intra-Group Loan Agreements and the Holdco Loan Agreement in each case as in force on the date of this Agreement and in each case subject always to the terms of this Agreement and the Intercreditor Agreement; and

(b)	arising under any other loan from Holdco to the Parent:

(i)	which is on the same terms as the Holdco Loan Agreement and is no less subordinated in right of payment to the payment obligations of the Parent to the Finance Parties than the Financial Indebtedness referred to in paragraph (a) above; and

(ii)	which has no current pay interest or principal under in its terms,

and subject always to the terms of this Agreement and the Intercreditor Agreement.

"Subsidiary" means an entity of which a person:

(a)	has direct or indirect Control; or

(b)	owns directly or indirectly more than fifty per cent. (50%) of the share capital or similar right of ownership; or

(c)	is entitled to receive more than fifty per cent. (50%) of the dividends or distributions,

and any entity (whether or not so controlled) treated as a subsidiary in the latest financial statements of that person from time to time but excluding, in each case, any Joint Venture.

"Surplus Machines" means Machines that are redundant or obsolete or otherwise not required for the efficient operation of the Group's business (as determined by the relevant member of the Group acting reasonably and in good faith).

“Target” means Inspired Gaming Group Limited, a company incorporated under the laws of England and Wales with registered number 05804323.

"TARGET 2" means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 29 November 2007.

"TARGET Day" means any day on which TARGET 2 is open for the settlement of payments in euro.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Technology Report" means the technology due diligence report dated 25 March 2010 prepared by KPMG LLP.

"Term Facility" means Facility A.

"Term Lender" means a Lender under Facility A.

"Term Loan" means a Facility A Loan.

"Termination Date" means:

(a)	in relation to Facility A, 30 September 2019 (the "Facility A Termination Date"); and:

(b)	in relation to the Revolving Facility, the date 3 Months prior to the Facility A Termination Date or if earlier, the date of prepayment in full of Facility A.

"Total Commitments" means the aggregate of the Total Facility A Commitments and the Total Revolving Facility Commitments, being £90,000,000 as at the 2016 Effective Date.

"Total Facility A Commitments" means the aggregate of the Facility A Commitments, being £72,500,000 as at the 2016 Effective Date.

"Total Non-Super Senior RCF Commitments" means the aggregate of all Non-Super Senior RCF Commitments.

"Total Revolving Facility Commitments" means the aggregate of the Revolving Facility Commitments, being £17,500,000 as at the 2016 Effective Date.

"Transaction Costs" means all fees, costs and expenses, stamp, registration and other Taxes incurred (or required to be paid) by the Parent, Bidco or any other member of the Group in connection with the Transaction Documents.

"Transaction Documents" means the Finance Documents, the Shareholders' Agreement, the Holdco Loan Agreement, the Structural Intra-Group Loans, the articles of association of DMWSL 633 Limited, the Loan Note Instrument, the Service Contracts and the Constitutional Documents.

"Transaction Security" means the Security created or expressed to be created in favour of the Security Agent pursuant to the Transaction Security Documents.

"Transaction Security Documents" means the Debenture and each Deed of Accession and Supplemental Charge together with any other document entered into by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents.

"Transfer Certificate" means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Parent.

"Transfer Date" means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

"Treasury Transactions" means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

"UK" means the United Kingdom of Great Britain and Northern Ireland.

"Unpaid Sum" means any sum due and payable but unpaid by an Obligor under the Finance Documents.

"Updated Bank Base Case Model" means the financial forecasts prepared by [not restated] in agreed form relating to the Group and delivered to the Agent under Clause .4.1 (Initial conditions precedent).

"US" means the United States of America.

"US$" means the lawful currency for the time being of the US.

"US Tax Obligor" means:

(a)	a Borrower which is resident for tax purposes in the US; or

(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

"Utilisation" means a Loan.

"Utilisation Date" means the date on which a Utilisation is made.

"Utilisation Request" means a notice substantially in the relevant form set out in Schedule 3 (Requests).

"VAT" means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

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1.2	Construction

(a)	Unless a contrary indication appears, a reference in this Agreement to:

(i)	the "Agent", the "Arrangers", any "Finance Party", any "Hedge Counterparty", any "Lender", any "Obligor", any "Party", any "Secured Party", the "Security Agent" or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with the Finance Documents;

(ii)	a document in "agreed form" is a document which is previously agreed in writing by or on behalf of the Parent and the Agent or, if not so agreed, is in the form specified by the Agent;

(iii)	"assets" includes present and future properties, revenues and rights of every description;

(iv)	a "Finance Document" or a "Transaction Document" or any other agreement or instrument is a reference to that Finance Document or Transaction Document or other agreement or instrument as amended, novated, supplemented, extended or restated (in any case, however fundamentally) or novated;

(v)	"guarantee" means (other than in Clause 23 (Guarantee and Indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(vi)	"Guarantor", "Original Guarantor", "Additional Guarantor" and "this guarantee" shall not be construed restrictively and shall include the payment undertakings and indemnities contained in Clause 23 (Guarantee and Indemnity);

(vii)	"wholly owned subsidiary" means a company or corporation that has no members except for:

(1)	another company or corporation and that other company's or corporation's wholly-owned subsidiaries; or

(2)	persons acting on behalf of that other company or corporation and that other company's or corporation's wholly-owned subsidiaries.

(viii)	"including" and "in particular" shall not be construed restrictively but shall mean "including without prejudice to the generality of the foregoing" and "in particular, but without limitation";

(ix)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(x)	a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, joint venture, trust, consortium or partnership (whether or not having separate legal personality);

(xi)	a "regulation" includes any regulation, rule, official directive, request, or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, or department of any regulatory, self-regulatory or other authority or organisation;

(xii)	a provision of law is a reference to that provision as amended or re-enacted and any subordinate legislation made under it; and

(xiii)	a time of day is a reference to London time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Borrower providing "cash cover" for an Ancillary Facility means a Borrower paying an amount in the currency of the Ancillary Facility to an interest-bearing account in the name of the Borrower and the following conditions being met:

(i)	the account is with a Lender or other financial institution approved by the Security Agent (if the cash cover is to be provided for all the Lenders) or with a Lender or Ancillary Lender (if the cash cover is to be provided for that Lender or Ancillary Lender);

(ii)	until no amount is or may be outstanding under that Ancillary Facility, withdrawals from the account may only be made to pay a Finance Party amounts due and payable to it under this Agreement in respect of that Ancillary Facility; and

(iii)	the Borrower has executed a security document over that account, in form and substance satisfactory to the Security Agent or the Lender or Ancillary Lender with which that account is held, creating a first ranking security interest over that account.

(e)	A Default (other than an Event of Default) is "continuing" if it has not been remedied or waived and an Event of Default is "continuing" if it has not been waived.

(f)	A Borrower "repaying" or "prepaying" Ancillary Outstandings means:

(i)	that Borrower providing cash cover in respect of the Ancillary Outstandings;

(ii)	the maximum amount payable under the Ancillary Facility being reduced or cancelled in accordance with its terms; or

(iii)	the Ancillary Lender being satisfied that it has no further liability under that Ancillary Facility,

and the amount by which Ancillary Outstandings are, repaid or prepaid under sub-paragraphs (i) and (ii) above is the amount of the relevant cash cover or reduction.

(g)	An amount borrowed includes any amount utilised under an Ancillary Facility.

(h)	Any consent, waiver or approval required from a Finance Party under a Finance Document must be in writing and will be of no effect if not in writing.

(i)	Reference to a monetary sum specified in the Base Currency in Clause 24 (Representation), Clause 25 (Information Undertakings), Clause 26 (Financial Covenants), Clause 27 (General Undertakings), Clause 28 (Acquisition-related Undertakings and Additional Security) and/or Clause 29 (Events of Default) shall be deemed to include reference to the Base Currency Equivalent of such sum.

(j)	A certificate to be delivered by a director of any company shall be deemed to be delivered on behalf of that company and without personal liability save in the case of fraud or wilful misconduct.

(k)	A Liquidity Drawstop is continuing if following the occurrence of that Liquidity Drawstop the Parent has not delivered either (i) a Compliance Certificate, or (ii) any other certificate signed by two directors, one of whom shall be the Chief Financial Officer of the Group, in each case confirming that the Available Amount is not less than £5,000,000 and is projected to be not less than £5,000,000 at all times during the following 12 Month period.

1.3	Accounting Periods

(a)	Subject to paragraph (b) below, the terms "Financial Year", "quarter" and "month", when used in a financial reporting context, shall be construed to mean the relevant period (of a whole number of weeks) by reference to which the relevant person's relevant financial statements are sub-divided (being (i) in the case of a "month", an accounting period of four weeks, (ii) in the case of a "Financial Year", the period of 13 consecutive months comprising the annual accounts period ending with the accounting reference date on or around 30 September and (iii) in the case of a "quarter", the four accounting periods into which a financial year is divided comprising (respectively) the first four months, the next three months, the next three months and the final three months) provided that, in accordance with the Group's accounting practices a financial year and the last month and quarter of such financial year will periodically include an additional week. References to "30 September" in relation to a financial year and to a fixed date intended to mean the end of a financial period shall be construed, unless the context otherwise requires, as references to the accounting reference date in respect of that financial year falling on or about 30 September in the relevant financial year and, as the case may be, to the accounting reference date in respect of that financial period falling on or about that fixed date. In these circumstances, "annual", "quarterly" and "monthly" shall be construed accordingly.

(b)	The term "month" when used in any circumstances other than as described in paragraph (a) above shall have the meaning given to such term in Clause 1.1 (Definitions).

1.4	Third party rights

(a)	Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the "Third Parties Act") to enforce or enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

Section 2

The Facilities

2.	The Facilities

2.1	The Facilities

(a)	Subject to the terms of this Agreement, the Lenders make available:

(i)	a Base Currency term loan facility in an aggregate amount equal to the Total Facility A Commitments; and

(ii)	a multicurrency revolving credit facility in an aggregate amount the Base Currency Amount of which is equal to the Total Revolving Facility Commitments.

(b)	Facility A will be available to Bidco and the Revolving Facility will be available to all Borrowers.

(c)	Subject to the terms of this Agreement and the Ancillary Documents, an Ancillary Lender may make available an Ancillary Facility to any of the Borrowers in place of all or part of its Commitment under the Revolving Facility.

2.2	Increase

(a)	The Parent may by giving prior notice to the Agent by no later than the date falling 10 Business Days after the effective date of a cancellation of:

(i)	the Available Commitments of a Defaulting Lender in accordance with Clause 11.7 (Right of cancellation in relation to a Defaulting Lender); or

(ii)	the Commitments of a Lender in accordance with Clause 11.1 (Illegality),

request that the Total Commitments be increased (and the Total Commitments under that Facility shall be so increased) in an aggregate amount in the Base Currency of up to the amount of the Available Commitments or Commitments so cancelled as follows:

(iii)	the increased Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities (each an "Increase Lender") selected by the Parent (each of which shall not be a Sponsor Affiliate or a member of the Group and which is further acceptable to the Agent (acting reasonably)) and each of which confirms its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender;

(iv)	each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

(v)	each Increase Lender shall become a Party as a "Lender" and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(vi)	the Commitments of the other Lenders shall continue in full force and effect; and

(vii)	any increase in the Total Commitments shall take effect on the date specified by the Parent in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.

(b)	An increase in the Total Commitments will only be effective on:

(i)	the execution by the Agent of an Increase Confirmation from the relevant Increase Lender;

(ii)	in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase:

(1)	the Increase Lender entering into the documentation required for it to accede as a party to the Intercreditor Agreement; and

(2)	the performance by the Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender, the completion of which the Agent shall promptly notify to the Parent and the Increase Lender; and

(c)	Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(d)	The Parent shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee of £1,000 and the Parent shall promptly on demand pay the Agent and the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by either of them and, in the case of the Security Agent, by any Receiver or Delegate in connection with any increase in Commitments under this Clause 2.2.

(e)	The Parent may pay to the Increase Lender a fee in the amount and at the times agreed between the Parent and the Increase Lender in a Fee Letter.

(f)	Clause 30.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:

(i)	an "Existing Lender" were references to all the Lenders immediately prior to the relevant increase;

(ii)	the "New Lender" were references to that "Increase Lender"; and

(iii)	a "re-transfer" and "re-assignment" were references to respectively a "transfer" and "assignment".

2.3	Finance Parties' rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party’s participation in a Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

(c)	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

2.4	Obligors' Agent

(a)	Each Obligor (other than the Parent) by its execution of this Agreement or an Accession Deed irrevocably appoints the Parent to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)	the Parent on its behalf to supply all information concerning itself contemplated by the Finance Documents to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests), to execute on its behalf any Accession Deed, to make any agreements and to effect any amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Parent,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors' Agent or given to the Obligors' Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors' Agent and any other Obligor, those of the Obligors' Agent shall prevail.

3.	PURPOSE

3.1	Purpose

(a)	Bidco shall apply amounts borrowed by it under Facility A:

(i)	firstly, towards the refinancing of the Existing Facilities in full and payment of any Transaction Costs, in each case in accordance with the Funds Flow Statement; and

(ii)	thereafter, any amounts not applied pursuant to paragraph (a)(i) of this Clause 3.1 shall be applied towards the general corporate, working capital and capex purposes of the Group (including towards the cost of Machines, Machine inputs and/or components and labour costs of the Group, to the extent such labour costs are capitalised (but not towards acquisitions of companies, businesses or undertakings).

(b)	Each Borrower shall apply all amounts borrowed by it under the Revolving Facility and any utilisation of any Ancillary Facility towards the general corporate, working capital and capex purposes of the Group (including towards the cost of Machines, Machine inputs and/or components and labour costs of the Group, to the extent such labour costs are capitalised) (but not towards acquisitions of companies, businesses or undertakings or prepayment of any Term Loan or, in the case of any utilisation of any Ancillary Facility, towards prepayment of any Revolving Facility Utilisation).

3.2	[Intentionally blank]

3.3	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	Conditions of utilisation

4.1	Initial conditions precedent

The Lenders will only be obliged to comply with Clause 5.5 (Lenders' participation) in relation to any Utilisation if on or before the First Utilisation Date, the Agent has received or waived in writing all of the documents and other evidence listed in Part 1 of Schedule 2 (Conditions Precedent to be satisfied on or before First Utilisation), in each case in form and substance satisfactory to the Agent. The Agent shall notify the Obligors' Agent and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

Subject to Clause 4.1 (Initial conditions precedent), the Lenders will only be obliged to comply with Clause 5.5 (Lenders' participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	in the case of a Rollover Loan, no Declared Default has occurred and, in the case of any other Utilisation, no Event of Default is continuing or would result from the proposed Utilisation;

(b)	in relation to any Utilisation on the First Utilisation Date, all the representations and warranties in Clause 24 (Representations) or, in relation to any other Utilisation the Repeating Representations, to be made by each Obligor are true

(c)	in the case of any Utilisation of the Revolving Facility other than a Rollover Loan no Liquidity Drawstop has occurred and is continuing.

4.3	[Intentionally blank]

4.4	Conditions relating to Optional Currencies

(a)	A currency will constitute an Optional Currency in relation to a Revolving Facility Utilisation if:

(i)	it is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market (at the Specified Time or, if later, on the date the Agent receives the relevant Utilisation Request) and the Utilisation Date for that Utilisation; and

(ii)	it is euro or has been approved by the Agent (acting on the instructions of all the Lenders) on or prior to receipt by the Agent of the relevant Utilisation Request for that Utilisation.

(b)	If the Agent has received a written request from the Parent for a currency to be approved under sub-paragraph (a)(ii) above, the Agent will confirm to the Parent by the Specified Time:

(i)	whether or not the Lenders have granted their approval; and

(ii)	if approval has been granted, the minimum amount for any subsequent Utilisation in that currency.

4.5	Maximum number of Utilisations

(a)	A Borrower (or the Obligors' Agent) may not deliver a Utilisation Request if as a result of the proposed Utilisation:

(i)	five or more Facility A Loans would be outstanding; or

(ii)	15 or more Revolving Facility Utilisations would be outstanding.

(b)	A Borrower (or the Obligors' Agent) may not request that a Facility A Loan be divided if, as a result of the proposed division, five or more Facility A Loans would be outstanding.

(c)	Any Loan made by a single Lender under Clause 8.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.5.

(d)	Any Separate Loan shall not be taken into account in this Clause 4.5.

Section 3

Utilisation

5.	Utilisation - Loans

5.1	Delivery of a Utilisation Request

A Borrower (or the Obligors' Agent on its behalf) may utilise a Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request for Loans

(a)	Each Utilisation Request for a Loan is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Facility to be utilised;

(ii)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(iii)	the currency and amount of the Utilisation comply with Clause 5.4 (Currency and amount);

(iv)	the proposed Interest Period complies with Clause 15 (Interest Periods);

(b)	Multiple Utilisations may be requested in a Utilisation Request where the proposed Utilisation Date is the Relevant Date. Only one Utilisation may be requested in each subsequent Utilisation Request.

5.3	[Intentionally blank]

5.4	Currency and amount

(a)	The currency specified in a Utilisation Request must be:

(i)	in relation to a Term Facility, the Base Currency; and

(ii)	in relation to the Revolving Facility, the Base Currency or an Optional Currency.

(b)	The amount of the proposed Utilisation must be:

(i)	for Facility A a minimum of £250,000 or, if less, the Available Facility; or

(ii)	[Intentionally blank]

(iii)	[Intentionally blank]

(iv)	for the Revolving Facility:

(1)	if the currency selected is the Base Currency, a minimum of £250,000 or, if less, the Available Facility; or

(2)	if the currency selected is Euro, a minimum of €350,000 or, if less, the Available Facility; or

(3)	if the currency selected is an Optional Currency other than Euro, the minimum amount specified by the Agent pursuant to sub-paragraph (b)(ii) of Clause 4.4 (Conditions relating to Optional Currencies) or, if less, the Available Facility.

5.5	Lenders' participation

(a)	If the conditions set out in this Agreement have been met, and subject to Clause 10.2 (Repayment of Revolving Facility Loans) each Lender shall make its participation in each Loan available, by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender's participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Agent shall determine the Base Currency Amount of each Revolving Facility Loan which is to be made in an Optional Currency and notify each Lender of the amount, currency and the Base Currency Amount of each Loan and the amount of its participation in that Loan by the Specified Time.

5.6	Limitations on Utilisations

(a)	The Revolving Facility shall not be utilised unless Facility A has been utilised in full.

(b)	Facility A may only be utilised on the First Utilisation Date.

(c)	Revolving Facility Commitments which become Non-Super Senior RCF Commitments pursuant to Clause 26.5 (Option to cure: Term Lenders) shall not be capable of being redrawn.

5.7	Cancellation of Commitment

(a)	The Facility A Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for Facility A.

(b)	[Intentionally blank]

(c)	The Revolving Facility Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for the Revolving Facility.

6.	Intentionally blank

7.	Intentionally blank

8.	Optional currencies

8.1	Selection of currency

A Borrower (or the Obligors' Agent on its behalf) shall select the currency of a Revolving Facility Utilisation in a Utilisation Request.

8.2	Unavailability of a currency

If before the Specified Time on any Quotation Day:

(a)	a Lender notifies the Agent that the Optional Currency requested is not readily available to it in the amount required; or

(b)	a Lender notifies the Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it,

the Agent will give notice to the relevant Borrower (or the Obligors' Agent on its behalf) to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 8.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender's proportion of the Base Currency Amount, or in respect of a Rollover Loan, an amount equal to that Lender's proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

8.3	Agent's calculations

Each Lender's participation in a Loan will be determined in accordance with paragraph (b) of Clause 5.5 (Lenders' participation).

9.	Ancillary Facilities

9.1	Type of Facility

An Ancillary Facility may be by way of:

(a)	an overdraft facility;

(b)	a guarantee, bonding, documentary or stand-by letter of credit facility;

(c)	a short-term loan facility;

(d)	a derivatives facility;

(e)	credit card facilities;

(f)	a foreign exchange facility; or

(g)	any other facility or accommodation required in connection with the business of the Group and which is agreed by the Parent with an Ancillary Lender.

9.2	Availability

(a)	If the Parent and a Lender agree and except as otherwise provided in this Agreement, the Lender may provide an Ancillary Facility on a bilateral basis in place of all or part of that Lender's unutilised Revolving Facility Commitment (which shall (except for the purposes of determining the Majority Lenders and of Clause 42.4 (Replacement of Lenders)) be reduced by the amount of the Ancillary Commitment under that Ancillary Facility).

(b)	An Ancillary Facility shall not be made available unless, not later than 5 Business Days prior to the Ancillary Commencement Date for an Ancillary Facility, the Agent has received from the Parent:

(i)	a notice in writing requesting the establishment of an Ancillary Facility and specifying:

(1)	the proposed Borrower(s) which may use the Ancillary Facility;

(2)	the proposed Ancillary Commencement Date and expiry date of the Ancillary Facility;

(3)	the proposed type of Ancillary Facility to be provided;

(4)	the proposed Ancillary Lender;

(5)	the proposed Ancillary Commitment, the maximum amount of the Ancillary Facility and, if the Ancillary Facility is an overdraft facility comprising more than one account the maximum gross amount (that amount being the "Designated Gross Amount") and its maximum net amount (that amount being the "Designated Net Amount"); and

(6)	the proposed currency of the Ancillary Facility (if not denominated in the Base Currency);

(ii)	a copy of the proposed Ancillary Document; and

(iii)	any other information which the Agent may reasonably request in connection with the Ancillary Facility.

The Agent shall promptly notify the Parent, the Ancillary Lender and the other Lenders of the establishment of an Ancillary Facility.

No amendment or waiver of a term of any Ancillary Facility shall require the consent of any Finance Party other than the relevant Ancillary Lender unless such amendment or waiver itself relates to or gives rise to a matter which would require an amendment of or under this Agreement (including, for the avoidance of doubt, under this Clause). In such a case, the provisions of this Agreement with regard to amendments and waivers will apply.

(c)	Subject to compliance with paragraph (b) above:

(i)	the Lender concerned will become an Ancillary Lender; and

(ii)	the Ancillary Facility will be available,

with effect from the date agreed by the Parent and the Ancillary Lender.

9.3	Terms of Ancillary Facilities

(a)	Except as provided below, the terms of any Ancillary Facility will be those agreed by the Ancillary Lender and the Parent.

(b)	However, those terms:

(i)	must be based upon normal commercial terms at that time (except as varied by this Agreement);

(ii)	may allow only Borrowers to use the Ancillary Facility;

(iii)	may not allow the Ancillary Outstandings to exceed the Ancillary Commitment;

(iv)	may not allow the Ancillary Commitment of a Lender to exceed the Available Commitment of that Lender with respect to the Revolving Facility; and

(v)	must require that the Ancillary Commitment is reduced to nil, and that all Ancillary Outstandings are repaid (or cash cover provided in respect of all the Ancillary Outstandings) not later than the Termination Date for the Revolving Facility (or such earlier date as the Revolving Facility Commitment of the relevant Lender (or its Affiliate) is reduced to zero).

(c)	If there is any inconsistency between any term of an Ancillary Facility and any term of this Agreement, this Agreement shall prevail except for:

(i)	Clause 39.3 (Day count convention) which shall not prevail for the purposes of calculating fees, interest or commission relating to an Ancillary Facility; and

(ii)	an Ancillary Facility comprising more than one account where the terms of the Ancillary Documents shall prevail; and

(iii)	where the relevant term of this Agreement would be contrary to, or inconsistent with, the law governing the relevant Ancillary Document, in which case that term of this Agreement shall not prevail.

(d)	Interest, commission and fees on Ancillary Facilities are dealt with in Clause 17.6 (Interest, commission and fees on Ancillary Facilities).

9.4	Repayment of Ancillary Facilities

(a)	An Ancillary Facility shall cease to be available on the Termination Date in relation to the Revolving Facility or such earlier date on which its expiry date occurs or on which it is cancelled in accordance with the terms of this Agreement.

(b)	If an Ancillary Facility expires in accordance with its terms the Ancillary Commitment of the Ancillary Lender shall be reduced to zero (and its Revolving Facility Commitment shall be increased accordingly).

(c)	No Ancillary Lender may demand repayment or prepayment of any amounts or demand cash cover for any liabilities made available or incurred by it under its Ancillary Facility (except where the Ancillary Facility is provided on a net limit basis to the extent required to bring any gross outstandings down to the net limit) unless:

(i)	the Total Revolving Facility Commitments have been cancelled in full, or all outstanding Utilisations under the Revolving Facility have become due and payable in accordance with the terms of this Agreement, or the Agent has declared all outstanding Utilisations under the Revolving Facility immediately due and payable or the expiry date of the Ancillary Facility occurs; or

(ii)	it becomes unlawful in any applicable jurisdiction for the Ancillary Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in its Ancillary Facility; or

(iii)	the Ancillary Outstandings (if any) under that Ancillary Facility can be refinanced by a Revolving Facility Utilisation and the Ancillary Lender gives sufficient notice to enable a Revolving Facility Utilisation to be made to refinance those Ancillary Outstandings.

(d)	For the purposes of determining whether or not the Ancillary Outstandings under an Ancillary Facility mentioned in sub-paragraph (c)(iii) above can be refinanced by a Utilisation of the Revolving Facility:

(i)	the Revolving Facility Commitment of the Ancillary Lender will be increased by the amount of its Ancillary Commitment; and

(ii)	the Utilisation may (so long as sub-paragraph (c)(i) above does not apply) be made irrespective of whether a Default is outstanding or any other applicable condition precedent is not satisfied (but only to the extent that the proceeds are solely applied in refinancing those Ancillary Outstandings) and irrespective of whether Clause 4.5 (Maximum number of Utilisations) or sub-paragraph (a)(iii) of Clause 5.2 (Completion of a Utilisation Request for Loans) applies.

(e)	On the making of a Utilisation of the Revolving Facility to refinance Ancillary Outstandings:

(i)	each Lender will participate in that Utilisation in an amount (as determined by the Agent) which will result as nearly as possible in the aggregate amount of its participation in the Revolving Facility Utilisations then outstanding bearing the same proportion to the aggregate amount of the Revolving Facility Utilisations then outstanding as its Revolving Facility Commitment bears to the Total Revolving Facility Commitments; and

(ii)	the relevant Ancillary Facility shall be cancelled.

(f)	In relation to an Ancillary Facility which comprises an overdraft facility where a Designated Net Amount has been established, the Ancillary Lender providing that Ancillary Facility shall only be obliged to take into account for the purposes of calculating compliance with the Designated Net Amount those credit balances which it is permitted to take into account by the then current law and regulations in relation to its reporting of exposures to the Financial Services Authority as netted for capital adequacy purposes.

9.5	Ancillary Outstandings

Each Borrower and each Ancillary Lender agrees with and for the benefit of each Lender that:

(a)	the Ancillary Outstandings under any Ancillary Facility provided by that Ancillary Lender shall not exceed the Ancillary Commitment applicable to that Ancillary Facility and where the Ancillary Facility is an overdraft facility comprising more than one account, Ancillary Outstandings under that Ancillary Facility shall not exceed the Designated Net Amount in respect of that Ancillary Facility; and

(b)	where all or part of the Ancillary Facility is an overdraft facility comprising more than one account, the Ancillary Outstandings (calculated on the basis that the words in brackets in paragraph (a) of the definition of that term were deleted) shall not exceed the Designated Gross Amount applicable to that Ancillary Facility.

9.6	Adjustment for Ancillary Facilities upon acceleration

In this Clause 9.6:

"Revolving Outstandings" means, in relation to a Lender, the aggregate of the equivalent in the Base Currency of (i) its participation in each Revolving Facility Utilisation then outstanding (together with the aggregate amount of all accrued interest, fees and commission owed to it as a Lender under the Revolving Facility), and (ii) if the Lender is also an Ancillary Lender, the Ancillary Outstandings in respect of Ancillary Facilities provided by that Ancillary Lender (together with the aggregate amount of all accrued interest, fees and commission owed to it as an Ancillary Lender in respect of the Ancillary Facility).

"Total Revolving Outstandings" means the aggregate of all Revolving Outstandings.

(a)	If a notice is served under Clause 29.22 (Acceleration) (other than a notice declaring Utilisations to be due on demand), each Lender and each Ancillary Lender shall promptly adjust by corresponding transfers (to the extent necessary) their claims in respect of amounts outstanding to them under the Revolving Facility and each Ancillary Facility to ensure that after such transfers the Revolving Outstandings of each Lender bear the same proportion to the Total Revolving Outstandings as such Lender's Revolving Facility Commitment bears to the Total Revolving Facility Commitments, each as at the date the notice is served under Clause 29.22 (Acceleration).

(b)	If an amount outstanding under an Ancillary Facility is a contingent liability and that contingent liability becomes an actual liability or is reduced to zero after the original adjustment is made under paragraph (a) above, then each Lender and Ancillary Lender will make a further adjustment by corresponding transfers (to the extent necessary) to put themselves in the position they would have been in had the original adjustment been determined by reference to the actual liability or, as the case may be, zero liability and not the contingent liability.

(c)	Prior to the application of the provisions of paragraph (a) above, an Ancillary Lender that has provided an overdraft comprising more than one account under an Ancillary Facility shall set-off any liabilities owing to it under such overdraft facility against credit balances on any account comprised in such overdraft facility.

(d)	All calculations to be made pursuant to this Clause 9.6 shall be made by the Agent based upon information provided to it by the Lenders and Ancillary Lenders.

9.7	Information

Each Borrower and each Ancillary Lender shall, promptly upon request by the Agent, supply the Agent with any information relating to the operation of an Ancillary Facility (including the Ancillary Outstandings) as the Agent may reasonably request from time to time. Each Borrower consents to all such information being released to the Agent and the other Finance Parties.

9.8	Affiliates of Lenders as Ancillary Lenders

(a)	Subject to the terms of this Agreement, an Affiliate of a Lender may become an Ancillary Lender. In such case, the Lender and its Affiliate shall be treated as a single Lender whose Revolving Facility Commitment is the amount set out opposite the relevant Lender's name in Part 2 or Part 3 of Schedule 1 (The Original Parties) and/or the amount of any Revolving Facility Commitment transferred to, or assumed by, that Lender under this Agreement, to the extent (in each case) not cancelled, reduced or transferred by it under this Agreement. For the purposes of calculating the Lender's Available Commitment with respect to the Revolving Facility, the Lender's Commitment shall be reduced to the extent of the aggregate of the Ancillary Commitments of its Affiliates.

(b)	The Parent shall specify any relevant Affiliate of a Lender in any notice delivered by the Parent to the Agent pursuant to sub-paragraph (b)(i) of Clause 9.2 (Availability).

(c)	An Affiliate of a Lender which becomes an Ancillary Lender shall accede to the Intercreditor Agreement as an Ancillary Lender and any person which so accedes to the Intercreditor Agreement shall, at the same time, become a party to this Agreement as an Ancillary Lender in accordance with clause 18.10 (Creditor/Agent Accession Undertaking) of the Intercreditor Agreement.

(d)	If a Lender assigns all of its rights and benefits or transfers all of its rights and obligations to a New Lender (as defined in Clause 30 (Changes to the Lenders)), its Affiliate shall cease to have any obligations under this Agreement or any Ancillary Document.

(e)	Where this Agreement or any other Finance Document imposes an obligation on an Ancillary Lender and the relevant Ancillary Lender is an Affiliate of a Lender which is not a party to that document, the relevant Lender shall ensure that the obligation is performed by that Affiliate.

9.9	Revolving Facility Commitment amounts

Notwithstanding any other term of this Agreement, each Lender shall ensure that at all times its Revolving Facility Commitment is not less than its Ancillary Commitment and (where that Lender's Affiliate is making Ancillary Facilities available) the aggregate of its own Ancillary Commitment (if any) and the Ancillary Commitment of that Affiliate.

Section 4

Repayment, Prepayment and Cancellation

10.	Repayment

10.1	Repayment of Term Loans

(a)	Bidco shall repay the aggregate Facility A Loans in full on the Termination Date.

(b)	[Intentionally blank]

(c)	The Borrowers may not reborrow any part of a Term Facility which is repaid.

10.2	Repayment of Revolving Facility Loans

(a)	Subject to paragraph (c) below, each Borrower which has drawn a Revolving Facility Loan shall repay that Loan on the last day of its Interest Period.

(b)	Without prejudice to each Borrower's obligation under paragraph (a) above, if one or more Revolving Facility Loans are to be made available to a Borrower:

(i)	on the same day that a maturing Revolving Facility Loan is due to be repaid by that Borrower;

(ii)	in the same currency as the maturing Revolving Facility Loan (unless it arose as a result of the operation of Clause 8.2 (Unavailability of a currency)); and

(iii)	in whole or in part for the purpose of refinancing the maturing Revolving Facility Loan;

the aggregate amount of the new Revolving Facility Loans shall be treated as if applied in or towards repayment of the maturing Revolving Facility Loan so that:

(A)	if the amount of the maturing Revolving Facility Loan exceeds the aggregate amount of the new Revolving Facility Loans:

(1)	the relevant Borrower will only be required to pay an amount in cash in the relevant currency equal to that excess; and

(2)	each Lender's participation (if any) in the new Revolving Facility Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender's participation (if any) in the maturing Revolving Facility Loan and that Lender will not be required to make its participation in the new Revolving Facility Loans available in cash; and

(B)	if the amount of the maturing Revolving Facility Loan is equal to or less than the aggregate amount of the new Revolving Facility Loans:

(3)	the relevant Borrower will not be required to make any payment in cash; and

(4)	each Lender will be required to make its participation in the new Revolving Facility Loans available in cash only to the extent that its participation (if any) in the new Revolving Facility Loans exceeds that Lender's participation (if any) in the maturing Revolving Facility Loan and the remainder of that Lender's participation in the new Revolving Facility Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender's participation in the maturing Revolving Facility Loan.

(c)	At any time when a Lender becomes a Defaulting Lender, the maturity date of each of the participations of that Lender in the Revolving Facility Loans then outstanding will be automatically extended to the Termination Date in relation to the Revolving Facility and will be treated as separate Revolving Facility Loans (the "Separate Loans") denominated in the currency in which the relevant participations are outstanding.

(d)	A Borrower to whom a Separate Loan is outstanding may prepay that Loan by giving not less than 10 Business Days' prior notice to the Agent. The Agent will forward a copy of a prepayment notice received in accordance with this paragraph (d) to the Defaulting Lender concerned as soon as practicable on receipt.

(e)	Interest in respect of a Separate Loan will accrue for successive Interest Periods selected by the Borrower by the time and date specified by the Agent (acting reasonably) and will be payable by that Borrower to the Defaulting Lender on the last day of each Interest Period of that Loan.

(f)	The terms of this Agreement relating to Revolving Facility Loans generally (including Clause 4 (Conditions of utilisation)) shall continue to apply to Separate Loans other than to the extent inconsistent with paragraphs (c) to (e) above, in which case those paragraphs shall prevail in respect of any Separate Loan.

11.	Illegality, voluntary prepayment and cancellation

11.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Utilisation:

(a)	that Lender, shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Obligors' Agent, the Commitment of that Lender will be immediately cancelled; and

(c)	each Borrower shall repay that Lender's participation in the Utilisations made to that Borrower on the last day of the Interest Period for each Utilisation occurring after the Agent has notified the Obligors' Agent or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and shall procure that if that Lender (or its Affiliate) is also an Ancillary Lender, all Ancillary Outstandings owed to it are also fully repaid.

11.2	[Intentionally blank]

11.3	Voluntary cancellation

(a)	Subject to paragraphs (b) and (c) below the Obligors' Agent may, if it gives the Agent not less than 5 Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of £100,000) of an Available Facility. Any cancellation under this Clause 11.3 shall reduce the Commitments of the Lenders rateably under that Facility.

(b)	[Intentionally blank]

(c)	Any notice of cancellation of the Available Commitments with respect to the Revolving Facility delivered at any time while Loans under any other Facility remain outstanding and/or other Commitments remain uncancelled must be accompanied by evidence, in form and substance satisfactory to the Majority Lenders (acting reasonably) that the Group will have sufficient working capital facilities available to it following such cancellation.

11.4	Voluntary prepayment of Term Loans

(a)	A Borrower to which a Term Loan has been made may, if it or the Obligors' Agent gives the Agent not less than 5 Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of that Term Loan (but, if in part, being an amount that reduces the Base Currency Amount of that Term Loan by a minimum amount of £100,000).

(b)	A Term Loan may only be prepaid after the last day of the Availability Period relating to the relevant Term Loan (or, if earlier, the day on which the applicable Available Facility is zero).

(c)	A Facility A Loan may not be prepaid pursuant to paragraph (a) above unless:

(i)	subject to paragraph (iii) below, the prepayment is being made in accordance with Clause 26.4 (Equity cure);

(ii)	all Revolving Facility Loans have been prepaid and all Available Commitments under the Revolving Facility cancelled;

(iii)	the amount prepaid, when aggregated with all amounts applied in prepayment of Facility A in accordance with paragraph (d) of Clause 12.3 (Application of Mandatory Prepayment), any amounts prepaid pursuant to Clause 26.4 (Equity cure) and all other amounts prepaid pursuant to this paragraph (iii), does not exceed £5,000,000 in any Financial Year; or

(iv)	the Majority Revolving Facility Lenders have given their prior consent to such prepayment.

11.5	Voluntary prepayment of Revolving Facility Utilisations

A Borrower to which a Revolving Facility Utilisation has been made may, if it or the Obligors' Agent gives the Agent not less than 5 Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Revolving Facility Utilisation (but if in part, being an amount that reduces the Base Currency Amount of the Revolving Facility Utilisation by a minimum amount of £50,000), provided that no Borrower shall repay any of the Non-Super Senior RCF Commitments unless all other Revolving Facility Commitments have been repaid and cancelled in full.

11.6	Right of cancellation and repayment in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 18.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Obligors' Agent or an Obligor under Clause 18.3 (Tax indemnity) or Clause 19.1 (Increased costs),

the Obligors' Agent may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender's participation in the Utilisations.

(b)	On receipt of a notice referred to in sub-paragraphs (a)(i) or (ii) above in relation to a Lender, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Obligors' Agent has given notice under sub-paragraphs (a)(i) or (ii) above in relation to a Lender (or, if earlier, the date specified by the Obligors' Agent in that notice), each Borrower to which a Utilisation is outstanding shall repay that Lender's participation in that Utilisation together with all interest and other amounts accrued under the Finance Documents.

11.7	Right of cancellation in relation to a Defaulting Lender

(a)	If any Lender becomes a Defaulting Lender, the Parent may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent 5 Business Days' notice of cancellation of each Available Commitment of that Lender.

(b)	On the notice referred to in paragraph (a) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(c)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

12.	Mandatory prepayment

12.1	Exit

(a)	[Intentionally left blank]

(b)	Upon the occurrence of:

(i)	[Intentionally left blank]

(ii)	a Change of Control; or

(iii)	the sale of all or substantially all of the assets of the Group whether in a single transaction or a series of related transactions,

the Facilities will be cancelled and all outstanding Utilisations and Ancillary Outstandings, together with accrued interest, and all other amounts accrued under the Finance Documents, shall become immediately due and payable. The Hydra Transaction shall not cause the mandatory prepayment requirement set out under this Clause 12.1(b)(iii) (Exit) to apply.

12.2	Disposal, Insurance and Claim Proceeds and Excess Cashflow

(a)	For the purposes of this Clause 12.2, Clause 12.3 (Application of mandatory prepayments) and Clause 12.4 (Mandatory Prepayment Accounts and Holding Accounts):

"Claim Proceeds" means the proceeds of a claim, recovery or refund (a "Recovery Claim") against the provider of any Report (in its capacity as a provider of that Report) except for Excluded Claims Proceeds, and after deducting:

(i)	any reasonable expenses which are incurred by any member of the Group to persons who are not members of the Group; and

(ii)	any Tax incurred and required to be paid by a member of the Group (as reasonably determined by the relevant member of the Group on the basis of existing rates and taking into account any available credit, deduction or allowance), in each case in relation to that Recovery Claim.

"Core Jurisdiction" means each of the UK and Italy.

"Disposal" means a sale, lease, licence, transfer, loan or other disposal by a person of any asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions).

"Disposal Proceeds" means the cash consideration receivable by any member of the Group (including any amount receivable in repayment of intercompany debt) for any Disposal made by any member of the Group except for Excluded Disposal Proceeds and after deducting:

(i)	any reasonable expenses which are incurred by any member of the Group with respect to that Disposal to persons who are not members of the Group;

(ii)	any Tax incurred and required to be paid by the seller in connection with that Disposal (as reasonably determined by the seller, on the basis of existing rates and taking account of any available credit, deduction or allowance); and

(iii)	any amount paid or reasonably expected to be required to be paid by a member of the Group following negotiations in good faith with the trustee of the applicable pension scheme to that pension scheme trustee in connection with a Disposal.

"Excluded Claims Proceeds" means any proceeds of a Recovery Claim which the Parent notifies the Agent are, or are to be applied:

(i)	to satisfy (or reimburse a member of the Group which has discharged) any liability, charge or claim upon a member of the Group by a person which is not a member of the Group;

(ii)	in the replacement, reinstatement and/or repair of assets of members of the Group which have been lost, destroyed or damaged; or

(iii)	in compensating a member of the Group for any deficiency in working capital or in making good any other deficiency in assets, in each case where a Recovery Claim is made for that purpose,

in each case as a result of the events or circumstances giving rise to that Recovery Claim, if those proceeds are so applied within 180 days (or legally committed to be applied within 180 days of receipt and actually applied within 365 days of receipt), or such longer period as the Majority Lenders may agree, after receipt.

"Excluded Disposal Proceeds" means:

(i)	Disposal Proceeds which have been derived from a Disposal permitted by Clause 27.36 (Intra-Group transactions) or of a type described in paragraphs (a), (b), (d) (but only if and to the extent that such Disposal is in exchange for other Cash Equivalent Investments), (e), (f), (j) or (k) of the definition of "Permitted Disposal";

(ii)	in respect of a Disposal permitted by paragraph (g) of the definition of Permitted Disposal, an amount not exceeding the lower of:

(1)	10 per cent of those Disposal Proceeds; and

(2)	£3,000,000,

provided such Disposal Proceeds are applied towards an acquisition permitted by paragraph (h) of the definition of "Permitted Acquisition" within 180 days after receipt (or legally committed to be applied within 180 days of receipt and actually applied within 365 days of receipt) or such longer period as the Majority Lenders may agree;

(iii)	any Disposal Proceeds in respect of a Disposal permitted by paragraph (g) of the definition of Permitted Disposal which are applied towards an acquisition with the written consent of the Agent (acting on the instructions of the Majority Lenders acting reasonably and in consultation with the Parent in good faith) within 180 days after receipt (or legally committed to be applied within 180 days of receipt and actually applied within 365 days of receipt) or such longer period as the Majority Lenders may agree;

(iv)	any other Disposal Proceeds (other than, for the avoidance of doubt, in respect of a Disposal permitted by paragraph (b), (g) or (h) of the definition of Permitted Disposal) which are applied towards the purchase of replacement assets of the same general nature as those disposed of (including Machines purchased with the proceeds of a disposal of Machines under paragraph (c) of the definition of Permitted Disposal) within 15 months after receipt, in the case of Machines, or in the case of other disposals, 12 months after receipt (or legally committed to be applied within 12 months of receipt and actually applied within 18 months of receipt) or such longer period as the Majority Lenders may agree provided that any such replacement assets shall be located in either the same jurisdiction as the assets disposed of or in a Core Jurisdiction; and

(v)	any Disposal Proceeds which do not exceed £500,000 in aggregate in any Financial Year of the Parent.

"Excluded Insurance Proceeds" means any proceeds of an insurance claim:

(i)	which the Parent notifies the Agent are, or are to be applied:

(1)	to meet a third party claim; or

(2)	to cover operating losses in respect of which the relevant insurance claim was made; or

(3)	to the replacement, reinstatement and/or repair of the assets or otherwise in amelioration of the loss in respect of which the relevant insurance claim was made,

in each case as soon as possible (but in any event within 180 days after receipt (or legally committed to be applied within 180 days after receipt and actually applied within 365 days of receipt), or such longer period as the Majority Lenders may agree); and

(ii)	which do not exceed £500,000 in aggregate in any Financial Year of the Parent.

"Insurance Proceeds" means the proceeds of any insurance claim received by any member of the Group except for Excluded Insurance Proceeds and after deducting any reasonable expenses in relation to that claim which are incurred by any member of the Group to persons who are not members of the Group.

(b)	Subject to Clause 13.5 (Adjustment of Mandatory Prepayments) of the Intercreditor Agreement the Parent shall ensure that the Borrowers prepay Utilisations in the following amounts at the times and in the order of application contemplated by Clause 12.3 (Application of mandatory prepayments):

(i)	the amount of Claim Proceeds;

(ii)	the amount of Disposal Proceeds;

(iii)	the amount of Insurance Proceeds; and

(iv)	the amount equal to the Relevant Percentage of the amount of Excess Cashflow for any Financial Year (commencing with the Financial Year ending 27 September 2014).

"Relevant Percentage" for the purposes of sub-paragraph (b)(iv) above shall be determined by reference to Leverage as defined in Clause 26.1 (Financial Definitions) (calculated by reference to the audited Financial Statements for the relevant Financial Year) and in accordance with Clause 26 (Financial covenants) as follows:

Leverage as defined in Clause 26.1 (Financial definitions)	Relevant Percentage

Greater than or equal to 1.0:1.0	75%

Less than 1.0:1.0 but greater than or equal to 0.5:1.0	70%

Less than 0.5:1.0	65%

12.3	Application of mandatory prepayments

(a)	A prepayment made under Clause 12.2 (Disposal, Insurance and Claim Proceeds and Excess Cashflow) shall be applied in the following order:

(i)	first, in prepayment of the Term Loans, as contemplated in paragraphs (b) to (f) inclusive below;

(ii)	secondly, in prepayment and cancellation of Revolving Facility Utilisations (such that outstanding Revolving Facility Loans shall be prepaid before outstanding Letters of Credit) and cancellation of Revolving Facility Commitments, provided that the application of amounts under this paragraph (ii) shall be subject to paragraph (d) of Clause 26.5 (Option to cure: Term Lenders);

(iii)	thirdly, in repayment and cancellation of the Ancillary Outstandings and Ancillary Commitments; and

(iv)	last, in cancellation of Available Commitments under the Revolving Facility (and the Available Commitments of the Lenders under the Revolving Facility will be cancelled rateably).

(b)	Unless the Obligors' Agent makes an election under paragraph (e) below, the Borrowers shall prepay Loans at the following times:

(i)	in the case of any prepayment relating to the amounts of Claim Proceeds, Disposal Proceeds or Insurance Proceeds, promptly upon receipt of those proceeds; and

(ii)	in the case of any prepayment relating to an amount of Excess Cashflow, within 10 Business Days of delivery pursuant to Clause 24.1 (Financial Statements) of the annual consolidated accounts of the Parent for the relevant Financial Year.

(c)	[Intentionally blank]

(d)	[Intentionally blank]

(e)	Subject to paragraph (f) below, the Obligors' Agent may elect that any prepayment under Clause 12.2 (Disposal, Insurance and Claim Proceeds and Excess Cashflow) be applied in prepayment of a Term Loan on the last day of the Interest Period relating to that Term Loan. If the Obligors' Agent makes that election then a proportion of the Term Loan equal to the amount of the relevant prepayment will be due and payable on the last day of its Interest Period.

(f)	If the Obligors' Agent has made an election under paragraph (e) above but a Default has occurred and is continuing, that election shall no longer apply and a proportion of the Term Loan in respect of which the election was made equal to the amount of the relevant prepayment shall be immediately due and payable (unless the Majority Lenders otherwise agree in writing).

(g)	[Intentionally blank]

12.4	Mandatory Prepayment Accounts and Holding Accounts

(a)	The Obligors' Agent shall ensure that:

(i)	Disposal Proceeds, Insurance Proceeds and Claim Proceeds in respect of which the Obligors' Agent has made an election under paragraph (e) of Clause 12.3 (Application of mandatory prepayments) are paid into a Mandatory Prepayment Account as soon as reasonably practicable after receipt by a member of the Group;

(ii)	Excluded Disposal Proceeds to be applied in replacement of assets, Excluded Insurance Proceeds and Excluded Acquisition Claims are paid into a Holding Account as soon as reasonably practicable after receipt by a member of the Group; and

(iii)	an amount equal to any Excess Cashflow in respect of which the Obligors' Agent has made an election under paragraph (e) of Clause 12.3 (Application of mandatory prepayments) is paid into a Mandatory Prepayment Account promptly after such election.

(b)	The Obligors' Agent and each Borrower irrevocably authorise the Agent to apply:

(i)	amounts credited to the Mandatory Prepayment Account; and

(ii)	amounts credited to the Holding Account which have not been duly applied as contemplated within 180 days of receipt of the relevant proceeds (or such longer time period as the Majority Lenders may agree), to pay amounts due and payable under Clause 12.3 (Application of mandatory prepayments) and otherwise under the Finance Documents. The Obligors' Agent and each Borrower further irrevocably authorise the Agent to so apply amounts credited to the Holding Account whether or not 180 days have elapsed since receipt of those proceeds if a Default has occurred and is continuing. The Obligors' Agent and each Borrower also irrevocably authorise the Agent to transfer any amounts credited to the Holding Account referred to in this paragraph (b) to the Mandatory Prepayment Account pending payment of amounts due and payable under the Finance Documents (but if all such amounts have been paid any such amounts remaining credited to the Mandatory Prepayment Account may (unless a Default has occurred) be transferred back to the Holding Account).

(c)	A Lender, Security Agent or Agent with which a Mandatory Prepayment Account or Holding Account is held acknowledges and agrees that (i) interest shall accrue at normal commercial rates on amounts credited to those accounts and that the account holder shall be entitled to receive such interest (which shall be paid in accordance with the mandate relating to such account) unless a Default is continuing, and (ii) each such account is subject to the Transaction Security.

12.5	Excluded proceeds

Where Excluded Claims Proceeds, Excluded Disposal Proceeds and Excluded Insurance Proceeds include amounts which are intended to be used for a specific purpose within a specified period (as set out in the relevant definitions of Excluded Claims Proceeds, Excluded Disposal Proceeds and Excluded Insurance Proceeds), the Obligors' Agent shall ensure that those amounts are used for that purpose and shall promptly deliver a certificate to the Agent at the time of such application and at the end of such period confirming the amount (if any) which has been so applied within the requisite time periods provided for in the relevant definition.

13.	Restrictions

13.1	Notices of cancellation or prepayment

Any notice of cancellation, prepayment, authorisation or other election given by any Party under Clause 11 (Illegality, voluntary prepayment and cancellation), paragraph (c) of Clause 12.3 (Application of mandatory prepayments) or Clause 12.4 (Mandatory Prepayment Accounts and Holding Accounts) shall (subject to the terms of those clauses) be irrevocable and, unless a contrary indication appears in this Agreement, any such notice shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

13.2	Interest and other amounts

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

13.3	No reborrowing of Term Facilities

No Borrower may reborrow any part of a Term Facility which is prepaid.

13.4	Reborrowing of Revolving Facility

Unless a contrary indication appears in this Agreement, any part of the Revolving Facility which is prepaid may be reborrowed in accordance with the terms of this Agreement.

13.5	Prepayment in accordance with Agreement

No Borrower shall repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

13.6	No reinstatement of Commitments

Subject to Clause 2.2 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

13.7	Agent's receipt of Notices

If the Agent receives a notice under Clause 11 (Illegality, voluntary prepayment and cancellation) or an election under paragraph (c) of Clause 12.3 (Application of mandatory prepayments) it shall promptly forward a copy of that notice or election to either the Obligors' Agent or the affected Lender, as appropriate.

13.8	Effect of Repayment and Prepayment on Commitments

If all or part of a Utilisation under a Facility is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent)), an amount of the Commitments (equal to the Base Currency Amount of the amount of the Utilisation which is repaid or prepaid) in respect of that Facility will, to the extent not already cancelled in accordance with any other provision of this Agreement, be deemed to be cancelled on the date of repayment or prepayment. Any cancellation under this Clause 13.8 shall reduce the Commitments of the Lenders rateably under that Facility

Section 5

Costs of Utilisation

14.	Interest

14.1	Calculation of interest

Subject to the rest of this Clause 14.1, each Loan will bear interest for each Interest Period at the percentage rate per annum which is the aggregate of:

(i)	Margin; and

(ii)	(A)	in relation to Facility A, the higher of three per cent. per annum or LIBOR; or

(B)	in relation to the Revolving Facility LIBOR or, in relation to any Loan in euro, EURIBOR.

14.2	Payment of interest

(a)	Subject to paragraphs (b) and (c) below, the Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of the Interest Period).

(b)	The Borrower to which a Facility A Loan has been made shall pay interest on that Facility A Loan on the last day of each Interest Period (and if the Interest Period is longer than six months, on the dates falling at six monthly intervals after the first day of the Interest Period) in an amount equal to the interest which would have accrued on that Facility A Loan at the rate applicable for that Interest Period had the Margin been seven per cent (7%) per annum.

(c)	The PIK Margin on that Facility A Loan shall accrue under Clause 14.1 (Calculation of interest) on and from the 2016 Effective Date (the "Rolled Up Interest") and shall be paid on the earlier to occur of:

(i)	the Termination Date;

(ii)	the repayment or prepayment in full of that Facility A Loan; and

(iii)	the Agent serving notice under Clause 29.22 (Acceleration).

On and from the 2016 Effective Date, Rolled-Up Interest shall be added to each Facility A Loan on the last day of each PIK Interest Period. The aggregate amount of each Facility A Loan (including Rolled-Up Interest previously added to that Facility A Loan under this Clause 14.2) shall continue to accrue interest under Clause 14.1 (Calculation of interest).

14.3	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 1 per cent higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 14.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be 1 per cent higher than the rate which would have applied if the overdue amount had not become due.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

14.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the relevant Borrower (or the Obligors' Agent) of the determination of a rate of interest under this Agreement.

15.	Interest Periods

15.1	Selection of Interest Periods and Terms

(a)	A Borrower (or the Obligors' Agent on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan is a Term Loan and has already been borrowed) in a Selection Notice.

(b)	Each Selection Notice for a Term Loan is irrevocable and must be delivered to the Agent by the Borrower (or the Obligors' Agent on behalf of the Borrower) to which that Term Loan was made not later than the Specified Time.

(c)	If a Borrower (or the Obligors' Agent) fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will be one Month.

(d)	Subject to this Clause 15, a Borrower (or the Obligors' Agent) may select an Interest Period of one, two, three or six Months, or (i) such shorter period as may be necessary to ensure that an Interest Period ends on the Termination Date, or (ii) any other period agreed between the Parent and the Agent (acting on the instructions of all the Lenders in relation to the relevant Loan).

(e)	An Interest Period for a Loan shall not extend beyond the Termination Date applicable to its Facility.

(f)	Each Interest Period for a Term Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

(g)	A Revolving Facility Loan has one Interest Period only.

(h)	[Intentionally blank]

(i)	Notwithstanding anything in this Clause 15 (Interest Periods), Interest Periods in respect of the PIK Margin (the “PIK Interest Periods”) shall be three months provided that:

(i)	the first PIK Interest Period shall end on 31 August 2014; and

(ii)	from 1 June 2016 the PIK Interest Periods shall be as set out in the left column of the table contained in paragraph (b) of the definition of “PIK Margin”.

15.2	[Intentionally blank]

15.3	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

15.4	Consolidation and division of Facility A Loans

(a)	Subject to paragraph (c) below, if two or more Interest Periods:

(i)	relate to Facility A Loans;

(ii)	end on the same date; and

(iii)	are made to the same Borrower,

those Facility A Loans will, unless that Borrower (or the Parent on its behalf) specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Facility A Loan on the last day of the Interest Period.

(b)	[Intentionally blank]

(c)	Subject to Clause 4.5 (Maximum number of Utilisations) and Clause 5.4 (Currency and amount), if a Borrower (or the Obligors' Agent on its behalf) requests in a Selection Notice that a Facility A Loan be divided into two or more Facility A Loans, that Facility A Loan will, on the last day of its Interest Period, be so divided with Base Currency Amounts specified in that Selection Notice, having an aggregate Base Currency Amount equal to the Base Currency Amount of the Facility A Loan immediately before its division.

16.	Changes to the calculation of interest

16.1	Absence of quotations

Subject to Clause 16.2 (Market disruption), if LIBOR or, if applicable, EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR or EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

16.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender's share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the applicable Margin; and

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event by close of business on the date falling 3 Business Days after the Quotation Day (or, if earlier, on the date falling 3 Business Days prior to the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select.

(b)	If:

(i)	the percentage rate per annum notified by a Lender pursuant to paragraph (a)(ii) above is less than LIBOR or, in relation to any Loan in euro, EURIBOR; or

(ii)	a Lender has not notified the Agent of a percentage rate per annum pursuant to paragraph (a)(ii) above,

the cost to that Lender of funding its participation in that Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be  LIBOR or in relation to a loan in euro, EURIBOR

(c)	In this Agreement "Market Disruption Event" means:

(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR or, if applicable, EURIBOR for the relevant currency and Interest Period; or

(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 30 per cent of that Loan) that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of LIBOR or, if applicable, EURIBOR.

16.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Agent or the Parent so requires, the Agent and the Obligors' Agent shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Obligors' Agent, be binding on all Parties.

16.4	Break Costs

(a)	Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

17.	Fees

17.1	Commitment fee

(a)	The Parent shall pay to the Agent (for the account of each Lender) a fee in the Base Currency computed at the rate of:

(i)	[Intentionally blank]

(ii)	[Intentionally blank]

(iii)	the percentage per annum equal to 40 per cent of the applicable Margin from time to time in respect of the Revolving Facility on that Lender's Available Commitment under the Revolving Facility for the Availability Period applicable to the Revolving Facility.

(b)	The accrued commitment fee is payable on the First Utilisation Date and after the First Utilisation Date on the last day of each successive period of three Months which ends during the relevant Availability Period, on the last day of the relevant Availability Period and on the cancelled amount of the relevant Lender's Commitment at the time the cancellation is effective.

(c)	No commitment fee is payable to the Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

17.2	Arrangement fee

The Parent shall pay to the Arrangers an arrangement fee in the amount, manner and at the times agreed in a Fee Letter.

17.3	Agency fee

The Parent shall pay to the Agent (for its own account) an agency fee in the amount, manner and at the times agreed in a Fee Letter.

17.4	Security Agent fee

The Parent shall pay to the Security Agent (for its own account) a security agent fee in the amount, manner and at the times agreed in a Fee Letter.

17.5	[Intentionally blank]

17.6	Interest, commission and fees on Ancillary Facilities

The rate, manner and time of payment of interest, commission, fees and any other remuneration in respect of each Ancillary Facility shall be determined by agreement between the relevant Ancillary Lender and the Borrower of that Ancillary Facility based upon normal market rates and terms.

Section 6

Additional payment obligations

18.	Tax Gross Up and indemnities

18.1	Definitions

In this Agreement:

"Protected Party" means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

"Qualifying Lender" means:

(i)	a Lender (other than a Lender within sub-paragraph (ii) below) which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(A)	a Lender:

(1)	which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Finance Document; or

(2)	in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made,

and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance;

(B)	a Lender which is:

(1)	a company resident in the United Kingdom for United Kingdom tax purposes;

(2)	a partnership each member of which is:

(aa)	a company so resident in the United Kingdom; or

(bb)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of sections 1259 to 1266 of the CTA;

(cc)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or

(C)	a Treaty Lender; or

(ii)	a building society (as defined for the purpose of section 880 of the ITA) making an advance under a Finance Document.

"Tax Confirmation" means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(i)	a company resident in the United Kingdom for United Kingdom tax purposes;

(ii)	a partnership each member of which is:

(1)	a company so resident in the United Kingdom; or

(2)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(iii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

"Tax Credit" means a credit against, relief or remission for, or repayment of, any Tax.

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

"Tax Payment" means either the increase in a payment made by an Obligor to a Finance Party under Clause 18.2 (Tax gross-up) or a payment under Clause 18.3 (Tax indemnity).

"Treaty Lender" means a Lender which:

(i)	is treated as a resident of a Treaty State for the purposes of the Treaty and whose entitlement to the benefits of that Treaty is not restricted by the limitation of benefits provisions, if any; and

(ii)	does not carry on a business in the United Kingdom through a permanent establishment with which that Lender's participation in the Loan is effectively connected.

"Treaty State" means a jurisdiction having a double taxation agreement (a "Treaty") with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

"UK Non-Bank Lender" means:

(iii)	where a Lender becomes a Party on the day on which this Agreement is entered into, a Lender listed in Part 3 of Schedule 1 (The Original Parties); and

(iv)	where a Lender becomes a Party after the day on which this Agreement is entered into, a Lender which gives a Tax Confirmation in the Assignment Agreement or Transfer Certificate which it executes on becoming a Party.

(b)	Unless a contrary indication appears, in this Clause 18 a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

18.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Parent shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Parent and that Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of tax imposed by the United Kingdom, if on the date on which the payment falls due:

(i)	the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or published concession of any relevant taxing authority; or

(ii)	(1)	the relevant Lender is a Qualifying Lender by virtue of paragraph (i)(B) of the definition of Qualifying Lender; and

(2)	an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a "Direction") under section 931 of the ITA (as that provision has effect on the date on which the relevant Lender became a Party) which relates to the payment and that Lender has received from the Obligor making the payment or from Bidco a certified copy of that Direction; and

(3)	the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or

(iii)	the relevant Lender is a Qualifying Lender by virtue of paragraph (i)(B) of the definition of Qualifying Lender and;

(1)	the relevant Lender has not given a Tax Confirmation to Bidco; and

(2)	the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to Bidco, on the basis that the Tax Confirmation would have enabled Bidco to have formed a reasonable belief that the payment was an “exceptional payment” for the purpose of section 930 of the ITA; or

(iv)	the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) below.

(e)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment a statement under section 975 of the ITA or other evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)	A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

(h)	A UK Non-Bank Lender which becomes a Party on the day on which this Agreement is entered into gives a Tax Confirmation to the Parent by entering into this Agreement.

(i)	A UK Non-Bank Lender shall promptly notify the Parent and the Agent if there is any change in the position from that set out in the Tax Confirmation.

(j)	Each Lender undertakes to promptly inform the Parent if it becomes aware that, other than by reason of a change of law, it is not a Qualifying Lender in respect of any interest payment to be made under an advance under a Finance Document.

18.3	Tax indemnity

(a)	The Parent shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the Tax which that Protected Party determines will be or has been (directly or indirectly) suffered by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(1)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(2)	under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(1)	is compensated for by an increased payment under Clause 18.2 (Tax gross-up); or

(2)	would have been compensated for by an increased payment under Clause 18.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 18.2 (Tax gross-up) applied; or

(3)	relates to a FATCA Deduction required to be made by a Party.

(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Parent.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 18.3, notify the Agent.

18.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

18.5	Lender Status Confirmation

Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, in the Transfer Certificate, Assignment Agreement or Increase Confirmation which it executes on becoming a Party, and for the benefit of the Agent and without liability to any Obligor, which of the following categories it falls in:

(a)	not a Qualifying Lender;

(b)	a Qualifying Lender (other than a Treaty Lender); or

(c)	a Treaty Lender.

If a New Lender fails to indicate its status in accordance with this Clause 18.5 then such New Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent upon receipt of such notification, shall inform Bidco). For the avoidance of doubt, a Transfer Certificate, Assignment Agreement or Increase Confirmation shall not be invalidated by any failure of a Lender to comply with this Clause 18.5.

18.6	Stamp taxes

The Parent shall pay and, within three Business Days of demand, indemnify each Secured Party and each Arranger against any cost, loss or liability that such Secured Party or Arranger incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

18.7	Value added tax

(a)	All amounts set out or expressed in a Finance Document to be payable by any Party to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)	If VAT is or becomes chargeable on any supply made by any Finance Party (the "Supplier") to any other Finance Party (the "Recipient") under a Finance Document, and any Party other than the Recipient (the "Subject Party") is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of such VAT.

(c)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)	Any reference in this Clause 18.7 to any Party shall, at any time when such Party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) or any other similar provision in any jurisdiction which is not a member state of the European Union) so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).

18.8	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.

(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(e)	If a Borrower is a US Tax Obligor or the Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within ten Business Days of:

(i)	where an Original Borrower is a US Tax Obligor and the relevant Lender is an Original Lender, the date of this Agreement;

(ii)	where a Borrower is a US Tax Obligor on a Transfer Date or date on which an increase in Commitments takes effect pursuant to Clause 2.2 (Increase) and the relevant Lender is a New Lender or an Increase Lender, the relevant Transfer Date or date on which an increase in Commitments takes effect pursuant to Clause 2.2 (Increase);

(iii)	the date a new US Tax Obligor accedes as a Borrower; or

(iv)	where a Borrower is not a US Tax Obligor, the date of a request from the Agent,

supply to the Agent:

(A)	a withholding certificate on Form W-8, Form W-9 or any other relevant form; or

(B)	any withholding statement or other document, authorisation or waiver as the Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.

(f)	The Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) above to the relevant Borrower.

(g)	If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Agent). The Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the relevant Borrower.

(h)	The Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) or (g) above without further verification. The Agent shall not be liable for any action taken by it under or in connection with paragraph (e), (f) or (g) above.

18.9	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Parent and the Agent and the Agent shall notify the other Finance Parties.

19.	Increased costs

19.1	Increased costs

(a)	Subject to Clause 19.3 (Exceptions) the Parent shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement "Increased Costs" means:

(i)	a reduction in the rate of return from a Facility or on a Finance Party's (or its Affiliate's) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or an Ancillary Commitment or funding or performing its obligations under any Finance Document.

19.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 19.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Parent.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

19.3	Exceptions

(a)	Clause 19 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	compensated for by Clause 18.3 (Tax indemnity) (or would have been compensated for under Clause 18.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 18.3 (Tax indemnity) applied);

(iii)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

(iv)	attributable to a FATCA Deduction required to be made by a Party.

(b)	In this Clause 19.3 reference to a "Tax Deduction" has the same meaning given to the term in Clause 18.1 (Definitions).

20.	Other indemnities

20.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Arranger and each other Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (1) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (2) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

20.2	Other indemnities

The Parent shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Arranger and each other Secured Party against any cost, loss or liability incurred by it as a result of:

(a)	the occurrence or continuance of any Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 35 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in a Utilisation requested by a Borrower (or the Obligors' Agent on its behalf) in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);

(d)	[intentionally blank]; or

(e)	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Obligors' Agent.

20.3	Indemnity to the Agent

The Parent shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is an Event of Default;

(b)	entering into or performing any foreign exchange contract for the purposes of paragraph (b) of Clause 36.10 (Change of currency); or

(c)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

20.4	Indemnity to the Security Agent

(a)	Each Obligor shall promptly indemnify the Security Agent and every Receiver and Delegate against any cost, loss or liability incurred by any of them as a result of:

(i)	the taking, holding, protection or enforcement of the Transaction Security;

(ii)	the exercise of any of the rights, powers, discretions and remedies vested in the Security Agent and each Receiver and Delegate by the Finance Documents or by law; and

(iii)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents.

(b)	The Security Agent may, in priority to any payment to the Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 20.4 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all moneys payable to it.

21.	Mitigation by the Lenders

21.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Parent, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 11.1 (Illegality), Clause 18 (Tax gross-up and indemnities) or Clause 19 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

21.2	Limitation of liability

(a)	The Parent shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 21.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 21.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

22.	Costs and expenses

22.1	Transaction expenses

The Parent shall promptly on demand pay the Agent, the Arrangers and the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by any of them (and, in the case of the Security Agent, by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution, completion and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement and the Transaction Security; and

(b)	any other Finance Documents executed after the date of this Agreement.

22.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 36.10 (Change of currency), the Parent shall, within three Business Days of demand, reimburse each of the Agent and the Security Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent and the Security Agent (and, in the case of the Security Agent, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

22.3	Security Agent's ongoing costs

(a)	In the event of an Event of Default and the Security Agent being requested by an Obligor or the Majority Lenders to undertake duties which the Security Agent and the Parent agree to be of an exceptional nature and/or outside the scope of the normal duties of the Security Agent under the Finance Documents, the Parent shall pay to the Security Agent any additional remuneration that may be agreed between them.

(b)	If the Security Agent and the Parent fail to agree upon the nature of the duties or upon any additional remuneration, that dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Security Agent and approved by the Parent or, failing approval, nominated (on the application of the Security Agent) by the President for the time being of the Law Society of England and Wales (the costs of the nomination and of the investment bank being payable by the Parent) and the determination of any investment bank shall be final and binding upon the parties to this Agreement.

22.4	Enforcement and preservation costs

The Parent shall, within three Business Days of demand, pay to the Arrangers and each other Secured Party on a full indemnity basis the amount of all costs and expenses (including legal, valuation, accountancy and consulting fees and commission and out of pocket expenses) and any VAT thereon incurred by it in connection with the enforcement of or the preservation of or the release of any rights under any Finance Document or any of the documents referred to in such documents in any jurisdiction and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights.

Section 7

Guarantee and Indemnity

23.	Guarantee and indemnity

23.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by each Borrower of all that Borrower's obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 23 if the amount claimed had been recoverable on the basis of a guarantee.

23.2	Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

23.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 23 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

23.4	Waiver of defences

The obligations of each Guarantor under this Clause 23 will not be affected by an act, omission, matter or thing which, but for this Clause 23, would reduce, release or prejudice any of its obligations under this Clause 23 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any Security;

(d)	any legal limitation, incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension or restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or Security including any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or Security;

(f)	any unenforceability, illegality, invalidity or frustration of any obligation of any person under any Finance Document or any other document or Security;

(g)	the failure of any member of the Group to enter into or be bound by any Finance Document;

(h)	any action (or decision not to act) taken by a Finance Party (or any trustee or agent on its behalf) in accordance with Clause 23.7 (Appropriations); or

(i)	any insolvency, dissolution or similar proceedings or from any law, regulation or order.

23.5	Guarantor Intent

Without prejudice to the generality of Clause 23.4 (Waiver of defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

23.6	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 23. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

23.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor's liability under this Clause 23.

23.8	Deferral of Guarantors' rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by return of any amount being payable, or liability arising under this Clause 23.

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor's obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party; and/or

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 23.1 (Guarantee and Indemnity);

(e)	to exercise any right of set off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor or its estate in competition with any Finance Party;

and to the extent that any Guarantor is subrogated or entitled to any contribution and/or indemnity by law, that Guarantor (to the fullest extent permitted by law) waives such rights.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 36 (Payment mechanics).

23.9	Release of Guarantors' right of contribution

If any Guarantor (a "Retiring Guarantor") ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or relate to the assets of the Retiring Guarantor.

23.10	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

23.11	Guarantee Limitations

With respect to any Additional Guarantor, this guarantee is subject to any limitations set out in the Accession Deed applicable to such Additional Guarantor.

Section 8

Representations, undertakings and events of default

24.	Representations

24.1	General

(a)	Each Obligor makes the representations and warranties set out in this Clause 24 to each Finance Party in accordance with Clause 24.34 (Times when representations made).

(b)	For ease of reference only, the representations and warranties in this Clause 24 marked with an asterisk are the Repeating Representations.

24.2	*Status

(a)	It and each of its Subsidiaries is a limited liability corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

24.3	*Binding obligations

Subject to the Legal Reservations:

(a)	the obligations expressed to be assumed by it in each Transaction Document to which it is a party are legal, valid, binding and enforceable obligations; and

(b)	(without limiting the generality of paragraph (a) above), each Transaction Security Document to which it is a party creates the security interests which that Transaction Security Document purports to create and those security interests are valid and effective.

24.4	*Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents and the granting of the Transaction Security do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	the constitutional documents of any member of the Group; or

(c)	any agreement or instrument binding upon it or any member of the Group or any member of the Group's assets or constitute a default or termination event (however described) under any such agreement or instrument in each case which would have a Material Adverse Effect or would result in any liability on the part of a Finance Party to any third party or require the creation of any security interest over any asset in favour of a third party where failure to do so would result in a Material Adverse Effect.

24.5	*Power and authority

(a)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents.

(b)	No limit on its powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Transaction Documents to which it is a party.

24.6	*Validity and admissibility in evidence

(a)	For the avoidance of doubt, subject to registration of each Transaction Security Document where required in accordance with the Act, all Authorisations required or desirable:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party; and

(ii)	to make the Transaction Documents to which it is a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected and are in full force and effect except any Authorisation referred to in Clause 24.9 (No filing or stamp taxes), which Authorisations will be promptly obtained or effected after the date of this Agreement.

(b)	All Authorisations necessary for the conduct of the business, trade and ordinary activities of members of the Group have been obtained or effected and are in full force and effect and are not likely to be revoked or materially adversely amended and no notice of an intention to terminate any such Authorisation has been received by any member of the Group in each case where failure to obtain those Authorisations or where such revocation, amendment or termination would reasonably be expected to have a Material Adverse Effect.

24.7	*Governing law and enforcement

(a)	The law expressed to be the governing law in each Finance Document will be recognised and enforced in the Relevant Jurisdictions of each Obligor executing that Finance Document.

(b)	Any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdictions.

24.8	Insolvency

No:

(a)	corporate action, legal proceeding or other procedure or step each as described in paragraph (a) of Clause 29.7 (Insolvency Proceedings); or

(b)	creditors' process described in Clause 29.8 (Creditors' process),

has been taken or, to the knowledge of the Parent, threatened in writing in relation to a member of the Group; and none of the circumstances described in Clause 29.6 (Insolvency) applies to any member of the Group.

24.9	No filing or stamp taxes

Under the laws of its Relevant Jurisdiction it is not necessary that any Finance Document be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except for the Perfection Requirements and the payment of associated fees.

24.10	Deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

24.11	*No default

(a)	No Event of Default and, on the date of this Agreement and the Relevant Date, no Default is continuing or is reasonably likely to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

(b)	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries') assets are subject which has or is reasonably likely to have a Material Adverse Effect.

24.12	No misleading information

So far as the Parent is aware in relation to paragraphs (a) and (f) below (having made due and careful enquiries) and save as specifically disclosed in writing to the Agent and the Arrangers in a separate disclosure letter prior to the date of this Agreement:

(a)	Any factual information contained in the Information Package was true and accurate in all material respects as at the date of the relevant report or document containing the information or (as the case may be) as at the date the information is expressed to be given.

(b)	The Updated Bank Base Case Model has been prepared in accordance with the Accounting Principles as applied to the Original Financial Statements, and the financial projections contained in the Updated Bank Base Case Model have been prepared on the basis of recent historical information, are fair and based on reasonable assumptions and have been approved by the board of directors of the Parent.

(c)	Any financial projection or forecast contained in the Information Package has been prepared on the basis of recent historical information and on the basis of reasonable assumptions and was fair (as at the date of the relevant report or document containing the projection or forecast) and arrived at after careful consideration.

(d)	The expressions of opinion or intention provided by or on behalf of an Obligor for the purposes of the Information Package were made after careful consideration and (as at the date of the relevant report or document containing the expression of opinion or intention) were fair and based on reasonable grounds.

(e)	No event or circumstance has occurred or arisen and no information has been omitted from the Information Package and no information has been given or withheld that results in the information, opinions, intentions, forecasts or projections contained in the Information Package being untrue or misleading in any material respect.

(f)	All material information provided to a Finance Party by or on behalf of the Investors, the Parent or Bidco in connection with the Group on or before the date of this Agreement and not superseded before that date (whether or not contained in the Information Package) is accurate and not misleading in any material respects and all projections provided to any Finance Party on or before the date of this Agreement have been prepared in good faith on the basis of assumptions which were reasonable at the time at which they were prepared and supplied.

(g)	*All other written information provided by any member of the Group (including its advisers) to a Finance Party was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any respect.

24.13	*Original Financial Statements

(a)	Its Original Financial Statements were prepared in accordance with the Accounting Principles consistently applied unless expressly disclosed to the Agent in writing to the contrary.

(b)	Its unaudited Original Financial Statements fairly represent its financial condition and results of operations (consolidated in the case of Parent) for the relevant period unless expressly disclosed to the Agent in writing to the contrary prior to the date of this Agreement.

(c)	Its audited Original Financial Statements give a true and fair view of its financial condition and results of operations (consolidated in the case of Parent) during the relevant Financial Year unless expressly disclosed to the Agent in writing to the contrary prior to the date of this Agreement.

(d)	There has been no material adverse change in its assets, business or financial condition (or the assets, business or consolidated financial condition of the Group, in the case of the Parent) since the date of the Original Financial Statements.

(e)	The Original Financial Statements of the Parent do not consolidate the results, assets or liabilities of any person or business which does not form part of the Group.

(f)	Its most recent financial statements delivered pursuant to Clause 25.1 (Financial statements):

(i)	have been prepared in accordance with the Accounting Principles as applied to the Original Financial Statements and the Updated Bank Base Case Model; and

(ii)	give a true and fair view of (if audited) or fairly present in the context of management accounts (if unaudited) its consolidated financial condition as at the end of, and consolidated results of operations for, the period to which they relate.

(g)	The budgets and forecasts supplied under this Agreement were arrived at after careful consideration and have been prepared in good faith on the basis of recent historical information and on the basis of assumptions which were reasonable as at the date they were prepared.

24.14	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which are reasonably likely to be adversely determined and which, if adversely determined, are reasonably likely to have a Material Adverse Effect, have (to the best of its knowledge and belief (having made due and careful enquiry)) been started or threatened against it or any of its Subsidiaries.

24.15	No breach of laws

(a)	It has not (and none of its Subsidiaries has) breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

(b)	No labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against any member of the Group which have or are reasonably likely to have a Material Adverse Effect.

24.16	Environmental laws

(a)	Each member of the Group is in compliance with Clause 27.3 (Environmental compliance) and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is likely to have a Material Adverse Effect.

(b)	No Environmental Claim has been commenced or (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened against any member of the Group where that claim is reasonably likely to be determined against that member of the Group and has or is reasonably likely, if so determined against that member of the Group, to have a Material Adverse Effect.

(c)	The cost to the Group of compliance with Environmental Laws (including Environmental Permits) is (to the best of its knowledge and belief, having made due and careful enquiry) adequately provided for in the Updated Bank Base Case Model.

24.17	Taxation

(a)	It is not (and none of its Subsidiaries is) materially overdue in the filing of any Tax returns and it is not (and none of its Subsidiaries is) overdue in the payment of any amount in respect of Tax of £375,000 (or its equivalent in any other currency) or more.

(b)	No claims or investigations are being or are reasonably likely to be made or conducted against it (or any of its Subsidiaries) with respect to Taxes such that a liability of, or claim against, any member of the Group of £375,000 (or its equivalent in any other currency) or more is reasonably likely to arise.

(c)	It is resident for Tax purposes only in the jurisdiction of its incorporation.

24.18	Security and Financial Indebtedness

(a)	No Security or Quasi-Security exists over all or any of the present or future assets of any member of the Group other than as permitted by this Agreement.

(b)	No member of the Group has any Financial Indebtedness outstanding other than as permitted by this Agreement.

24.19	*Ranking

The Transaction Security has or will have first ranking priority and it is not subject to any prior ranking or pari passu ranking Security other than prior ranking or pari passu ranking Security expressly permitted by this Agreement to have such ranking.

24.20	*Good title to assets

It and each of its Subsidiaries has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.

24.21	*Legal and beneficial ownership

It and each of its Subsidiaries is (or will be on the Relevant Date) the sole legal and beneficial owner of the respective assets over which it purports to grant Security to the Security Agent.

24.22	Shares

The shares of any member of the Group which are subject to the Transaction Security are fully paid and not subject to any option to purchase or similar rights. The constitutional documents of companies whose shares are subject to the Transaction Security do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Transaction Security. Except as provided in the Shareholders Agreement, there are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of any member of the Group (including any option or right of pre-emption or conversion).

24.23	Intellectual Property

It and each of its Subsidiaries:

(a)	is the sole legal and beneficial owner of or has licensed to it on normal commercial terms all the Intellectual Property which is material in the context of its business and which is required by it in order to carry on its business as it is being conducted and as contemplated in the Updated Bank Base Case Model;

(b)	does not (nor does any of its Subsidiaries), in carrying on its businesses, infringe any Intellectual Property of any third party in any respect which has or is reasonably likely to have a Material Adverse Effect; and

(c)	has taken all formal or procedural actions (including payment of fees) required to maintain any Intellectual Property owned by it which is material in the context of its business and which is required by it in order to carry on its business.

24.24	Group Structure Chart

The Group Structure Chart is true, complete and accurate in all material respects and shows the following information:

(a)	each member of the Group, including in relation to each Material Company, its current name and (if applicable) company registration number, its jurisdiction of incorporation and/or establishment, a list of shareholders and indicating whether a company is not a company with limited liability;

(b)	all minority interests in any member of the Group and any person in which any Material Company holds shares in its issued share capital or equivalent ownership interest of such person.

24.25	Financial Year end

The end of the Financial Year for each member of the Group is 30 September (subject to Clause 1.3 (Accounting Periods)).

24.26	[not restated]

24.27	*Centre of main interests and establishments

For the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the "Regulation"), its 'centre of main interest' (as that term is used in Article 3(1) of the Regulation) is situated in its jurisdiction of incorporation and it has no 'establishment' (as that term is used in Article 2(h) of the Regulations) in any other jurisdiction, other than 'establishments' in Colombia (having Machine Assets with a total net book value of £5,000,000 or less), Greece (having Machine Assets with a total net book value of £20,000,000 or less), Italy (having Machine Assets with a total net book value of £20,000,000 or less) and Brazil, Mexico and Spain (together, having Machine Assets with a total net book value of £5,000,000 or less) and the aggregate net book value of Machine Assets in all such 'establishments' is £50,000,000 or less.

24.28	Insurance

To the best of its knowledge (having made due and careful enquiry) there has been no non-disclosure, misrepresentation or breach of any term of any material insurance policy which would entitle any insurer to repudiate, rescind or cancel it or to treat it as avoided in whole or in part or otherwise decline any valid claim under it by or on behalf of any member of the Group.

24.29	Holding Companies

Except as may arise under the Transaction Documents, for Transaction Costs, the Existing Facilities, or otherwise in connection with the 2010 Acquisition, before the Relevant Date neither the Parent nor Bidco has traded or incurred any liabilities or commitments (actual or contingent, present or future) other than in the case of the Parent acting as the Holding Company of Bidco.

24.30	Pensions

Except for the Leisure Link Group Pension Scheme:

(a)	neither it nor any of its Subsidiaries is or has at any time been an employer (for the purposes of Sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993); and

(b)	neither it nor any of its Subsidiaries is or has at any time been "connected" with or an "associate" of (as those terms are used in Sections 39 and 43 of the Pensions Act 2004) such an employer.

24.31	[Intentionally blank]

24.32	[Intentionally blank]

24.33	[Intentionally blank]

24.34	Sanctions

Neither it, nor any of its Subsidiaries (nor any director, nor, to the best of its knowledge (after due and careful inquiry), any officer, employee, affiliate, agent or representative of it or any of its Subsidiaries) is a person that is, or is owned or controlled by a person that is:

(a)	the subject of any economic or financial sanctions or trade embargoes implemented, administered or enforced by the U.S. Department of the Treasury's Office of Foreign Assets Control, the U.S. Departments of State or Commerce or any other US government authority, the United Nations Security Council, the European Union, Her Majesty's Treasury, the Department for Business, Innovation and Skills or any other UK government authority each a "Sanctions Authority" (collectively, "Sanctions"); or

(b)	located, organised or resident in a country or territory that is the subject of Sanctions (currently Crimea, Cuba, Iran, North Korea, Sudan, Syria and Burma/Myanmar) ("Sanctioned Countries").

24.35	Times when representations made

(a)	All the representations and warranties in this Clause 24 are made by each Original Obligor on the date of this Agreement except for the representations and warranties set out in Clause 24.12 (No misleading information) which are deemed to be made by each Obligor with respect to the Updated Bank Base Case Model, on the date of this Agreement and the Relevant Date.

(b)	All the representations and warranties in this Clause 24 are deemed to be made on the Relevant Date by each Obligor then party to this Agreement.

(c)	[Intentionally blank]

(d)	[Intentionally blank]

(e)	The Repeating Representations are deemed to be made by each Obligor on the date of each Utilisation Request.

(f)	All the representations and warranties in this Clause 24 (except Clause 24.12 (No misleading information, and Clause 24.24 (Group Structure Chart)) are deemed to be made by each Additional Obligor on the day on which it becomes (or it is proposed that it becomes) an Additional Obligor.

(g)	Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

25.	Information undertakings

The undertakings in this Clause 25 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

In this Clause 25:

"Annual Financial Statements" means the financial statements for a Financial Year delivered pursuant to paragraph (a) of Clause 25.1 (Financial statements).

"Monthly Financial Statements" means the financial statements delivered pursuant to paragraph (c) of Clause 25.1 (Financial statements).

"Quarterly Financial Statements" means a Monthly Financial Statement in respect of a month in which a Financial Quarter of the Parent expires.

25.1	Financial statements

The Parent shall supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as they are available, but in any event within 120 days (or, in respect of paragraph (iii) below, 180 days) after the end of each of its Financial Years:

(i)	its audited consolidated financial statements for that Financial Year;

(ii)	the audited financial statements (consolidated if appropriate) of each Obligor for that Financial Year; and

(iii)	the audited financial statements of any other member of the Group for that Financial Year if requested by the Agent;

(b)	as soon as they are available, but in any event within 45 days after the end of each Financial Quarter of each of its Financial Years (or, in respect of the Financial Quarter ending 19 January 2013, by 8 March 2013) its Quarterly Financial Statements in respect of that Financial Quarter; and

(c)	as soon as they are available, but in any event within 30 days after the end of each month its financial statements on a consolidated basis for that month (to include cumulative management accounts for the Financial Year to date).

25.2	Provision and contents of Compliance Certificate

(a)	The Parent shall supply a Compliance Certificate to the Agent with each set of its audited consolidated Annual Financial Statements and each set of its consolidated Quarterly Financial Statements.

(b)	The Compliance Certificate shall, amongst other things, (i) set out (in reasonable detail) computations as to compliance with Clause 26 (Financial covenants), (ii) confirm the amount of Capital Expenditure made by the Group in that Financial Quarter and in the current Financial Year to date, (iii) confirm which of its Subsidiaries are Material Companies and confirm that the aggregate EBITDA and gross assets of the Guarantors (in each case calculated on an unconsolidated basis and excluding all intra-Group items) exceeds 80% of those of the Group (on a consolidated basis and excluding goodwill and intangible assets), (iv) confirm how much cash is held in accounts by Obligors and members of the Group that are not Obligors, (v) confirm what the Available Amount currently is and what the Available Amount is projected to be throughout the 12 Month period following delivery of the Compliance Certificate, and (vi) confirm whether the Revolving Facility is fully drawn, and if fully drawn, whether the Revolving Facility is projected to be fully drawn for a period of 3 consecutive months or more at any time during the following 12 Month period. For the avoidance of doubt, nothing in this paragraph (b) shall require any Chargor to do anything that would be unlawful or require directors to breach their duties under the Act.

(c)	Each Compliance Certificate shall be signed by two directors one of whom must be the Chief Financial Officer of the Group and, if required to be delivered with the consolidated Annual Financial Statements of the Parent, shall be reported on by the Parent's Auditors in the form agreed by the Parent and the Majority Lenders but only if at least five Business Days before the last date for the delivery of such Compliance Certificate the Lenders have agreed an engagement letter with the Auditors for the provision of such report.

25.3	Requirements as to financial statements

(a)	The Parent shall procure that each set of Annual Financial Statements, Quarterly Financial Statements and Monthly Financial Statements includes a balance sheet, profit and loss account and cashflow statement. In addition the Parent shall procure that:

(i)	each set of Annual Financial Statements shall be audited by the Auditors;

(ii)	each set of Quarterly Financial Statements includes a cashflow forecast in respect of the Group relating to the twelve month period commencing at the end of the relevant Financial Quarter, details of the payments made in respect of "pub exceptionals", "pension top-up" and "AMLD" in the Financial Quarter to which the financial statements relate, details of any amounts of Capital Expenditure projected to be incurred in the relevant Financial Quarter and designated as Carried Forward Cashflow and details of any Carried Forward Cashflow actually incurred as Capital Expenditure in the relevant Financial Quarter; and

(iii)	each set of Monthly Financial Statements includes a statement as to the amount of cash held in accounts by Obligors and members of the Group that are not Obligors and is accompanied by a statement by the directors of the Parent commenting on:

(1)	the performance of the Group for the month to which the financial statements relate and the Financial Year to date;

(2)	a comparison of actual performance to date against the prior Financial Year and the most recently delivered Budget;

(3)	any material developments or material proposals affecting the Group or its business; and

(4)	commencing with the Monthly Financial Statements relating to the period ending 13 April 2013, the following key performance indicators ("KPIs") (including a comparison of such KPIs against the prior Financial Year and the most recently delivered Budget) in a form reasonably satisfactory to the Agent:

(A)	Machines: details to include the split of fully, partially capexed and platform only Machines, average net balance per Machine, average revenue payable to the Group per Machine, customers (on a list only basis), breakdown of the type of business to which the Machines relate and jurisdictions (in particular, in relation to the licensed betting offices, casinos and bingo centres in the UK (splitting machine business, service only business and vs. sale of machines) and details in relation to Italy, Colombia and Mexico and (if requested by the Agent) details in relation to other jurisdictions);

(B)	Sale of Machines: details of Machines on order book to be sold to casino and bingo operators;

(C)	VRS: breakdown between revenue share and new licenses/content;

(D)	Overheads: overhead reporting by market where directly incurred and allocation based on annual budget provided and details of capitalised labour costs and pre capitalised overheads; and

(E)	Capital Expenditure: Capital Expenditure for the relevant period including volumes of Machines added.

(b)	Each set of financial statements delivered pursuant to Clause 25.1 (Financial statements):

(i)	shall be certified by the Chief Financial Officer as giving a true and fair view of (in the case of Annual Financial Statements for any Financial Year), or fairly representing (in the context of the management accounts) (in other cases), its financial condition and operations as at the date as at which those financial statements were drawn up and, in the case of the Annual Financial Statements, shall be accompanied by any letter addressed to the management of the relevant company by the Auditors and accompanying those Annual Financial Statements;

(ii)	in the case of consolidated financial statements of the Group, shall be accompanied by a statement by the Chief Financial Officer comparing actual performance for the period to which the financial statements relate to:

(1)	the projected performance for that period set out in the Budget; and

(2)	the actual performance for the corresponding period in the preceding Financial Year of the Group; and

(iii)	shall be prepared using the Accounting Principles, accounting practices and financial reference periods consistent with those applied in the preparation of the Updated Bank Base Case Model, unless, in relation to any set of financial statements, the Parent notifies the Agent that there has been a change in the Accounting Principles or the accounting practices and its Auditors (or, if appropriate, the Auditors of the Obligor) deliver to the Agent:

(1)	a description of any change necessary for those financial statements to reflect the Accounting Principles or accounting practices upon which the Updated Bank Base Case Model were prepared; and

(2)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 26 (Financial covenants) has been complied with; to determine the Margin as set out in Clause 14.1 (Calculation of interest); to determine the amount of any prepayments to be made from Excess Cashflow under Clause 12.2 (Disposal, Insurance and Claim Proceeds and Excess Cashflow) and to make an accurate comparison between the financial position indicated in those financial statements and the Updated Bank Base Case Model (in the case of the Parent) or that Obligor's Original Financial Statements (in the case of an Obligor).

Any reference in this Agreement to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Updated Bank Base Case Model or, as the case may be, the Original Financial Statements were prepared.

(c)	If the Agent receives a report from the Parent's Auditors pursuant to sub-paragraph (b)(iii) above, the Majority Lenders (in consultation with the Parent and the Auditors) may require such changes to the covenants set out in Clause 26 (Financial covenants) as are necessary solely to reflect the changes notified to them.

(d)	If at any time when the Majority Lenders have reasonable grounds to believe a Default is continuing and the Majority Lenders wish the Agent to discuss the financial position of any member of the Group with the Auditors, the Agent may notify the Parent, stating the questions or issues which the Majority Lenders wish to discuss with the Auditors. In this event, the Parent must ensure that the Auditors are authorised (at the expense of the Parent):

(i)	to discuss the financial position of each member of the Group with the Agent on request from the Agent;

(ii)	to verify any financial information required by the Finance Documents to be provided to the Agent;

(iii)	to disclose to the Agent for the Finance Parties any information which the Agent may reasonably request; and

(iv)	to verify any figures required to calculate the financial covenants in Clause 26 (Financial covenants) or the Margin.

(e)	If following discussions with the Parent's Auditors pursuant to paragraph (d) above, the Majority Lenders (acting reasonably) have grounds to believe that there has been a breach of Clause 26 (Financial Covenants) which has not been disclosed in the Quarterly Financial Statements or by discussions with the Auditors pursuant to paragraph (d) above, they may require (at the Parent's expense) an independent firm of accountants acceptable to the Majority Lenders to carry out an appropriate investigation and give a certificate satisfactory to the Majority Lenders concerning any matter referred to in sub-paragraph (d)(i) above or the calculation of any term defined in Clause 26.1 (Financial definitions).

25.4	Budget

(a)	The Parent shall supply to the Agent in sufficient copies for all the Lenders, as soon as the same become available but in any event within 60 days after the start of each of its Financial Years, an annual Budget for that Financial Year.

(b)	The Parent shall ensure that each Budget:

(i)	is in a format reasonably acceptable to the Agent and includes a projected consolidated profit and loss, balance sheet and cashflow statement for the Group, projected financial covenant calculations, Capital Expenditure to be incurred and its anticipated timing;

(ii)	is prepared in accordance with the Accounting Principles and the accounting practices and financial reference periods applied to financial statements under Clause 25.1 (Financial Statements); and

(iii)	has been approved by the board of directors of the Parent.

(c)	If the Parent updates or changes the Budget, it shall promptly deliver to the Agent, in sufficient copies for each of the Lenders, such updated or changed Budget together with a written explanation of the main changes in that Budget.

25.5	Presentations

Once in every Financial Year (or twice in a Financial Year if requested by the Agent if the Agent reasonably suspects that an Event of Default is continuing) at least two directors of the Parent (one of whom shall be the Chief Financial Officer) must give a presentation to the Finance Parties in London about the on-going business and financial performance of the Group.

25.6	Year-end

(a)	The Parent shall procure that the end of each Financial Year of each member of the Group falls on 30 September (subject to Clause 1.3 (Accounting Periods)).

(b)	The Parent shall procure that its first Financial Year ends on 27 September 2014.

(c)	The Parent shall procure that each quarterly accounting period and each Financial Quarter of each member of the Group ends on a Quarter Date.

25.7	Information: miscellaneous

The Parent shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	at the same time as they are dispatched, copies of all documents dispatched by the Parent to its shareholders generally (or any class of them) or dispatched by the Parent or any Obligors to its creditors generally (or any class of them);

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which have been commenced or are current, threatened or pending against any member of the Group, and which, if adversely determined would involve a liability, or a potential or alleged liability, exceeding £1,000,000 (or its equivalent in other currencies);

(c)	promptly upon becoming aware of the relevant claim, the details of any claim which is current, threatened or pending against any person in respect of the Reports and details of any disposal or insurance claim which will require a prepayment under Clause 12.2 (Disposal, Insurance and Claim Proceeds and Excess Cashflow);

(d)	promptly, such information as the Security Agent may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Transaction Security Documents; and

(e)	promptly on request, such further information regarding the financial condition, assets and operations of the Group and/or any member of the Group (including any requested amplification or explanation of any item in the financial statements, budgets or other material provided by any Obligor under this Agreement, any changes to Senior Management and an up to date copy of its Shareholders' register (or equivalent in its jurisdiction of incorporation)) as any Finance Party through the Agent may reasonably request.

25.8	Notification of default

(a)	Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Agent, the Parent shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

25.9	"Know your customer" checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	The Parent shall, by not less than 10 Business Days' prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 32 (Changes to the Obligors).

(d)	Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Agent or any Lender to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Parent shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent, or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

26.	Financial covenants

26.1	Financial definitions

In this Clause 26:

"Borrowings" means, at any time, the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium payable on prepayment or redemption) of any indebtedness of members of the Group for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any acceptances under any acceptance credit or bill discounting facility (or dematerialised equivalent);

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds (but not Trade Instruments), notes, debentures, loan stock or any similar instrument;

(d)	any Finance Lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold or discounted on a non-recourse basis);

(f)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument (but not, in any case, Trade Instruments) issued by a bank or financial institution in respect of (i) an underlying liability of an entity which is not a member of the Group which liability would fall within one of the other paragraphs of this definition or (ii) any liabilities of any member of the Group relating to any post-retirement benefit scheme;

(g)	any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the Termination Date in relation to Facility A or are otherwise classified as borrowings under the Accounting Principles;

(h)	any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind the entry into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 180 days after the date of supply, provided that any advance or deferred purchase agreements or other extended payment arrangements with the suppliers of Machines or Machine inputs or components, which are made available on an unsecured basis and where such suppliers have no rights, title or other interests in respect of the relevant Machine hardware or Machine inputs or components (other than, for the avoidance of doubt, any rights, title or other interests in any software or content) shall not be treated as Borrowings;

(i)	any amount raised under any other transaction (including any forward sale or purchase agreement, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under the Accounting Principles; and

(j)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above in respect of an underlying liability of an entity which is not a member of the Group.

"Business Acquisition" means the acquisition of a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them) or the incorporation of a company.

"Capital Expenditure" means any expenditure or obligation (other than expenditure or obligations in respect of Business Acquisitions) in respect of expenditure which, in accordance with the Accounting Principles, is treated as capital expenditure (and including the capital element of any expenditure or obligation incurred in connection with a Finance Lease).

"Cashflow" means, in respect of any Relevant Period, EBITDA for that Relevant Period after:

(a)	adding the amount of any decrease (and deducting the amount of any increase) in Working Capital for that Relevant Period;

(b)	adding the amount of any cash receipts (and deducting the amount of any cash payments) during that Relevant Period in respect of any Exceptional Items not already taken account of in calculating EBITDA for any Relevant Period (other than, in the case of cash receipts, Relevant Proceeds and the proceeds of the disposal referred to in paragraph (g) of the definition of "Permitted Disposal");

(c)	adding the amount of any cash receipts during that Relevant Period in respect of any Tax rebates or credits and deducting the amount accrued, paid or due and payable in respect of Taxes during that Relevant Period by any member of the Group;

(d)	adding (to the extent not already taken into account in determining EBITDA) the amount of any dividends or other profit distributions received in cash by any member of the Group during that Relevant Period from any entity which is itself not a member of the Group and deducting (to the extent not already deducted in determining EBITDA) the amount of any dividends paid in cash during the Relevant Period to minority shareholders in members of the Group;

(e)	adding the amount of any cash paid to a member of the Group in the Relevant Period that represents repayment of any loan made to a Joint Venture and deducting the amount of any investment in a Joint Venture in cash in the Relevant Period to the extent not funded by a Permitted Share Issue or new Subordinated Indebtedness;

(f)	adding the amount of any increase in provisions, other non-cash debits and other non-cash charges (which are not Current Assets or Current Liabilities) and deducting the amount of any non-cash credits (including releases of provisions) (which are not Current Assets or Current Liabilities) in each case to the extent taken into account in establishing EBITDA;

(g)	deducting the amount of any Capital Expenditure actually made during that Relevant Period by any member of the Group (including any capitalised costs not included in EBIT under paragraph (k) of the definition of EBIT) and the aggregate of any cash consideration paid for, or the cash cost of, any Business Acquisitions except (in each case) to the extent funded from:

(i)	New Shareholder Injections;

(ii)	the proceeds of Disposals or insurance claims permitted to be retained for this purpose (other than any proceeds of Disposals referred to in paragraph (k) of the definition of "Permitted Disposal"); or

(iii)	in respect of any Relevant Period ending on or after 17 January 2015:

(1)	Retained Excess Cashflow; or

(2)	advance or deferred purchase agreements with suppliers of Machines;

(h)	deducting the amount of any cash costs of Pension Items during that Relevant Period to the extent not taken into account in establishing EBITDA,

and so that no amount shall be added (or deducted) more than once and the effect of all cash movements associated with the Transaction Costs shall be excluded and, for the avoidance of doubt, any cash movements in respect of any New Shareholder Injections shall be excluded.

"Current Assets" means the aggregate (on a consolidated basis) of all inventory, work in progress, trade and other receivables of each member of the Group including prepayments in relation to operating items and sundry debtors (but excluding Cash and Cash Equivalent Investments) maturing within twelve months from the date of computation but excluding amounts in respect of:

(a)	receivables in relation to Tax;

(b)	Exceptional Items and other non-operating items;

(c)	insurance claims; and

(d)	any interest owing to any member of the Group.

"Current Liabilities" means the aggregate (on a consolidated basis) of all liabilities (including trade creditors, accruals, provisions and payments received in advance) of each member of the Group falling due within twelve months from the date of computation but excluding amounts in respect of:

(a)	liabilities for Borrowings and Finance Charges;

(b)	liabilities for Tax;

(c)	Exceptional Items and other non-operating items;

(d)	insurance claims; and

(e)	liabilities in relation to dividends declared but not paid by the Parent or by a member of the Group in favour of a person which is not a member of the Group.

"Debt Service" means, in respect of any Relevant Period, the aggregate of:

(a)	Net Finance Charges for that Relevant Period;

(b)	the aggregate of all scheduled repayments of Borrowings (as such may be reduced by the application of prior prepayments) falling due and any voluntary prepayments made during that Relevant Period but excluding:

(i)	any amounts falling due under any overdraft or revolving facility (including, without limitation, the Revolving Facility and any Ancillary Facility) and which were available for simultaneous redrawing according to the terms of that facility;

(ii)	any mandatory prepayment made pursuant to Clause 12.2 (Disposal, Insurance and Claim Proceeds and Excess Cashflow);

(iii)	any such obligations owed to any member of the Group;

(iv)	any prepayment of Borrowings existing on the Relevant Date which is required to be repaid under the terms of this Agreement;

(c)	the amount of any cash dividends or distributions paid or made by the Parent in respect of that Relevant Period; and

(d)	the amount of the capital element of any payments in respect of that Relevant Period payable under any Finance Lease entered into by any member of the Group,

and so that no amount shall be included more than once.

"EBIT" means, in respect of any Relevant Period, the consolidated operating profit of the Group before taxation (excluding the results from discontinued operations):

(a)	before deducting any Finance Charges or any capitalised (or payment in kind) interest in respect of other Borrowings;

(b)	not including any accrued interest owing to any member of the Group;

(c)	subject to paragraph (l) below, before taking into account any Exceptional Items;

(d)	before deducting any Transaction Costs and the Hydra Transaction Costs;

(e)	after deducting the amount of any profit (or adding back the amount of any loss) of any member of the Group which is attributable to minority interests in members of the Group;

(f)	after deducting the amount of any profit of any Non-Group Entity to the extent that the amount of the profit included in the financial statements of the Group exceeds the amount actually received in cash by members of the Group through distributions by the Non-Group Entity;

(g)	before taking into account any unrealised gains or losses on any financial instrument (other than any derivative instrument which is accounted for on a hedge accounting basis);

(h)	before taking into account any gain or loss arising from an upward or downward revaluation of any other asset;

(i)	before taking into account any Pension Items;

(j)	after deducting any profit arising out of release of provisions for liabilities and charges;

(k)	not including any capitalised labour costs up to a maximum amount equal to 20% of pre-capitalised overheads for that Relevant Period (assuming for the purposes of that calculation that no such costs were taken into account in the calculation of EBIT);

(l)	after deducting any payments that fall under paragraphs (b)(ii) or (c) of the definition of Permitted Distribution, paragraphs (g)(ii) or (g)(v) of the definition of Permitted Loan or paragraph (b)(ii) of Clause 27.19 (Holdco Loan Agreement), in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining operating profits of the Group before taxation.

"EBITDA" means, in respect of any Relevant Period, EBIT for that Relevant Period after adding back any amount attributable to the amortisation, depreciation or impairment of assets of members of the Group (and taking no account of the reversal of any previous impairment charge made in that Relevant Period) to the extent not already added back in determining EBIT for the Relevant Period;

"Exceptional Items" means any exceptional, one off, non-recurring or extraordinary items.

"Excess Cashflow" means, for any period for which it is being calculated, Cashflow less Debt Service for that period less (without double counting):

(a)	[Intentionally blank]

(b)	£2,000,000;

(c)	any Carry Forward Amount (as defined in paragraph (d) (Capital Expenditure) of Clause 26.2 (Financial condition)) permitted to be carried forward to that Relevant Period in accordance with paragraph (d) (Capital Expenditure) of Clause 26.2 (Financial condition);

(d)	to the extent included in Cashflow, the cash proceeds of any subscription for ordinary shares, preference shares, capital contribution, subordinated loan stock or any raising of funds by way of private placement of shares, in each case in any member of the Group which is permitted by the terms of this Agreement;

(e)	to the extent included in Cashflow, the cash proceeds of any subordinated loans made to the Parent by Holdco which are permitted by the terms of this Agreement;

(f)	to the extent added in Cashflow, the amount of the exit costs paid during the Relevant Period associated with the historic disposal of the pubs business of the Group;

(g)	to the extent added in Cashflow, the amount of the costs actually paid in the Relevant Period in respect of the aborted merger discussions known as Project Glacier;

(h)	any Capital Expenditure not already deducted under paragraph (g) of the definition of Cashflow;

(i)	the 2016 Amendment Fee.

"Finance Charges" means, for any Relevant Period, the aggregate amount of the accrued interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments in respect of Borrowings whether paid, payable or capitalised by any member of the Group (calculated on a consolidated basis and excluding any such obligations to any other member of the Group) in respect of that Relevant Period:

(a)	excluding any upfront fees or costs which are included as part of the effective interest rate adjustments;

(b)	including the interest (but not the capital) element of payments in respect of Finance Leases;

(c)	including any commission, fees, discounts and other finance payments payable by (and deducting any such amounts payable to) any member of the Group under any interest rate hedging arrangement;

(d)	excluding any Transaction Costs;

(e)	excluding any interest cost or expected return on plan assets in relation to any post-employment benefit schemes;

(f)	if a Joint Venture is accounted for on a proportionate consolidation basis, after adding the Group's share of the finance costs of the Joint Venture;

(g)	taking no account of any unrealised gains or losses on any financial instruments other than any derivative instruments which are accounted for on a hedge accounting basis; and

(h)	excluding any Rolled Up Interest (as defined in Clause 14.2(c) (Payment of interest));

(i)	excluding any capitalised or payment in kind interest in respect of the Holdco Loan Agreement;

(j)	excluding the 2016 Amendment Fee,

and so that no amount shall be added (or deducted) more than once.

"Finance Lease" means any lease or hire purchase contract which would, in accordance with the Accounting Principles, be treated as a finance or capital lease.

"Financial Quarter" means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

"Financial Year" means the annual accounting period of the Group ending on or about 30 September in each year.

"Interest Cover" means the ratio of EBITDA to Net Finance Charges.

"Leverage" means, in respect of any Relevant Period, the ratio of Total Net Debt on the last day of that Relevant Period to EBITDA in respect of that Relevant Period.

"Net Finance Charges" means, for any Relevant Period, the Finance Charges for that Relevant Period after deducting any interest payable in that Relevant Period to any member of the Group on any Cash or Cash Equivalent Investment.

"New Shareholder Injections" means the aggregate amount subscribed for by any person (other than a member of the Group) for ordinary shares in the Parent or additional Subordinated Indebtedness.

"Non-Group Entity" means any investment or entity (which is not itself a member of the Group (including associates and Joint Ventures)) in which any member of the Group has an ownership interest.

"Pension Items" means any income or charge attributable to a post-employment benefit scheme other than the current service costs and any past service costs and curtailments and settlements attributable to the scheme.

"Permitted Carry Forward Amount" has the meaning given to it in Clause 26.2 (Financial condition).

"Quarter Date" means the last day of each quarter (as determined in accordance with Clause 1.3 (Accounting Periods)).

"Relevant Period" means each period of thirteen months (as determined in accordance with Clause 1.3 (Accounting Periods)) ending on or about the last day of the Financial Year and each period of thirteen months ending on or about the last day of each Financial Quarter.

"Relevant Proceeds" means Claim Proceeds, Disposal Proceeds or Insurance Proceeds (each as defined in Clause 12.2 (Disposal, Insurance and Acquisition Proceeds and Excess Cashflow)).

"Retained Excess Cashflow" means Excess Cashflow arising from the previous Financial Year which is not required to be applied in making any prepayment under the Finance Documents.

"Specified Items" means the items specified in the Quarterly Financial Statements for the Group delivered in accordance with Clause 25.1 (Financial Statements) as "pub exceptionals", "pension top up" and "AMLD".

"Total Net Debt" means, at any time, the aggregate amount of all obligations of members of the Group for or in respect of Borrowings at that time but:

(a)	excluding any such obligations to any other member of the Group;

(b)	excluding any such obligations in respect of the Holdco Loan Agreement and, to the extent they constitute Borrowings, any New Shareholder Injections;

(c)	including, in the case of Finance Leases only, their capitalised value;

(d)	deducting the aggregate amount of Cash and Cash Equivalent Investments held by any Obligors at that time; and

(e)	for the purposes of calculating Leverage for the financial covenant in paragraph (e) (Super Senior Leverage) of Clause 26.2 (Financial condition) only, excluding the Total Non-Super Senior RCF Commitments, and so that no amount shall be included or excluded more than once.

"Trade Instrument" means any performance bonds, advance payment bonds or documentary letters of credit issued in respect of the obligations of any member of the Group arising in the ordinary course of trading.

"Unused Amount" has the meaning given to it in Clause 26.2 (Financial condition).

"Working Capital" means, on any date, Current Assets less Current Liabilities.

26.2	Financial condition

The Parent shall ensure that:

(a)	[Intentionally blank]

(b)	Interest Cover

Interest Cover in respect of any Relevant Period specified in column 1 below shall not be less than the ratio set out in column 2 below opposite that Relevant Period.

Column 1	Column 2

Relevant Period expiring	Ratio

5 July 2014	2.93:1

27 September 2014	2.55:1

17 January 2015	2.62:1

11 April 2015	2.65:1

4 July 2015	2.66:1

26 September 2015	2.60:1

16 January 2016	2.56:1

9 April 2016	2.70:1

2 July 2016	2.83:1

24 September 2016	2.94:1

14 January 2017	2.63:1

8 April 2017	2.64:1

1 July 2017	2.73:1

30 September 2017	2.73:1

20 January 2018	2.79:1

14 April 2018	2.81:1

7 July 2018	2.93:1

29 September 2018	2.83:1

19 January 2019	3.01:1

13 April 2019	3.03:1

6 July 2019	3.07:1

28 September 2019	3.00:1

(c)	Leverage

Leverage in respect of any Relevant Period specified in column 1 below shall not exceed the ratio set out in column 2 below opposite that Relevant Period.

Column 1	Column 2

Relevant Period expiring	Ratio

5 July 2014	3.52:1

27 September 2014	3.88:1

17 January 2015	4.14:1

11 April 2015	3.90:1

4 July 2015	3.91:1

26 September 2015	3.80:1

16 January 2016	3.99:1

9 April 2016	3.93:1

2 July 2016	3.68:1

24 September 2016	3.63:1

14 January 2017	3.55:1

8 April 2017	3.83:1

1 July 2017	3.57:1

30 September 2017	3.74:1

20 January 2018	3.52:1

14 April 2018	3.62:1

7 July 2018	3.46:1

29 September 2018	3.53:1

19 January 2019	3.16:1

13 April 2019	3.28:1

6 July 2019	3.29:1

28 September 2019	3.22:1

(d)	Capital Expenditure

(i)	Subject to paragraph (ii) below the aggregate Capital Expenditure of the Group (other than Capital Expenditure funded by the retention of the proceeds of Relevant Proceeds or from New Shareholder Injections) in respect of any Financial Year shall not exceed £3,000,000.

If in any Financial Year (the "Original Financial Year") the amount of the Capital Expenditure is less than the maximum amount permitted for that Original Financial Year (the difference being referred to below as the "Unused Amount"), then the maximum expenditure amount for the immediately following Financial Year (the "Carry Forward Year") shall for the purpose of that Carry Forward Year only be increased by an amount (the "Permitted Carry Forward Amount") equal to the lower of (1) the Unused Amount and (2) the amount which could have been utilised by way of additional Capital Expenditure in the Original Financial Year without causing a breach of the Cash Cover test during that Original Financial Year.

In any Carry Forward Year the original amount specified in column 2 above shall be treated as having been incurred prior to any Permitted Carry Forward Amount carried forward into that Carry Forward Year. Any part of any Carry Forward Amount carried forward into a Carry Forward Year and not spent in that Carry Forward Year may not be carried forward again into the next Financial Year.

(ii)	There shall be no limit on Capital Expenditure in respect of Machines or capitalised labour (provided that, in respect of capitalised labour, the capitalised costs comply with the Accounting Principles).

(e)	Super Senior Leverage

Leverage in respect of any Relevant Period specified in column 1 below shall not exceed the ratio set out in column 2 below opposite that Relevant Period.

Column 1	Column 2

Relevant Period expiring	Ratio

5 July 2014	4.06:1

27 September 2014	4.48:1

17 January 2015	4.78:1

11 April 2015	4.50:1

4 July 2015	4.51:1

26 September 2015	4.38:1

16 January 2016	4.60:1

9 April 2016	4.54:1

2 July 2016	4.24:1

24 September 2016	4.19:1

14 January 2017	4.10:1

8 April 2017	4.41:1

1 July 2017	4.12:1

30 September 2017	4.32:1

20 January 2018	4.07:1

14 April 2018	4.18:1

7 July 2018	3.99:1

Column 1	Column 2

Relevant Period expiring	Ratio

29 September 2018	4.08:1

19 January 2019	3.65:1

13 April 2019	3.79:1

6 July 2019	3.80:1

28 September 2019	3.71:1

26.3	Financial testing

(a)	The financial covenants set out in Clause 26.2 (Financial condition) shall be calculated in accordance with the Accounting Principles and tested by reference to each of the financial statements delivered pursuant to paragraphs (a) and (b) of Clause 25.1 (Financial Statements) and/or each Compliance Certificate delivered pursuant to Clause 25.2 (Provision and contents of Compliance Certificate).

(b)	[Intentionally blank]

(c)	When calculating the financial covenants in this clause the effect of all transactions between members of the Group shall be eliminated to the extent not already netted out on consolidation.

(d)	No item shall be deducted or credited more than once in any calculation.

(e)	Where an amount in any financial statement or Compliance Certificate is not denominated in the Base Currency, it shall be converted into the Base Currency at the rate specified in the financial statements so long as such rate has been set in accordance with the Accounting Principles.

(f)	Subject to paragraph (h) below, the financial covenants in paragraphs (b) (Interest Cover), (c) (Leverage) and (e) (Super Senior Leverage) of Clause 26.2 (Financial condition) shall be tested as of the end of each Relevant Period.

(g)	The financial covenant in paragraph (d) (Capital Expenditure) of Clause 26.2 (Financial condition) shall apply on a continuing basis.

(h)	The first test date in respect of paragraphs (b) (Interest Cover), (c) (Leverage) and (e) (Super Senior Leverage) shall be 5 July 2014.

26.4	Equity cure

No Event of Default under paragraph (a) of Clause 29.2 (Financial covenants and other obligations) in relation to paragraphs (b) (Interest Cover) and (c) (Leverage) of Clause 26.2 (Financial condition) and no Event of Default under Clause 29.20 (Financial covenant – Super Senior Leverage) in relation to paragraph (e) (Super Senior Leverage) of Clause 26.2 (Financial condition) will occur if:

(a)	the proceeds of any Permitted Share Issue permitted by paragraph (a) of the definition of that term and/or of any Subordinated Indebtedness (which are designated in writing by the Parent to the Agent as being provided for the purpose of this Clause 26.4) (the "New Investment") are invested in the Group within 15 Business Days of the date of the delivery of the financial statements in accordance with Clause 25.1 (Financial statements) evidencing such failure to comply; and

(b)	promptly following receipt by the Group of the proceeds of such New Investment (and in any event prior to the expiry of such 15 Business Day period) a certificate signed by the finance director of the Parent (or if he/she is not available, any other authorised signatory of the Parent) is delivered to the Agent confirming (to the Agent's reasonable satisfaction) that, on recalculating the financial covenant ratios set out in Clause 26.2 (Financial condition) for the period in respect of which the breach arose, and on the basis that the New Investment is deemed to have been made immediately prior to the relevant testing date, each such financial covenant would be complied with (and such certificate shall attach reasonable details of such calculations), provided that:

(i)	the Group shall be able to rely on this Clause 26.4 on no more than two test dates in any rolling 12 Month period and on no more than three test dates during the term of this Agreement;

(ii)	the Group shall not be able to rely on this Clause 26.4 (Equity cure) on two consecutive test dates if the New Investment is used to cure an Event of Default in relation to either paragraph (b) (Interest Cover), (c) (Leverage) or (e) (Super Senior Leverage) of Clause 26.2 (Financial condition) on either of those test dates;

(iii)	if a Term Lender exercises its rights under Clause 26.5 (Option to cure: Term Lenders) to cure an Event of Default in relation to paragraph (e) (Super Senior Leverage) of Clause 26.2 (Financial condition), the Group shall not be able to rely on this Clause 26.4 (Equity cure) on the test date immediately following the test date in respect of which the relevant Term Lender exercised such rights if the New Investment is used to cure an Event of Default in relation to either paragraph (b) (Interest Cover), (c) (Leverage) or (e) (Super Senior Leverage) of Clause 26.2 (Financial condition);

(iv)	the New Investment shall be designated by the Parent as being used, to the extent that the New Investment is applied in voluntarily prepaying Loans in accordance with Clause 11.4 (Voluntary Prepayment of Term Loans) or Clause 11.5 (Voluntary Prepayment of Revolving Facility Utilisations):

(1)	[Intentionally blank]

(2)	to reduce Total Net Debt as at the end of the Relevant Period ending on a Quarter Date in respect of which the breach occurred for the purpose of recalculating the financial covenant in paragraph (c) (Leverage) and/or (e) (Super Senior Leverage) of Clause 26.2 (Financial condition);

(3)	to reduce Net Finance Charges for the Relevant Period ending on a Quarter Date in respect of which the breach occurred by an amount equal to the interest which accrued on the amount prepaid during such Relevant Period for the purpose of recalculating the financial covenant in paragraph (b) (Interest Cover) of Clause 26.2 (Financial condition); and

(v)	the New Investment shall be applied in prepayment of Facility A Loans or prepayment and cancellation of Revolving Facility Loans (and cancellation of the corresponding Revolving Facility Commitments) as selected by the Parent; and

(vi)	for the avoidance of doubt any New Investment shall be taken into account in the calculation of Cashflow, Total Net Debt and Net Finance Charges for the test in respect of the Relevant Period ending on the Quarter Date in respect of which the breach occurred and the tests in respect of the Relevant Periods ending on the next three Quarter Dates.

26.5	Option to cure: Term Lenders

(a)	In this Clause 26.5:

"Revolving Facility Transfer" has the meaning given to that term in Clause 8.1 (Option to purchase) of the Intercreditor Agreement.

"Term Lender Cure Period" means, in respect of a failure to comply with paragraph (e) (Super Senior Leverage) of Clause 26.2 (Financial condition), the period commencing on the date which is 15 Business Days after the date of the delivery of the financial statements in accordance with Clause 25.1 (Financial statements) evidencing such failure to comply and ending on the date which is 20 Business Days after the date of the delivery of the financial statements in accordance with Clause 25.1 (Financial statements) evidencing such failure to comply.

(b)	Subject to paragraph (c) below, no Event of Default under Clause 29.20 (Financial covenant – Super Senior Leverage) in relation to paragraph (e) (Super Senior Leverage) of Clause 26.2 (Financial condition) will occur if:

(i)	any Term Lender (the "Purchasing Term Lender"), prior to the expiry of the relevant Term Lender Cure Period (and not before commencement of the relevant Term Lender Cure Period):

(1)	delivers an irrevocable notice to the Security Agent pursuant to paragraph (a) of Clause 8.1 (Option to purchase) of the Intercreditor Agreement requiring a Revolving Facility Transfer to it of some or all of the drawn Revolving Facility Commitments; and

(2)	notifies the Agent that it is exercising its rights pursuant to this Clause, which notice shall specify the Revolving Facility Transfer being effected for the purposes of this Clause;

(ii)	the Purchasing Term Lender completes the Revolving Facility Transfer in accordance with Clause 8.1 (Option to purchase) of the Intercreditor Agreement (the drawn Revolving Facility Commitments so transferred, the "Non-Super Senior RCF Commitments") within 15 Business Days of the date of delivery of the notices referred to in paragraph (i) above (and the Agent confirms to the Lenders completion of the transfer of those Non-Super Senior RCF Commitments prior to the expiry of such 20 Business Day period); and

(iii)	on recalculating the financial covenant ratio set out in paragraph (e) (Super Senior Leverage) of Clause 26.2 (Financial condition) (the "relevant financial covenant") for the period in respect of which the breach arose the relevant financial covenant would be complied with if the Total Non-Super Senior RCF Commitments were excluded from Total Net Debt as at the end of the Relevant Period ending on a Quarter Date.

(c)	The Term Lenders shall not be able to rely on paragraph (b) of this Clause 26.5:

(i)	on more than two test dates during the term of this Agreement;

(ii)	if a Term Lender has exercised its rights under this Clause 26.5 (Option to cure: Term Lenders) to cure an Event of Default in relation to paragraph (e) (Super Senior Leverage) of Clause 26.2 (Financial condition) in respect of the immediately preceding test period; or

(iii)	if the Group has relied on Clause 26.4 (Equity cure) to cure an Event of Default in relation to either paragraph (b) (Interest Cover), (c) (Leverage) or (e) (Super Senior Leverage) of Clause 26.2 (Financial condition) in respect of the immediately preceding test period.

(d)	Subject to paragraph (e) below, no Borrower shall repay any of the Non-Super Senior RCF Commitments unless all other Revolving Facility Commitments have been repaid and cancelled in full.

(e)	The restriction in paragraph (d) above shall not apply to a refinancing of a maturing Revolving Facility Loan by a Rollover Loan.

(f)	Once repaid (other than pursuant to a Rollover Loan), a Non-Super Senior RCF Commitment shall be immediately cancelled and shall not be capable of being redrawn.

(g)	In addition to being excluded from Total Net Debt from the financial covenant ratio set out in paragraph (e) (Super Senior Leverage) of Clause 26.2 (Financial condition) in accordance with paragraph (b)(iii) above, the Total Non-Super Senior RCF Commitments shall be excluded from Total Net Debt on all subsequent test dates for the purposes of paragraph (e) (Super Senior Leverage) of Clause 26.2 (Financial condition) (as contemplated by paragraph (e) of the definition of Total Net Debt in Clause 26.1 (Financial definitions)).

27.	General undertakings

The undertakings in this Clause 27 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

Authorisations and compliance with laws

27.1	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	if requested, supply certified copies to the Agent of,

any Authorisation required under any law or regulation of a Relevant Jurisdiction to:

(i)	enable it to perform its obligations under the Finance Documents;

(ii)	ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document; and

(iii)	carry on its business where failure to do so has or is reasonably likely to have a Material Adverse Effect.

27.2	Compliance with laws

Each Obligor shall (and the Parent shall ensure that each member of the Group will) comply in all respects with all laws to which it may be subject, if failure so to comply has or is reasonably likely to have a Material Adverse Effect.

27.3	Environmental compliance

Each Obligor shall (and the Parent shall ensure that each member of the Group will):

(a)	comply with all Environmental Law;

(b)	obtain, maintain and ensure compliance with all requisite Environmental Permits;

(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law,

where failure to do so has or is reasonably likely to have a Material Adverse Effect.

27.4	Environmental claims

Each Obligor shall (through the Parent), promptly upon becoming aware of the same, inform the Agent in writing of:

(a)	any Environmental Claim against any member of the Group which is current, pending or threatened; and

(b)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Group,

where the claim, if determined against that member of the Group, has or is reasonably likely to have a Material Adverse Effect.

27.5	Taxation

(a)	Each Obligor shall (and the Parent shall ensure that each member of the Group will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;

(ii)	adequate reserves are being maintained for those Taxes and the costs required to contest them have been disclosed in its latest financial statements delivered to the Agent under Clause 25.1 (Financial statements); and

(iii)	such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.

(b)	No member of the Group may change its residence for Tax purposes.

Restrictions on business focus

27.6	Merger

No Obligor shall (and the Parent shall ensure that no other member of the Group will) enter into (or agree to enter into) any amalgamation, demerger, merger, consolidation or corporate reconstruction other than any solvent liquidation or reorganisation permitted by paragraph (b) of the definition of Permitted Transaction.

27.7	Change of business

(a)	[Intentionally blank]

(b)	The Parent and Bidco shall procure that no substantial change is made to the general nature of the business of the Parent, the Obligors or the Group taken as a whole from that carried on by the Group at the date of this Agreement.

27.8	Acquisitions

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Parent shall ensure that no other member of the Group will):

(i)	acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them); or

(ii)	incorporate a company.

(b)	Paragraph (a) above does not apply to an acquisition of a company, of shares, securities or a business or undertaking (or, in each case, any interest in any of them) or the incorporation of a company which is:

(i)	a Permitted Acquisition; or

(ii)	contemplated by paragraph (b) of the definition of Permitted Transaction.

27.9	Joint Ventures

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Parent shall ensure that no member of the Group will):

(i)	enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture; or

(ii)	transfer any assets or lend to or guarantee or give an indemnity for or give Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing).

(b)	Paragraph (a) above does not apply to a Permitted Joint Venture.

27.10	Holding Companies

Neither the Parent nor Bidco shall trade, carry on any business, own any assets or incur any liabilities in excess of £250,000, except for:

(a)	the provision of administrative services (excluding treasury services) to other members of the Group of a type customarily provided by a holding company to its Subsidiaries;

(b)	ownership of shares in its Subsidiaries, intra-Group debit balances, intra-Group credit balances and other credit balances in bank accounts, cash and Cash Equivalent Investments but only if those shares, credit balances, cash and Cash Equivalent Investments are subject to the Transaction Security; or

(c)	any liabilities under the Transaction Documents to which it is a party and professional fees and administration costs in the ordinary course of business as a holding company,

and this Clause shall prevail if but for this Clause a transaction would otherwise be a Permitted Acquisition, a Permitted Disposal, Permitted Financial Indebtedness, a Permitted Joint Venture, a Permitted Guarantee, a Permitted Loan, a Permitted Share Issue, Permitted Security or a Permitted Transaction or be permitted by Clause 27.36 (Intra Group Transactions).

Restrictions on dealing with assets and Security

27.11	Preservation of assets

Each Obligor shall (and the Parent shall ensure that each member of the Group will) maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary or desirable in the conduct of its business where failure to do so would be reasonably likely to have a Material Adverse Effect.

27.12	Pari passu ranking

Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

27.13	Negative pledge

Except as permitted under paragraph (d) below:

(a)	No Obligor shall (and the Parent shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(b)	No Obligor shall (and the Parent shall ensure that no other member of the Group will) sell, transfer or otherwise dispose of any of its receivables.

(c)	No Obligor shall (and the Parent shall ensure that no other member of the Group will):

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by any other member of the Group;

(ii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iii)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset. A transaction referred to in this paragraph (c) is termed "Quasi Security".

(d)	Paragraphs (a), (b) and (c) above do not apply to any Security or (as the case may be) Quasi-Security, which is:

(i)	Permitted Security; or

(ii)	given under the Finance Documents.

27.14	Disposals

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Parent shall ensure that no member of the Group will) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer, licence, surrender, set-off or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal which is:

(i)	a Permitted Disposal (other than a disposal, to another member of the Group, of a creditor's rights under a Structural Intra-Group Loan); or

(ii)	a Permitted Transaction (other than a disposal, to another member of the Group, of a creditor's rights under a Structural Intra-Group Loan).

27.15	Arm's length basis

(a)	Except as permitted by paragraph (b) below, no Obligor shall (and the Parent shall ensure no member of the Group will) enter into any transaction with any person except on arm's length terms and for full market value.

(b)	The following transactions shall not be a breach of this Clause:

(i)	intra-Group transactions permitted under Clause 27.36 (Intra Group transactions); and

(ii)	fees, costs and expenses payable under the Transaction Documents in the amounts set out in the Transaction Documents delivered to the Agent under Clause 4.1 (Initial conditions precedent) or agreed by the Agent;

(iii)	any Permitted Transaction; and

(iv)	any Liabilities Acquisition which is permitted by, and as defined in, the Intercreditor Agreement.

Restrictions on movement of cash - cash out

27.16	Loans or credit

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Parent shall ensure that no member of the Group will) be a creditor in respect of any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to:

(i)	a Permitted Loan (which is consistent with Clause 27.10 (Holding Companies); or

(ii)	a Permitted Transaction which is referred to in paragraph (a) of the definition of that term.

27.17	No guarantees or indemnities

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Parent shall ensure that no member of the Group will) incur or allow to remain outstanding any guarantee, bond or indemnity in respect of any obligation of any person.

(b)	Paragraph (a) above does not apply to a guarantee which is:

(i)	a Permitted Guarantee (which is consistent with Clause 27.10 (Holding Companies); or

(ii)	a Permitted Transaction which is referred to in paragraph (a) of the definition of that term.

27.18	Dividends and share redemption

(a)	Except as permitted under paragraph (b) below, the Parent shall not (and will ensure that no other member of the Group will):

(i)	declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(ii)	repay or distribute any dividend or share premium reserve;

(iii)	pay or allow any member of the Group to pay any management, advisory or other fee to or to the order of any of the direct or indirect shareholders of the Parent; or

(iv)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so.

(b)	Paragraph (a) above does not apply to:

(i)	a Permitted Distribution; or

(ii)	a Permitted Transaction (other than one referred to in paragraph (c) of the definition of that term).

27.19	Holdco Loan Agreement

(a)	Except as permitted under paragraph (b) below, the Parent shall not (and will ensure that no other member of the Group will):

(i)	repay or prepay any principal amount (or capitalised interest) outstanding under the Holdco Loan Agreement;

(ii)	pay any interest, fee or charge accrued or due under the Holdco Loan Agreement; or

(iii)	purchase, redeem, defease or discharge any amount outstanding with respect to the Holdco Loan Agreement.

(b)	Paragraph (a) above does not apply to a repayment or prepayment under the Holdco Loan Agreement to Holdco solely to enable Holdco to:

(i)	make payments of out-of-pocket expenses incurred by the directors of Holdco and any of its Holding Companies in an aggregate amount (when aggregated with any amounts paid to Holdco under paragraph (b)(i) of the definition of “Permitted Distribution” and paragraph (g)(i) of "Permitted Loan") not exceeding £12,000 in any Financial Year;

(ii)	make payments of directors' remuneration in an aggregate amount (when aggregated with any amounts paid to Holdco under paragraph (b)(ii) of the definition of "Permitted Distribution" and paragraph (g)(ii) of the definition of "Permitted Loan") not exceeding US$350,000 (or its equivalent in any other currency) plus VAT (if any) in any Financial Year, subject to an increase in each year equal to the increase (if any) in the retail prices index for the relevant year;

(iii)	fund a non-recurring arrangement fee paid to the original Investors or at their direction as specified in clause 6.3 of the form of Shareholders' Agreement delivered in accordance with Clause 4.1 (Initial conditions precedent); and

(iv)	fund other administrative costs of Holdco and any of its Holding Companies in an aggregate amount (when aggregated with any amounts paid to Holdco under paragraph (b)(iv) of the definition of “Permitted Distribution" and paragraph (g)(iv) of the definition of "Permitted Loan") not exceeding £100,000 in any Financial Year.

27.20	Structural Intra-Group Loans

Except as may be expressly permitted under the Intercreditor Agreement, no Obligor shall (and the Parent shall ensure that no member of the Group will):

(a)	repay or prepay any principal amount (or capitalised interest) outstanding under the Structural Intra-Group Loans;

(b)	pay any interest or any other amounts payable in connection with the Structural Intra-Group Loans; or

(c)	purchase, redeem, defease or discharge any amount outstanding with respect to the Structural Intra-Group Loans.

Restrictions on movement of cash - cash in

27.21	Financial Indebtedness

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Parent shall ensure that no member of the Group will) incur or allow to remain outstanding any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to Financial Indebtedness which is:

(i)	Permitted Financial Indebtedness; or

(ii)	contemplated by paragraph (a) of the definition of Permitted Transaction.

27.22	Share capital

No Obligor shall (and the Parent shall ensure no member of the Group will) issue any shares except pursuant to a Permitted Share Issue.

Miscellaneous

27.23	Insurance

(a)	Each Obligor shall (and the Parent shall ensure that each member of the Group will) maintain insurances on and in relation to its business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

(b)	All insurances must be with reputable independent insurance companies or underwriters.

27.24	Pensions

(a)	Except for Leisure Link Group Pension Scheme the Parent shall ensure that no member of the Group is or has been at any time an employer (for the purposes of Sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993) or "connected" with or an "associate" of (as those terms are used in Sections 39 or 43 of the Pensions Act 2004) such an employer.

(b)	The Parent shall deliver to the Agent at such times as those reports are prepared in order to comply with the then current statutory or auditing requirements (as applicable either to the trustees of any relevant schemes or to the Parent), actuarial reports in relation to all pension schemes mentioned in paragraph (a) above.

(c)	The Parent shall promptly notify the Agent of any material change in the rate of contributions to any pension schemes mentioned in paragraph (a) above paid or recommended to be paid (whether by the scheme actuary or otherwise) or required (by law or otherwise).

(d)	Each Obligor shall immediately notify the Agent of any investigation or proposed investigation by the Pensions Regulator which is reasonably likely to lead to the issue of a Financial Support Direction or a Contribution Notice to any member of the Group.

(e)	Each Obligor shall immediately notify the Agent if it receives a Financial Support Direction or a Contribution Notice from the Pensions Regulator.

27.25	Access

Each Obligor shall, and the Parent shall ensure that each member of the Group will (not more than once in every Financial Year unless the Agent reasonably suspects a Default is continuing), permit the Agent and/or the Security Agent and/or accountants or other professional advisers and contractors of the Agent or Security Agent free access at all reasonable times and on reasonable notice at the risk and cost of the Obligor to (a) the premises, assets, books, accounts and records of each member of the Group and (b) meet and discuss matters with Senior Management.

27.26	Service contracts

(a)	The Parent must ensure that there is in place in respect of each Obligor and each Material Company qualified management with appropriate skills.

(b)	If any of the Senior Management ceases (whether by reason of death, retirement at normal retiring age or through ill health or otherwise) to perform his or her duties (as required under the Service Contracts), the Parent must as soon as reasonably practicable thereafter:

(i)	notify the Agent; and

(ii)	find and appoint an adequately qualified replacement for him or her as promptly as practicable,

provided that nothing in this paragraph (b) shall restrict any member of the Group from reorganising its management structure including re-allocating employees' roles and/or titles within the business.

(c)	The Parent shall ensure that no member of the Group amends, varies, waives, novates, supplements or replaces any term of a Service Contract in a way which is or is reasonably likely to be materially prejudicial to the interests of the Finance Parties.

27.27	Intellectual Property

(a)	Each Obligor shall (and the Parent shall procure that each member of the Group will):

(i)	preserve and maintain the subsistence and validity of the Intellectual Property necessary for its business;

(ii)	use reasonable endeavours (including the institution of legal proceedings) to prevent any infringement in any material respect of the Intellectual Property necessary for its business;

(iii)	immediately notify the Agent if it becomes aware of any infringement or challenge to the validity, enforceability or ownership of any Intellectual Property necessary for its business and supply the Security Agent with all information relating to it which is reasonably requested by the Agent;

(iv)	make registrations and pay all registration fees and taxes necessary to maintain the Intellectual Property in full force and effect and record its interest in that Intellectual Property;

(v)	not use or permit the Intellectual Property to be used in a way or take any step or omit to take any step in respect of that Intellectual Property which may materially and adversely affect the existence or value of that Intellectual Property or imperil the right of any member of the Group to use such property; and

(vi)	not discontinue the use of the Specified Intellectual Property (as defined in the Debenture),

where failure to do so in the case of sub-paragraphs (i) and (ii) above or, in the case of sub-paragraphs (iv) and (v) above, such use, permission to use, omission or discontinuation is reasonably likely to have a Material Adverse Effect.

(b)	Failure to comply with any part of paragraph (a) above shall not be a breach of this Clause 27.27 to the extent that any dealing with Intellectual Property which would otherwise be a breach of paragraph (a) above is contemplated by paragraph (a) of the definition of Permitted Transaction.

27.28	Amendments

No Obligor shall (and the Parent shall ensure that no member of the Group will) amend, vary, novate, supplement, supersede, waive or terminate any term of a Transaction Document or any other document delivered to the Agent pursuant to Clause 4.1 (Initial conditions precedent), or Clause 32 (Changes to the Obligors) or enter into any agreement with any shareholders of the Parent or any of their Affiliates which is not a member of the Group except in writing:

(a)	in accordance with the provisions of Clause 42 (Amendments and Waivers) or of the Intercreditor Agreement;

(b)	prior to the Relevant Date, with the prior written consent of the Original Lenders; or

(c)	after the Relevant Date, in a way which:

(i)	could not reasonably be expected to materially and adversely affect the interests of the Lenders or the ranking and/or subordination arrangements provided for in the Intercreditor Agreement; and

(ii)	would not change the date, amount or method of payment of interest or principal on the Holdco Loan Agreement.

The Parent shall promptly supply to the Agent a copy of any document relating to any of the matters referred to in paragraphs (a) or (b) above.

27.29	Treasury Transactions

(a)	No Obligor shall (and the Parent will procure that no member of the Group will) enter into any Treasury Transaction, other than:

(i)	hedging transactions entered into to hedge the risk of movement in interest rates and/or exchange rates in the ordinary course of business (and not for speculative purposes) including the hedging transactions documented by the Hedging Agreements; and

(ii)	spot and forward delivery foreign exchange contracts entered into in the ordinary course of business and not for speculative purposes.

(b)	[Intentionally blank]

27.30	Cash management

(a)	Subject to paragraph (b) below, no member of the Group that is not an Obligor (a "Non Obligor") or which is incorporated or established outside the UK shall (and the Parent shall procure that no such member of the Group will) at any time hold any cash or Cash Equivalent Investment held by greater than required for its reasonable working capital requirements for the following three Months (the amount of such excess being (the "Cash Balance")) and any such Cash Balance will promptly be lent by such member of the Group to Bidco or another Obligor incorporated in the UK pursuant to a Structural Intra-Group Loan.

(b)	The Parent shall not be obliged at any time to procure that a member of the Group lend any Cash Balance under paragraph (a) above:

(i)	at a time when to do so would cause Bidco, any Obligor or any relevant member of the Group (despite that person using all reasonable effects to avoid the relevant Tax liability) to incur a materially greater Tax liability in respect of the Cash Balance than it would otherwise incur if the loan were made at a later date; or

(ii)	if (despite using all reasonable efforts to avoid the breach or result) to do so would breach any applicable law or result in personal liability for Bidco, any Obligor or any relevant member of the Group or any of such person's directors or management.

(c)	Any Cash Balance lent under paragraph (a) above may be repaid (subject to compliance with paragraph (a) above) to the member of the Group who lent it for the purpose of funding that member of the Group's reasonable working capital requirements for the following three Months and any such repayment shall not be taken into account when calculating compliance with any restriction on making investments in, or loans to, entities incorporated outside the UK.

27.31	Guarantors

(a)	The Parent shall ensure that:

(i)	EBITDA and gross assets of the Guarantors (in each case calculated on an unconsolidated basis and excluding all intra-group items) represent not less than 80% of those of the Group; and

(ii)	the Parent shall procure that any entity which becomes a Material Company shall as soon as practicable and in any event within 30 days (if such company is incorporated in the United Kingdom) or 90 days (if such company is not incorporated in the United Kingdom) of becoming a Material Company become an Additional Guarantor and an Additional Chargor and shall grant Security in favour of the Security Agent, subject to the Agreed Security Principles.

(b)	The Parent need only perform its obligations under paragraph (a) above if it is not unlawful for the relevant person to become a Guarantor and that person becoming a Guarantor would not result in personal liability for that person's directors or other management. Each Obligor must use, and the Parent must procure (so far as it is able to do so) that the relevant person uses, all reasonable endeavours lawfully available to avoid any such unlawfulness or personal liability. This includes agreeing to a limit on the amount guaranteed. The Agent may (but shall not be obliged to, other than as expressly provided for in paragraph (a) above) agree to such a limit if, in its opinion, to do so would avoid the relevant unlawfulness or personal liability.

27.32	Further assurance

(a)	Each Obligor shall (and the Parent shall procure that each member of the Group will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify and in such form as the Security Agent may reasonably require (in favour of the Security Agent or its nominee(s)) in order to:

(i)	perfect or protect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(ii)	confer on the Security Agent or confer on the Finance Parties, Security over any property and assets of that Obligor located in any jurisdiction which is (to the extent permitted by local law) equivalent or similar to the Security intended to be conferred by or pursuant to the Transaction Security Documents; and/or

(iii)	facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

(b)	Each Obligor shall (and the Parent shall procure that each member of the Group shall) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

27.33	[Intentionally blank]

27.34	[Intentionally blank]

27.35	Conditions subsequent

(a)	[Intentionally blank]

(b)	[Intentionally blank]

(c)	The Parent shall deliver to the Agent within 30 days from the Signing Date a letter from the Parent to the Agent specifying the Holding Account and the Mandatory Prepayment Account including details of each account name, account number and the name and address of the bank where each account is held.

(d)	The Parent shall procure within 60 days from the Relevant Date that a letter of engagement between the Auditors of the Group and the Finance Parties, in agreed form, in respect of the Compliance Certificates is delivered to the Agent.

(e)	The Parent shall procure within 30 days of the date of this Agreement that the Mandatory Prepayment Account and Holding Account are opened and the notices required pursuant to the terms of the Debenture to be delivered in respect of those accounts are delivered.

27.36	Intra-Group transactions

(a)	No member of the Group may enter into any transaction (whether by way of disposal, investment, loan, borrowing, guarantee or otherwise) with, or in respect of the obligations of, any other member of the Group save and except where such transaction:

(i)	is a Permitted Transaction; or

(ii)	is from a Chargor to, or in respect of the obligations of, another Chargor; or

(iii)	is from a Guarantor (which is not a Chargor) (the "Disposing Guarantor") to another Guarantor (which is not a Chargor) and which guarantees at all times an amount no less than that guaranteed by the Disposing Guarantor; or

(iv)	is from a member of the Group that is neither a Chargor nor Guarantor (a "Non-Obligor") to, or in respect of the obligations of, a Chargor or Guarantor; or

(v)	is from a Non-Obligor whose shares have not been charged to the Security Agent under any Transaction Security to, or in respect of, the obligations of, another Non-Obligor; or

(vi)	is from an Obligor to, or in respect of, a non-Obligor, provided that the aggregate value (being the higher of market value and net consideration receivable) in respect of such transactions, after deducting the value (being the lower of market value and net consideration receivable) of any transactions made pursuant to paragraph (iv) above, shall not exceed £3,000,000 during the term of this Agreement; or

(vii)	is on arm's length terms and in the ordinary course of trading,

and in any case is not unlawful under any law or regulation in any relevant jurisdiction including under any applicable financial assistance legislation.

(b)	If the relevant intra-Group transaction contemplated by paragraph (a) above:

(i)	is a disposal of assets from one Chargor to another and if Transaction Security had been granted by the Chargor disposing of such asset then the asset must be either transferred subject to such Security or the acquiring Chargor must grant Security (equivalent in type and in value) to the Finance Parties over that asset in favour of the Security Agent; or

(ii)	results in Financial Indebtedness being owed by an Obligor to another Obligor then the creditor of such Financial Indebtedness shall grant Security over its rights in respect of such Financial Indebtedness in favour of the Lenders on terms acceptable to the Agent (acting on the instructions of the Majority Lenders); or

(iii)	results in Financial Indebtedness being owed by a Chargor or Guarantor to a Non-Obligor then the creditor and the debtor of such Financial Indebtedness shall accede to the terms Intercreditor Agreement as intercompany creditor and intercompany debtor respectively to the extent that they are not already a party in such capacities.

27.37	Machines

The Parent shall ensure that at all times:

(a)	not less than 90% of the Machines owned by members of the Group (taken as a whole) are located in:

(i)	Greece; and/or

(ii)	jurisdictions which are members of the G20; and

(b)	not more than 30% of the Machines owned by members of the Group (taken as a whole) are located in Greece.

27.38	Sanctions

(a)	No Obligor shall (and the Parent shall ensure that no other member of the Group will), to the best of its knowledge and belief (having made due and careful enquiry) directly or indirectly engage in any business activity or transaction with either:

(i)	any person or entity that is the subject of Sanctions (a "Sanctioned Person"), or is owned or controlled, directly or indirectly, by any Sanctioned Person;

(ii)	any person that the Obligor or the applicable Affiliate knows or has reasonable cause to suspect is acting on behalf of any of the above; or

(iii)	any person located, organised or resident in a Sanctioned Country.

(b)	No Obligor shall (and the Parent shall ensure that no other member of the Group will) directly or indirectly use the proceeds of the Facility, or lend, contribute or otherwise make available such proceeds, to any subsidiary, joint venture partner or other person:

(i)	to fund any activities or business of or with any Sanctioned Person; or

(ii)	in any other manner that would result in a violation of Sanctions by any person (including any person participating in the Facility, whether as a Lender, advisor, investor or otherwise), in a manner or to an extent which is, or is reasonably likely to be, materially prejudicial to the interests of any Finance Party or any member of the Group.

(c)	Each Obligor shall ensure that no Sanctioned Person will have any direct property interest in any funds repaid or remitted by any Obligor in connection with the Facility.

(d)	No Obligor shall (and the Parent shall ensure that no other member of the Group will) engage in any activity which might reasonably be expected to cause it to become the subject of Sanctions or knowingly violate applicable Sanctions.

27.39	PSC Register

(a)	Each Obligor which is a Relevant Entity agrees that: (i) it will not issue a PSC Notice to any person unless required to do so by law; and (ii) it will send a copy of any PSC Notice issued to any person to the Security Agent within two Business Days of sending it to that person.

(b)	If at any time any Obligor receives a PSC Notice from a Relevant Entity it will (i) within 2 Business Days send a copy of that PSC Notice to the Security Agent; (ii) where applicable promptly respond with the information which it is required by that PSC Notice to give to that Relevant Entity and in any event it will respond not later than five Business Days prior to the end of the period prescribed by law for so doing; and (iii) send a copy of that response to the Security Agent at the same time as it sends that response to the Relevant Entity.

28.	[Intentionally blank]

29.	Events of default

Each of the events or circumstances set out in this Clause 29 is an Event of Default (save for Clause 29.22 (Acceleration).

29.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document in the manner in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error by a bank in the transmission of funds; or

(ii)	a Disruption Event; and

(b)	payment is made within 2 Business Days of its due date.

29.2	Financial covenants and other obligations

(a)	Any requirement of Clause 26 (Financial covenants) other than Clause 26.2 (e) (Super Senior Leverage) is not satisfied (subject to the cure rights set out in Clause 26.4 (Equity Cure)) or an Obligor does not comply with the provision of Clause 25 (Information undertakings), Clause 27.8 (Acquisitions), Clause 27.9 (Joint Ventures), Clause 27.13 (Negative Pledge), Clause 27.14 (Disposals), Clause 27.18 (Dividends and share redemption), Clause 27.19 (Holdco Loan Agreement) and Clause 27.35 (Conditions Subsequent).

(b)	An Obligor does not comply with any provision of any Transaction Security Document.

29.3	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 29.1 (Non-payment), Clause 29.2 (Financial covenants and other obligations) and Clause 29.20 (Financial covenants – Super Senior Leverage)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 20 Business Days after the earlier of:

(i)	the Agent giving notice to the Parent or relevant Obligor; or

(ii)	the Parent or an Obligor becoming aware of the failure to comply.

29.4	Misrepresentation

(a)	Any representation, warranty or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made.

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 20 Business Days after the earlier of the Agent giving notice to the Obligor's Agent or relevant Obligor or the Obligor's Agent or an Obligor becoming aware of the failure to comply.

29.5	Cross default

(a)	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)	Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 29.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than £1,000,000 (or its Base Currency Equivalent).

29.6	Insolvency

(a)	A Material Company is unable or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable law, suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	A moratorium is declared in respect of any indebtedness of any member of the Group. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

29.7	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other formal procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Material Company;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any Material Company;

(iii)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Material Company or any of its assets; or

(iv)	enforcement of any Security over any assets of any Material Company,

or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) above shall not apply to:

(i)	any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 20 days of commencement, or, if earlier, the date on which it is advertised; or

(ii)	any step or procedure contemplated by paragraph (b) of the definition of Permitted Transaction.

29.8	Creditors' process

Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of a member of the Group having an aggregate value of £500,000 and is not discharged within 7 days.

29.9	Unlawfulness and invalidity

(a)	It is or becomes unlawful for an Obligor or, any other member of the Group that is party to the Intercreditor Agreement, to perform any of its material obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective or any subordination created under the Intercreditor Agreement is or becomes unlawful.

(b)	Any obligation or obligations of any Obligor under any Finance Document or any member of the Group under the Intercreditor Agreement are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

(c)	Any Finance Document ceases to be in full force and effect or any Transaction Security or any subordination created under the Intercreditor Agreement ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.

29.10	Intercreditor Agreement

(a)	Any party to the Intercreditor Agreement (other than a Finance Party or an Obligor) fails to comply with the provisions of, or does not perform its obligations under, the Intercreditor Agreement; or

(b)	a representation or warranty given by that party in the Intercreditor Agreement is incorrect in any material respect,

and, if the non-compliance or circumstances giving rise to the misrepresentation are capable of remedy, it is not remedied within 20 days of the earlier of the Agent giving notice to that party or that party becoming aware of the non-compliance or misrepresentation.

29.11	Cessation of business

Any member of the Group suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business except as a result of a disposal which is a Permitted Disposal or a Permitted Transaction which is contemplated in paragraphs (a) or (b) of the definition of that term.

29.12	Change of ownership

(a)	After the Relevant Date, an Obligor (other than the Parent) ceases to be a wholly-owned Subsidiary of the Parent; or

(b)	an Obligor ceases to own at least the same percentage of shares in a Material Company as on the Relevant Date,

except in either case, as a result of a disposal which is a Permitted Disposal.

29.13	Amending articles of association

The Parent or Bidco amends, varies, supplements, supersedes, waives or terminates any provision of its constitutional documents in a manner which is reasonably likely to materially and adversely affect the interests of the Finance Parties without the prior written consent of the Majority Lenders.

29.14	Audit qualification

The Auditors of the Group qualify the audited annual consolidated financial statements of the Parent:

(a)	on the grounds that the information supplied to them or to which they had access was inadequate or unreliable;

(b)	on the grounds that they are unable to prepare such statements on a going concern basis; or

(c)	otherwise in terms or as to issues which could reasonably be expected to be materially adverse to the interests of the Lenders.

29.15	Expropriation

The authority or ability of any member of the Group to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any member of the Group or any of its assets.

29.16	Repudiation and rescission of agreements

(a)	An Obligor (or any other relevant party other than a Finance Party) rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security.

(b)	Any party to the Receiving Bankers' Agreements, the Shareholders' Agreement or the Intercreditor Agreement rescinds or purports to rescind or repudiates or purports to repudiate any of those agreements or instruments in whole or in part where to do so has or is, in the reasonable opinion of the Majority Lenders, likely to have a material adverse effect on the interests of the Lenders under the Finance Documents.

29.17	Litigation

Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in relation to the Transaction Documents or the transactions contemplated in the Transaction Documents or against any member of the Group or its assets which are reasonably likely to be determined against such member of the Group and which if successful would be reasonably likely to have a Material Adverse Effect.

29.18	Pensions

The Pensions Regulator issues a Financial Support Direction or a Contribution Notice to any member of the Group which is reasonably likely to have a Material Adverse Effect.

29.19	Material adverse change

Any event or circumstance occurs which the Majority Lenders reasonably believe has or is reasonably likely to have a Material Adverse Effect.

29.20	Financial covenant – Super Senior Leverage

Any requirement of Clause 26.2 (e) (Super Senior Leverage) is not satisfied (subject to the cure rights set out in Clause 26.4 (Equity Cure) and Clause 26.5 (Option to cure: Term Lenders)).

29.21	Liquidity Event of Default

The most recently delivered Compliance Certificate shows that a Liquidity Drawstop has occurred and, as at the date of delivery of such Compliance Certificate, the Revolving Facility is (i) fully drawn and (ii) projected to be fully drawn for a period of 3 consecutive months or more at any time during the following 12 Month period.

29.22	Acceleration

(a)	On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Parent:

(i)	cancel the Total Commitments and/or Ancillary Commitments at which time they shall immediately be cancelled;

(ii)	declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable;

(iii)	declare that all or part of the Utilisations be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders;

(iv)	[intentionally blank];

(v)	[intentionally blank];

(vi)	declare all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities to be immediately due and payable, at which time they shall become immediately due and payable;

(vii)	declare that all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(viii)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

(b)	If the Majority Lenders make a declaration in accordance with paragraph (a) above which relates to only part of the Utilisations under a Facility or which does not include any Utilisation under a Facility, Lenders with at least 66⅔ of the Commitments in respect of that Facility must give their consent prior to any such acceleration.

(c)	If clause 12.6 (Permitted Enforcement: Senior RCF Lenders) of the Intercreditor Agreement permits the Majority Revolving Facility Lenders to so require, the Agent shall if so instructed by the Majority Revolving Facility Lenders by notice to the Parent take all or any of the actions referred to in paragraph (a) above in relation to the Revolving Facility Commitments and Revolving Facility Utilisations.

Section 9

Changes to parties

30.	Changes to the Lenders

30.1	Assignments and transfers by the Lenders

(a)	Subject to this Clause 30 and to Clause 31 (Restrictions on debt purchase Transactions), a Lender (the "Existing Lender") may:

(i)	assign any of its rights; or

(ii)	transfer by novation any of its rights and obligations,

under any Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the "New Lender") subject to a minimum transfer amount of £1,000,000 (other than any transfer from a Lender to an Affiliate or a Related Fund of such Lender).

(b)	Notwithstanding paragraph (a) above, no Lender may assign or transfer or sub-participate any of its rights and/or obligations under this Agreement to any member of the Group without the prior consent of all the Lenders.

30.2	Conditions of assignment or transfer

(a)	An Existing Lender must consult with the Parent for no more than 5 days before it may make an assignment or transfer in accordance with Clause 30.1 (Assignments and transfers by the Lenders) unless the assignment or transfer is:

(i)	to another Lender or an Affiliate of a Lender;

(ii)	if the Existing Lender is a fund, to a fund which is a Related Fund of the Existing Lender; or

(iii)	made at a time when an Event of Default is continuing.

(b)	[Intentionally blank]

(c)	An assignment will only be effective on:

(i)	receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it was an Original Lender;

(ii)	the New Lender entering into the documentation required for it to accede as a party to the Intercreditor Agreement; and

(iii)	the performance by the Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(d)	A transfer will only be effective if the New Lender enters into the documentation required for it to accede as a party to the Intercreditor Agreement and if the procedure set out in Clause 30.5 (Procedure for transfer) is complied with.

(e)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 18 (Tax gross-up and indemnities) or Clause 19 (Increased costs), then (unless the assignment, transfer or charge has been made in mitigation in accordance with Clause 21 (Mitigation by the Lenders)) the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under that Clause to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(f)	Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

30.3	Assignment or transfer fee

Unless the Agent otherwise agrees the New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of £1,000.

30.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents, the Transaction Security or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor or any other member of the Group of its obligations under the Transaction Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender, the other Finance Parties and the Secured Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Transaction Document or the Transaction Security; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 30; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Transaction Documents or otherwise.

30.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 30.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (b) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender upon its completion of all "know your customer" or other checks relating to any person that it is required to carry out in relation to the transfer to such New Lender.

(c)	Subject to Clause 30.10 (Pro rata Interest Settlement) on the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights, benefits and obligations under the Finance Documents and in respect of the Transaction Security each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the "Discharged Rights and Obligations");

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights and benefits against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor or other member of the Group and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Agent, the Arrangers, the Security Agent, the New Lender, the other Lenders and any relevant Ancillary Lender shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights, and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arrangers, the Security Agent and any relevant Ancillary Lender and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a "Lender".

30.6	Procedure for assignment

(a)	Subject to the conditions set out in Clause 30.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)	The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender upon its completion of all "know your customer" or other checks relating to any person that it is required to carry out in relation to the assignment to such New Lender.

(c)	Subject to Clause 30.10 (Pro rata interest settlement) on the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement;

(ii)	the Existing Lender will be released from the obligations (the "Relevant Obligations") expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and

(iii)	the New Lender shall become a Party as a "Lender" and will be bound by obligations equivalent to the Relevant Obligations.

(d)	Lenders may utilise procedures other than those set out in this Clause 30.6 to assign their rights under the Finance Documents provided that they comply with the conditions set out in Clause 30.2 (Conditions of assignment or transfer).

30.7	Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Parent

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, an Assignment Agreement, or Increase Confirmation, send to the Parent a copy of that Transfer Certificate, Assignment Agreement or Increase Confirmation.

30.8	Affiliates of Lenders as Hedge Counterparties

(a)	Any person which becomes a party to the Intercreditor Agreement as a Hedge Counterparty shall, at the same time, become a Party to this Agreement as a Hedge Counterparty in accordance with clause 18.10 (Creditor/Agent Accession Undertaking) of the Intercreditor Agreement.

(b)	Where this Agreement or any other Finance Document imposes an obligation on a Hedge Counterparty and the relevant Hedge Counterparty is an Affiliate of a Lender and is not a party to that document, the relevant Lender shall ensure that the obligation is performed by its Affiliate.

30.9	Security Interests over Lenders' rights

In addition to the other rights provided to Lenders under this Clause 30, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

30.10	Pro Rata Interest Settlement

If the Agent has notified the Lenders that it is able to distribute interest payments on a "pro rata basis" to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 30.5 (Procedure for transfer) or any assignment pursuant to Clause 30.6 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(a)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but including the Transfer Date ("Accrued Amounts") and shall become due and payable to the Existing Lender (without further interest accruing on them) until the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(b)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts so that, for the avoidance of doubt:

(i)	when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Existing Lender, and

(ii)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 30.10 have been payable to it on that date, but after deduction of the Accrued Amounts.

31.	Restriction on Debt Purchase transactions

31.1	Prohibition on Debt Purchase Transactions by the Group

The Parent shall not, and shall procure that each other member of the Group shall not, enter into any Debt Purchase Transaction or beneficially own all or any part of the share capital of a company that is a Lender or a party to a Debt Purchase Transaction of the type referred to in paragraphs (b) or (c) of the definition of Debt Purchase Transaction.

31.2	Disenfranchisement on Debt Purchase Transactions entered into by Sponsor Affiliates

(a)	For so long as a Sponsor Affiliate:

(i)	beneficially owns a Commitment or

(ii)	has entered into a sub-participation agreement relating to a Commitment or other agreement or arrangement having a substantially similar economic effect and such agreement or arrangement has not been terminated:

(1)	in ascertaining the Majority Lenders or whether any given percentage (including unanimity) of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents such Commitment shall be deemed to be zero; and

(2)	for the purposes of Clause 42.3 (Exceptions), such Sponsor Affiliate or the person with whom it has entered into such sub-participation, other agreement or arrangement shall be deemed not to be a Lender (unless in the case of a person not being a Sponsor Affiliate it is a Lender by virtue otherwise than by beneficially owning the relevant Commitment).

(b)	Each Lender shall, unless such Debt Purchase Transaction is an assignment or transfer, promptly notify the Agent in writing if it knowingly enters into a Debt Purchase Transaction with a Sponsor Affiliate (a "Notifiable Debt Purchase Transaction"), such notification to be substantially in the form set out in Part A Schedule 16 (Forms of Notifiable Debt Purchase Transaction Notice).

(c)	A Lender shall promptly notify the Agent if a Notifiable Debt Purchase Transaction to which it is a party:

(i)	is terminated, or

(ii)	ceases to be with a Sponsor Affiliate,

such notification to be substantially in the form set out in Part 2 of Schedule 16 (Forms of Notifiable Debt Purchase Transaction Notice).

(d)	Each Sponsor Affiliate that is a Lender agrees that:

(i)	in relation to any meeting or conference call to which all the Lenders are invited to attend or participate, it shall not attend or participate in the same if so requested by the Agent or, unless the Agent otherwise agrees, be entitled to receive the agenda or any minutes of the same; and

(ii)	in its capacity as Lender, unless the Agent otherwise agrees, it shall not be entitled to receive any report or other document prepared at the behest of, or on the instructions of, the Agent or one or more of the Lenders.

32.	Changes to the Obligors

32.1	Assignment and transfers by Obligors

No Obligor or any other member of the Group may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

32.2	Additional Borrowers

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 25.9 ("Know your customer" checks), the Parent may request that any of its wholly owned subsidiaries becomes a Borrower after the Relevant Date. That Subsidiary shall become a Borrower if:

(i)	all the Lenders approve the addition of that Subsidiary unless it is incorporated in the same jurisdiction as an existing Borrower when the Majority Lenders shall approve the addition of that Subsidiary;

(ii)	the Parent and that Subsidiary deliver to the Agent a duly completed and executed Accession Deed;

(iii)	the Subsidiary is (or becomes) a Guarantor prior to becoming a Borrower;

(iv)	the Parent confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

(v)	the Agent has received all of the documents and other evidence listed in Part 2 (Conditions precedent required to be delivered by an Additional Obligor) of Schedule 2 in relation to that Additional Borrower, each in form and substance satisfactory to the Agent.

(b)	The Agent shall notify the Parent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence referred to in sub-paragraph (a)(v) above.

32.3	Resignation of a Borrower

(a)	In this Clause 32.3, Clause 32.5 (Resignation of a Guarantor) and Clause 32.7 (Resignation and release of security on disposal), "Third Party Disposal" means the disposal of an Obligor to a person which is not a member of the Group where that disposal is permitted under Clause 27.14 (Disposals) or made with the approval of the Majority Lenders (and the Parent has confirmed this is the case).

(b)	If a Borrower is the subject of a Third Party Disposal, the Parent may request that such Borrower (other than the Parent or Bidco) ceases to be a Borrower by delivering to the Agent a Resignation Letter.

(c)	The Agent shall accept a Resignation Letter and notify the Parent and the other Finance Parties of its acceptance if:

(i)	the Parent has confirmed that no Default is continuing or would result from the acceptance of the Resignation Letter;

(ii)	the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents;

(iii)	where the Borrower is also a Guarantor (unless its resignation has been accepted in accordance with Clause 32.5 Resignation of a Guarantor)), its obligations in its capacity as Guarantor continue to be legal, valid, binding and enforceable and in full force and effect (subject to the Legal Reservations) and the amount guaranteed by it as a Guarantor is not decreased (and the Parent has confirmed this is the case); and

(iv)	the Parent has confirmed that it shall ensure that any relevant Disposal Proceeds will be applied in accordance with Clause 12.2 (Disposal, Insurance and Acquisition Proceeds and Excess Cashflow).

(d)	Upon notification by the Agent to the Parent of its acceptance of the resignation of a Borrower, that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents as a Borrower except that the resignation shall not take effect (and the Borrower will continue to have rights and obligations under the Finance Documents) until the date on which the Third Party Disposal takes effect.

(e)	The Agent may, at the cost and expense of the Parent, require a legal opinion from counsel to the Agent confirming the matters set out in paragraph (c)(iii) above and the Agent shall be under no obligation to accept a Resignation Letter until it has obtained such opinion in form and substance satisfactory to it.

32.4	Additional Guarantors

(a)	Subject to compliance with the provisions of paragraphs (b) and (c) of Clause 25.9 ("Know your customer" checks), the Parent may request that any of its wholly owned subsidiaries become a Guarantor after the Relevant Date. That Subsidiary shall become a Guarantor if:

(i)	the Majority Lenders approve the addition of that Subsidiary unless it is incorporated in the same jurisdiction as an existing Guarantor;

(ii)	the Parent and the proposed Obligor deliver to the Agent a duly completed and executed Accession Deed; and

(iii)	the Agent has received all of the documents and other evidence listed in Part 2 of Schedule 2 (Conditions precedent) in relation to that Additional Obligor, each in form and substance satisfactory to the Agent.

(b)	The Parent shall procure that any member of the Group which is a Material Company shall, as soon as possible and in any event within 30 days after becoming a Material Company, become an Additional Guarantor subject to the Agreed Security Principles and Additional Chargor and grant such Security as the Agent may require and shall accede to the Intercreditor Agreement.

(c)	The Agent shall notify the Parent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent).

(d)	If any legal prohibition would prevent or limit a Subsidiary's ability to become an Additional Guarantor and/or to enter into Transaction Security, the Obligors shall use their reasonable endeavours lawfully to overcome the prohibition.

32.5	Resignation of a Guarantor

(a)	The Parent may request that a Guarantor (other than the Parent or Bidco) ceases to be a Guarantor by delivering to the Agent a Resignation Letter if:

(i)	that Guarantor is being disposed of by way of a Third Party Disposal (as defined in Clause 32.3 (Resignation of a Borrower)) and the Parent has confirmed this is the case; or

(ii)	subject to paragraph (c) (ii) of Clause 3.2 (Amendments and waivers: Senior Lenders) of the Intercreditor Agreement, all the Lenders have consented to the resignation of that Guarantor.

(b)	subject to paragraph (a) of Clause 18.13 (Resignation of a Debtor) of the Intercreditor Agreement the Agent shall accept a Resignation Letter and notify the Parent and the Lenders of its acceptance if:

(i)	the Parent has confirmed that no Default is continuing or would result from the acceptance of the Resignation Letter;

(ii)	no payment is due from the Guarantor under Clause 23.1 (Guarantee and indemnity);

(iii)	the Parent has provided evidence confirming that the provisions of Clause 27.31 (Guarantors) will continue to be complied with following the resignation of that Guarantor;

(iv)	where the Guarantor is also a Borrower, it is under no actual or contingent obligations as a Borrower and has resigned and ceased to be a Borrower under Clause 32.3 (Resignation of a Borrower); and

(v)	the Parent has confirmed that it shall ensure that the Disposal Proceeds will be applied, in accordance with Clause 12.2 (Disposal, Insurance and Acquisition Proceeds and Excess Cashflow).

(c)	The resignation of that Guarantor shall not be effective until the date of the relevant Third Party Disposal at which time that company shall cease to be a Guarantor and shall have no further rights or obligations under the Finance Documents as a Guarantor.

32.6	Repetition of representations

Delivery of an Accession Deed constitutes confirmation by the relevant Subsidiary that the representations and warranties referred to in paragraph 24.35(f) of Clause 24.34 (Times when representations made) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

32.7	Resignation and release of security on disposal

If a Borrower or Guarantor is or is proposed to be the subject of a Third Party Disposal then:

(a)	where that Borrower or Guarantor created Transaction Security over any of its assets or business in favour of the Security Agent, or Transaction Security in favour of the Security Agent was created over the shares (or equivalent) of that Borrower or Guarantor, the Security Agent may, at the cost and request of the Parent, release those assets, business or shares (or equivalent) and issue certificates of non-crystallisation;

(b)	the resignation of that Borrower or Guarantor and related release of Transaction Security referred to in paragraph (a) above shall not become effective until all Disposal Proceeds resulting from that Third Party Disposal have been irrevocably paid to the Agent in accordance with Clause 12 (Mandatory Prepayment); and

(c)	if the disposal of that Borrower or Guarantor is not made, the Resignation Letter of that Borrower or Guarantor and the related release of Transaction Security referred to in paragraph (a) above shall have no effect and the obligations of the Borrower or Guarantor and the Transaction Security created or intended to be created by or over that Borrower or Guarantor shall continue in full force and effect.

32.8	Additional Security from existing Obligors

The Obligors shall procure that:

(a)	on acquiring any asset which is of material value, or material to the operation of the business of any Obligor, the Obligor acquiring such asset shall (if such asset is not, in the opinion of the Security Agent, acting reasonably subject to a charge under any existing Security Document) execute and deliver to the Security Agent such further or additional Transaction Security Documents in relation to such assets as the Majority Lenders may reasonably require in substantially the same terms as the Transaction Security Documents (if any) charging similar assets and in any event in compliance with the Agreed Security Principles;

(b)	if, in the opinion of the Majority Lenders acting reasonably, there has been a material and adverse change in the business, assets or financial condition of any Material Company, such Material Company shall execute and deliver to the Security Agent such further or additional Transaction Security Documents in such form and in relation to such of its assets as the Majority Lenders shall reasonably require, subject in each case to any provisions of law prohibiting such person from entering into such Transaction Security Documents and to the Agreed Security Principles.

Section 10

The finance parties

33.	Role of the agent, the Arranger and others

33.1	Appointment of the Agent

(a)	Each of the Arrangers and the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents (other than the Hedging Agreements).

(b)	Each of the Arrangers and the Lenders authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

33.2	Duties of the Agent

(a)	Subject to paragraph (b) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party excluding, for the avoidance of doubt, any Fee Letter.

(b)	Without prejudice to Clause 30.7 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Parent), paragraph (a) above shall not apply to any Transfer Certificate, any Assignment Agreement or any Increase Confirmation.

(c)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties. The Agent is not obliged to monitor or enquire whether a Default has occurred.

(e)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Arrangers or the Security Agent) under this Agreement it shall promptly notify the other Finance Parties.

(f)	The Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

33.3	Role of the Arranger

Except as specifically provided in the Finance Documents, each Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

33.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent and/or the Arrangers as a trustee or fiduciary of any other person.

(b)	None of the Agent, the Security Agent, the Arrangers or any Ancillary Lender shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

33.5	Business with the Group

The Agent, the Security Agent, the Arrangers and each Ancillary Lender may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

33.6	Rights and discretions

(a)	The Agent may rely on:

(i)	any representation, notice or document (including any notice given by a Lender pursuant to paragraph (b) or paragraph (c) of Clause 31.2 (Disenfranchisement on Debt Purchase Transactions entered into by Sponsor Affiliates) believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 29.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised;

(iii)	any notice or request made by the Parent (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors; and

(iv)	no Notifiable Debt Purchase Transaction:

(1)	has been entered into;

(2)	has been terminated; or

(3)	has ceased to be with a Sponsor Affiliate.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under the Finance Documents.

(f)	Without prejudice to the generality of paragraph (e) above, the Agent may disclose the identity of a Defaulting Lender to the other Finance Parties and shall disclose the same upon the written request of the Parent or the Majority Lenders.

(g)	The Agent may execute on behalf of the Finance Parties any document expressed by any Finance Document to be executed by the Agent on their behalf.

(h)	Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent or the Arrangers is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(i)	The Agent may not disclose to any Finance Party any details of the rate notified to the Agent by any Lender or the identity of any such Lender for the purpose of paragraph (a)(ii) of Clause 16.2 (Market Disruption).

33.7	Majority Lenders' instructions

(a)	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties other than the Security Agent.

(c)	Any Lender may by notice to the Agent divide its Utilisations, Ancillary Outstandings, Commitments or Ancillary Commitments into separate amounts to reflect sub-participation or similar transactions and may require the Agent to count such separate amounts individually in calculating the composition of the Majority Lenders.

(d)	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(e)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders), the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(f)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (f) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

33.8	Responsibility for documentation

None of the Agent, the Arrangers or any Ancillary Lender:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arrangers, an Ancillary Lender, an Obligor or any other person given in or in connection with any Finance Document or the Reports or the transactions contemplated in the Finance Documents;

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security; or

(c)	is responsible for any determination as to whether any information provided or to be provided to any Finance Party is non public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

33.9	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to the provisions of paragraph (e) of Clause 36.11 (Disruption to Payment Systems etc.)), none of the Agent or any Ancillary Lender will be liable for any action taken by it under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Agent or an Ancillary Lender (as applicable)) may take any proceedings against any officer, employee or agent of the Agent or any Ancillary Lender, in respect of any claim it might have against the Agent or an Ancillary Lender or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Document and any officer, employee or agent of the Agent or any Ancillary Lender may rely on this Clause subject to Clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Arrangers to carry out any "know your customer" or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arrangers.

33.10	Lenders' indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent's gross negligence or wilful misconduct) (or in the case of any costs, loss or liability pursuant to Clause 36.11 (Disruption to Payment Systems etc.) notwithstanding the Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

33.11	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the Lenders and the Parent.

(b)	Alternatively the Agent may resign by giving 30 days notice to the Lenders and the Parent, in which case the Majority Lenders (after consultation with the Parent) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Parent) may appoint a successor Agent (acting through an office in the United Kingdom).

(d)	If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 33 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent's normal fee rates and those amendments will bind the Parties.

(e)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(f)	The Agent's resignation notice shall only take effect upon the appointment of a successor.

(g)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 33. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

33.12	Replacement of the Agent

(a)	After consultation with the Parent, the Majority Lenders may, by giving 30 days' notice to the Agent (or, at any time whilst the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent (acting through an office in the United Kingdom).

(b)	The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)	The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of Clause 20.3 (Indemnity to the Agent) and this Clause 33.12 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

33.13	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arrangers are obliged to disclose to any other person (i) any confidential information, or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

33.14	Relationship with the Lenders

(a)	Subject to Clause 30.10 (Pro rata Interest Settlement) the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent's principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	[Intentionally blank]

(c)	Each Lender shall supply the Agent with any information that the Security Agent may reasonably specify (through the Agent) as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent. Each Lender shall deal with the Security Agent exclusively through the Agent and shall not deal directly with the Security Agent.

(d)	Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or dispatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 38.6 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 38.2 (Addresses) and paragraph (a)(iii) of Clause 38.6 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

33.15	Credit appraisal by the Lenders and Ancillary Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender and Ancillary Lender confirms to the Agent, each Arranger and each Ancillary Lender that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)	whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(d)	the adequacy, accuracy and/or completeness of the Reports and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

33.16	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Parent) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

33.17	Agent's management time

(a)	After the occurrence of an Event of Default, any amount payable to the Agent under Clause 20.3 (Indemnity to the Agent), Clause 22 (Costs and expenses) and Clause 33.10 (Lenders' indemnity to the Agent) shall include the cost of utilising the Agent's management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Parent and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 17 (Fees).

(b)	Any cost of utilising the Agent's management time or other resources shall include, without limitation, any such costs in connection with Clause 31.2 (Disenfranchisement on Debt Purchase Transactions entered into by Sponsor Affiliates).

33.18	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

33.19	Reliance and engagement letters

Each Finance Party confirms that each of the Arrangers and the Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Arrangers or Agent) the terms of any reliance letter or engagement letters relating to the Reports or any reports or letters provided by accountants in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those Reports, reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

34.	Conduct of business by the Finance Parties

No provision of any Finance Document will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

35.	Sharing among the Finance Parties

35.1	Payments to Finance Parties

(a)	Subject to paragraph (b) below, if a Finance Party (a "Recovering Finance Party") receives or recovers any amount from an Obligor other than in accordance with Clause 36 (Payment mechanics) (a "Recovered Amount") and applies that amount to a payment due under the Finance Documents then:

(i)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(ii)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 36 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(iii)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 36.6 (Partial payments).

(b)	Paragraph (a) above shall not apply to any amount received or recovered by an Ancillary Lender in respect of any cash cover provided for the benefit of that Ancillary Lender.

35.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the "Sharing Finance Parties") in accordance with Clause 36.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

35.3	Recovering Finance Party's rights

On a distribution by the Agent under Clause 35.2 (Redistribution of payments), of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

35.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the "Redistributed Amount"); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

35.5	Exceptions

(a)	This Clause 35 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor except where that would be inconsistent with the terms of the Intercreditor Agreement.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified the other Finance Party of the legal or arbitration proceedings; and

(ii)	the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

35.6	Ancillary Lenders

(a)	This Clause 35 shall not apply to any receipt or recovery by a Lender in its capacity as an Ancillary Lender at any time prior to service of notice under Clause 29.22 (Acceleration).

(b)	Following service of notice under Clause 29.22 (Acceleration), this Clause 35 shall apply to all receipts or recoveries by Ancillary Lenders except to the extent that the receipt or recovery represents a reduction from the Designated Gross Amount for an Ancillary Facility to the Designated Net Amount.

Section 11

Administration

36.	Payment mechanics

36.1	Payments to the Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document excluding a payment under the terms of an Ancillary Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

36.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 36.3 (Distributions to an Obligor) and Clause 36.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days' notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

36.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 37 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

36.4	Clawback

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

36.5	Impaired Agent

(a)	If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 36.1 (Payments to the Agent) may instead either:

(i)	pay that amount direct to the required recipient(s); or

(ii)	if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required receipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (a) of the definition of "Acceptable Bank" and in relation to which no Finance Party Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment (the “Paying Party”) and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the “Recipient Party” or “Recipient Parties”).

In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or Recipient Parties pro rata to their respective entitlements.

(c)	A Party which has made a payment in accordance with this Clause 36.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)	Promptly upon the appointment of a successor Agent in accordance with Clause 33.12 (Replacement of the Agent), each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to paragraph (e) below) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 36.2 (Distributions by the Agent).

(e)	A Paying Party shall, promptly upon request by a Recipient Party and to the extent:

(i)	that it has not given an instruction pursuant to paragraph (d) above; and

(ii)	that it has been provided with the necessary information by the Recipient Party,

give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party).

36.6	Partial payments

(a)	If the Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent and the Security Agent under those Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under the Revolving Facility;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under the Revolving Facility (other than principal due but unpaid in respect of the Non-Super Senior RCF Commitments);

(iv)	fourthly, in or towards payment pro rata of any principal due but unpaid under the Revolving Facility in respect of the Non-Super Senior RCF Commitments;

(v)	fifthly, in or towards payment of any accrued interest, fee or commission due but unpaid under Facility A;

(vi)	sixthly, in or towards payment of any principal due but unpaid under Facility A; and

(vii)	seventhly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Lenders vary the order set out in sub-paragraphs (a)(ii) to (vii) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

36.7	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

36.8	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

36.9	Currency of account

(a)	Subject to paragraphs (b) to (f) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

(f)	Unless otherwise stated and whether payment is due from an Obligor or Lender, any payment in respect of drawings under Ancillary Facilities shall be made in the currency in which such drawing is denominated.

36.10	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Parent); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Parent) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

36.11	Disruption to Payment Systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Parent that a Disruption Event has occurred:

(a)	the Agent may, and shall if requested to do so by the Parent, consult with the Parent with a view to agreeing with the Parent such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Parent in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Parent shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 42 (Amendments and waivers);

(e)	the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 36.11; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

37.	Set-off

(a)	A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. No security interest is created by this Clause 37.

(b)	Any credit balances taken into account by an Ancillary Lender when operating a net limit in respect of any overdraft under an Ancillary Facility shall on enforcement of the Finance Documents be applied first in reduction of the overdraft provided under that Ancillary Facility in accordance with its terms.

38.	Notices

38.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

38.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Parent or Bidco, that identified with its name below;

(b)	in the case of each Lender, each Ancillary Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent or the Security Agent, that identified with its name below,

or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days' notice.

38.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 38.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent's or Security Agent's signature below (or any substitute department or officer as the Agent or Security Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Parent in accordance with this Clause 38.3 will be deemed to have been made or delivered to each of the Obligors or any other member of the Group party to a Finance Document.

38.4	Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number, pursuant to Clause 38.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

38.5	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

38.6	Electronic communication

(a)	Any communication to be made between the Agent or the Security Agent and another Finance Party under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent, the Security Agent and the relevant Finance Party:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Agent or the Security Agent and a Finance Party will be effective only when actually received in readable form and in the case of any electronic communication made by a Finance Party to the Agent or the Security Agent only if it is addressed in such a manner as the Agent or Security Agent shall specify for this purpose.

38.7	Use of websites

(a)	The Parent may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the "Website Lenders") who accept this method of communication by posting this information onto an electronic website designated by the Parent and the Agent (the "Designated Website") if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Parent and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a printable format or otherwise capable of being downloaded by the relevant Website Lender and is in a format previously agreed between the Parent and the Agent.

If any Lender (a "Paper Form Lender") does not agree to the delivery of information electronically then the Agent shall notify the Parent accordingly and the Parent shall at its own cost supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Parent shall at its own cost supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Parent and the Agent.

(c)	The Parent shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Parent becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Parent notifies the Agent under sub-paragraph (c)(i) or sub-paragraph (c)(v) above, all information to be provided by the Parent under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Parent shall at its own cost comply with any such request within ten Business Days.

38.8	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

39.	Calculations and certificates

39.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

39.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

39.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

40.	Partial invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

41.	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

42.	Amendments and waivers

42.1	Intercreditor Agreement

This Clause 42 is subject to the terms of the Intercreditor Agreement.

42.2	Required consents

(a)	Subject to Clause 42.3 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors' Agent and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 42.

(c)	Each Obligor agrees to any such amendment or waiver permitted by this Clause 42 which is agreed to by the Obligors' Agent. This includes any amendment or waiver which would, but for this paragraph (c), require the consent of all of the Guarantors.

42.3	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of "Majority Lenders" or “Majority Revolving Facility Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents, but subject to paragraph (b)(vi) below, not an extension which results from an amendment to or waiver of the provisions of Clause 12 (Mandatory Prepayment) provided that the amendment or waiver does not involve a change to the application of proceeds between the Facilities;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	a change in currency of payment of any amount under the Finance Documents;

(v)	an increase in or an extension of any Commitment or the Total Commitments (other than any increase of the Total Facility A Commitments);

(vi)	a change to the Borrowers or Guarantors other than in accordance with Clause 32 (Changes to the Obligors);

(vii)	any provision which expressly requires the consent of all the Lenders;

(viii)	Clause 2.3 (Finance Parties' rights and obligations), Clause 11.4 (Voluntary prepayment of Term Loans) Clause 30 (Changes to the Lenders) or this Clause 42;

(ix)	(other than as expressly permitted by the provisions of any Finance Document) the nature or scope of:

(1)	the guarantee and indemnity granted under Clause 23 (Guarantee and Indemnity);

(2)	the Charged Property; or

(3)	the manner in which the proceeds of enforcement of the Transaction Security are distributed,

(except in the case of paragraph (2) above, insofar as it relates to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document);

(x)	any amendment to the order of priority or subordination under the Intercreditor Agreement; or

(xi)	any extension of an Availability Period;

shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver that has the effect of changing or which relates to:

(i)	any increase in the aggregate capital value of all finance and capital leases in respect of Machines which is Permitted Financial Indebtedness where such increase would result in an amount of Permitted Financial Indebtedness in respect of such finance and capital leases of more than £10,000,000;

(ii)	any increase of the Total Facility A Commitments by more than £5,000,000;

(iii)	any increase in the Facility A Margin (other than that part of any Facility A Commitment that has been increased under paragraph (ii) above provided such increase is in an amount not exceeding 4 per cent. per annum such that the Margin applicable to that part of the Facility A Commitments that has been increased shall not exceed 14 per cent per annum);

(iv)	an amendment to the Termination Date for Facility A which would result in the Termination Date for Facility A being prior to the date falling 60 months from the date of this Agreement;

(v)	an amendment or waiver of the provisions of Clause 27.15 (Arm's length terms);

(vi)	an amendment or waiver of the provisions of Clause 12 (Mandatory Prepayments);

(vii)	Clause 26.2(e) (Super Senior Leverage) or Clause 29.2(c) (Acceleration);

(viii)	a Material Event of Default, the definition of Material Event of Default or a definition used therein;

(ix)	a sale or disposal which constitutes a Significant Disposal or the definition of “Significant Disposal” in the Intercreditor Agreement;

(x)	Clause 27.13 (Negative pledge) or Clause 27.14 (Disposals) (or any definition used therein); or

(xi)	the Leverage ratio set out in paragraph (e) of Clause 26.2 (Financial condition), but only if and to the extent it relates to an Event of Default under Clause 29.20 (Financial Covenant – Super Senior Leverage), or, solely where used in the calculation of the Leverage ratio set out in paragraph (e) of Clause 26.2 (Financial condition), the definitions used in the calculation of such Leverage ratio, shall not be made without the prior consent of the Majority Revolving Facility Lenders.

(c)	Any increase of the Total Facility A Commitments shall not be made without the prior consent of all the Lenders under Facility A.

(d)	[Intentionally blank]

(e)	An amendment or waiver that has the effect of changing or which relates to:

(i)	Clause 5.1 (Utilisation – Loans) in respect of a Utilisation of the Revolving Facility only;

(ii)	paragraph (a)(ii) or (b)(iv) of Clause 5.4 (Currency and Amount);

(iii)	paragraph (b) of Clause 3.1 (Purpose); and

(iv)	Clause 4.2 (Further Conditions Precedent) in respect of a Utilisation of the Revolving Facility,

shall not be made without the prior consent of the Majority Revolving Facility Lenders.

(f)	[Intentionally blank]

(g)	The Security Agent shall be authorised to release any guarantees or Security constituted by the Transaction Security Documents in the event that such release is required to effect a Permitted Disposal or a disposal to which the Majority Lenders have consented in accordance with the Finance Documents. Otherwise the release of any of the guarantees or Security constituted by the Security Documents shall require the consent of Lenders whose Commitments exceed 90% of the Total Commitments.

(h)	An amendment or waiver which relates to the rights or obligations of the Agent, the Arrangers, the Security Agent, any Ancillary Lender or a Hedge Counterparty may not be effected without the consent of the Agent, the Arrangers, the Security Agent, that Ancillary Lender or that Hedge Counterparty.

(i)	If a Lender does not accept or reject a request for an amendment or waiver within 15 Business Days (unless the Parent and the Agent agree to a longer time period in relation to any request) of it being made, or abstains from accepting or rejecting a request, and Lenders whose Commitments exceed 50.1% of the Total Commitments have agreed to such request, its Commitment shall not be included for the purpose of calculating the Total Commitments under the relevant Facility when ascertaining whether a certain percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request.

(j)	In ascertaining the Majority Revolving Facility Lenders or whether any given percentage (including unanimity) of the Total Revolving Facility Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents any Revolving Facility Commitment held by a Term Lender shall be deemed to be zero.

42.4	Replacement of Lenders

(a)	If at any time:

(i)	any Lender becomes a Non-Consenting Lender (as defined in paragraph (c) below); or

(ii)	an Obligor becomes obliged to repay any amount in accordance with Clause 11.1 (Illegality) or to pay additional amounts pursuant to Clause 19.1 (Increased costs) or Clause 18.2 (Tax gross-up) to any Lender in excess of amounts payable to the other Lenders generally, then the Parent may, on 10 Business Days' prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 30 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a "Replacement Lender") selected by the Parent, and which is acceptable to the Agent (acting reasonably) and (in the case of any transfer of a Revolving Facility Commitment) which confirms its willingness to assume and does assume all the obligations of the transferring Lender (including the assumption of the transferring Lender's participations on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender's participation in the outstanding Utilisations and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	The replacement of a Lender pursuant to this Clause shall be subject to the following conditions:

(i)	the Parent shall have no right to replace the Agent or Security Agent;

(ii)	neither the Agent nor the Lender shall have any obligation to the Parent to find a Replacement Lender;

(iii)	in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than 20 Business Days after the date the Non-Consenting Lender notifies the Parent and the Agent of its failure or refusal to give consent to, or agree to any waiver or amendment to the Finance Documents requested by the Parent; and

(iv)	in no event shall the Lender replaced under this paragraph (b) be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents.

(c)	In the event that:

(i)	the Parent or the Agent (at the request of the Parent) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of any provisions of the Finance Documents;

(ii)	the Lenders have been given at least 15 Business Days to respond to the request;

(iii)	the consent, waiver or amendment in question requires the approval of all the Lenders; and

(iv)	Lenders whose Commitments aggregate more than 85 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 85 per cent of the Total Commitments prior to that reduction) have consented or agreed to such waiver or amendment, then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a "Non-Consenting Lender".

42.5	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments or Total Revolving Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender's Commitments will be reduced by the amount of its Available Commitments.

(b)	For the purposes of this Clause 42.5, the Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Agent that it has become a Defaulting Lender; and

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of "Defaulting Lender" has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

42.6	Replacement of a Defaulting Lender

(a)	The Parent may, at any time a Lender has become and continues to be a Defaulting Lender, by giving 5 Business Days' prior written notice to the Agent and such Lender:

(i)	replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 30 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement;

(ii)	require such Lender to (and such Lender shall) transfer pursuant to Clause 30 (Changes to the Lenders) all (and not part only) of the undrawn Revolving Commitment of the Lender; or

(iii)	require such Lender to (and such Lender shall) transfer pursuant to Clause 30 (Changes to the Lenders) all (and not part only) of its rights and obligations in respect of the Revolving Facility,

to a Lender or other bank, financial institution, trust, fund or other entity (a "Replacement Lender") selected by the Parent, and which is acceptable to the Agent (acting reasonably), which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender's participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender's participation in the outstanding Utilisations and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause shall be subject to the following conditions:

(i)	the Parent shall have no right to replace the Agent or Security Agent;

(ii)	neither the Agent nor the Defaulting Lender shall have any obligation to the Parent to find a Replacement Lender;

(iii)	the transfer must take place no later than 30 days after the notice referred to in paragraph (a) above; and

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.

43.	Confidentiality

43.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 43.2 (Disclosure of Confidential Information) and Clause 43.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

43.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom paragraph (b) (i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (d) of Clause 33.14 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph b(i) or (b)(ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction, any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 30.9 (Security Interests over Lenders' rights);

(vii)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(viii)	who is a Party; or

(ix)	with the consent of the Parent;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(1)	in relation to paragraphs (b)(i), (b)(ii) and b(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(2)	in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(3)	in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)	to any person appointed by that Finance Party or by a person to whom sub paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Parent and the relevant Finance Party;

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

43.3	Disclosure to numbering service providers

(a)	The Agent may disclose to any national or international numbering service provider appointed by the Agent to provide identification numbering services in respect of this Agreement, the Facilities and/or one or more Obligors the following information:

(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	the names of the Agent and the Arrangers;

(vi)	date of each amendment and restatement of this Agreement;

(vii)	amount of Total Commitments;

(viii)	currencies of the Facilities;

(ix)	type of Facilities;

(x)	ranking of Facilities;

(xi)	Termination Date for Facilities;

(xii)	changes to any of the information previously supplied pursuant to sub paragraphs (i) to (xi) above; and

(xiii)	such other information agreed between the Agent and the Parent,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facilities and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	Each Obligor represents that none of the information set out in sub-paragraphs (i) to (xiii) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Agent shall notify the Parent and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facilities and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facilities and/or one or more Obligors by such numbering service provider.

43.4	Entire agreement

This Clause 43 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

43.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

43.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Parent of the circumstances of any disclosure by it of Confidential Information made pursuant to sub paragraph (b) (v) of Clause 43.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function.

43.7	Continuing obligations

The obligations in this Clause 43 (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

44.	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

Section 12

Governing law and enforcement

45.	Governing law

This Agreement and all non-contractual obligations arising in any way whatsoever out of or in connection with this Agreement shall be governed by, construed and take effect in accordance with English law

46.	Enforcement

46.1	Jurisdiction of English courts

(a)	The courts of England shall have exclusive jurisdiction to settle any claim, dispute or matter of difference which may arise in any way whatsoever out of or in connection with the Finance Documents expressed to be governed by English law (including a dispute regarding the existence, validity or termination of any Finance Document or any claim for set-off) or the legal relationships established by any Finance Document (a "Dispute"), only where such Dispute is the subject of proceedings commenced by an Obligor.

(b)	Where a Dispute is the subject of proceedings commenced by one or more Finance Parties, the Finance Parties are entitled to bring such proceedings in any court or courts of competent jurisdiction (including but not limited to the courts of England). If any Obligor raises a counter-claim in the context of proceedings commenced by one or more Finance Parties, that Obligor shall bring such counter-claim before the court seized of the Finance Party's claim and no other court. The commencement of legal proceedings in one or more jurisdictions shall not, to the extent allowed by law, preclude the Finance Parties from commencing legal actions or proceedings in any other jurisdiction, whether concurrently or not.

(c)	To the extent allowed by law, each Obligor irrevocably waives any objection it may now or hereafter have on any grounds whatsoever to the laying of venue of any legal proceeding, and any claim it may now or hereafter have that any such legal proceeding has been brought in an inappropriate or inconvenient forum.

46.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(a)	irrevocably appoints the Parent at its registered office at the date of this Agreement (or such other address in England and Wales as the Parent may notify to the Agent in writing) as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document (and the Parent by its execution of this Agreement, accepts that appointment); and

(b)	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned; and

(c)	if any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Parent (on behalf of all the Obligors) must immediately (and in any event within five days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

The Parent expressly agrees and consents to the provisions of Clause 45 (Governing law) and of Clause 46 (Enforcement).

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1

The Original Parties

Part 1

The Original Obligors

Name of Original Borrowers	Registration number (or equivalent, if any) and jurisdiction of incorporation

Gaming Acquisitions Limited	England & Wales 07120910

Inspired Gaming Group Limited	England & Wales 05804323

Inspired Gaming (Ventures) Limited	England & Wales 07639465

Inspired Gaming (International) Limited	England & Wales 03913734

Inspired Gaming (UK) Limited	England & Wales 03565640

Virtual Racing Systems Limited	England & Wales 05053815

Inspired Gaming Holdings Limited	England & Wales 05304991

Inspired Gaming (Colombia) Limited	England & Wales 07703864

Name of Original Guarantors and Original Chargors	Registration number (or equivalent, if any) and jurisdiction of incorporation

DMWSL 631 Limited	England & Wales 07176707

Gaming Acquisitions Limited	England & Wales 07120910

Inspired Gaming Group Limited	England & Wales 05804323

Inspired Gaming (Ventures) Limited	England & Wales 07639465

Inspired Gaming (International) Limited	England & Wales 03913734

Inspired Gaming (UK) Limited	England & Wales 03565640

Virtual Racing Systems Limited	England & Wales 05053815

Inspired Gaming Holdings Limited	England & Wales 05304991

Inspired Gaming (Colombia) Limited	England & Wales 07703864

Part 2

The Original Lenders - other than UK non-bank Lenders

Name of Original Lender	Facility A Commitment	Revolving Facility Commitment

Lloyds Bank plc	Nil	£17,500,000

Ares Capital Europe II Holdings S.à r.l.	£35,000,000	Nil

Ares CSF III Luxembourg S.à r.l.	£15,000,000	Nil

Ares CSF Holdings S.à r.l.	£7,500,000	Nil

Ares ECSF II South S.à r.l.	£15,000,000	Nil

Part 3

The Original Lenders - UK non-bank Lenders

None

Schedule 2

Conditions Precedent

Part 1

Conditions precedent to be satisfied on or before the First Utilisation Date

1.	Obligors

(a)	A copy of the Constitutional Documents and of the constitutional documents of each other Original Obligor with such amendments as the Security Agent may reasonably request.

(b)	A copy of a resolution of the board of directors of each Original Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party and resolving that it execute, deliver and perform the Transaction Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(iv)	in the case of an Original Obligor other than the Parent, authorising the Parent to act as its agent in connection with the Finance Documents.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to the Finance Documents and related documents.

(d)	A copy of a resolution signed by all the holders of the issued shares in each Original Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Original Guarantor is a party.

(e)	A certificate of the Parent (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on any Original Obligor to be exceeded.

(f)	A certificate of an authorised signatory of the Parent or other relevant Original Obligor (as at a date no earlier than the date of this Agreement):

(1)	certifying that each copy document relating to it specified in this Part 1 of Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded; and

(2)	confirming that the execution of the Finance Documents and Transaction Documents to which it is party is lawful and complies with its constitution.

2.	Transaction Documents

A copy of each of the Transaction Documents.

3.	Finance Documents

(a)	The Intercreditor Agreement executed by the members of the Group party to that Agreement and Holdco.

(b)	The Fee Letters executed by the Parent.

(c)	The Debenture executed by each of the Original Chargors.

(d)	A copy of all notices required to be sent under the Debenture executed by the Original Chargors.

(e)	All original share certificates, transfers and stock transfer forms (all stock transfer forms to be executed by two directors, a director and a witness or a director and the secretary of the company that owns the relevant shares but with the sections relating to the consideration and the transferee left blank) in relation to the assets subject to or expressed to be subject to the Debenture and other documents of title to be provided under the Debenture.

(f)	Any document or information required to be delivered to the Agent or the Security Agent on or prior to the First Utilisation Date pursuant to the terms of any Transaction Security Document and not otherwise specifically referred to in this Schedule.

4.	Legal opinions

A legal opinion of Hogan Lovells International LLP, legal advisers to the Agent and the Arrangers as to English law substantially in the form distributed to the Original Lenders prior to signing this Agreement.

5.	Other documents and evidence

(a)	If applicable, evidence that any process agent referred to in Clause 46.2 (Service of process), if not an Original Obligor, has accepted its appointment.

(b)	The Group Structure Chart which shows the Group assuming the Relevant Date has occurred.

(c)	The Budget.

(d)	The Refinancing Report, the Legal Due Diligence Report 2013 and the Commercial Due Diligence Report, in each case, addressed to and/or capable of being relied upon by the Finance Parties.

(e)	A copy, certified by an authorised signatory of the Parent to be a true copy, of:

(i)	the Original Financial Statements of the Parent; and

(ii)	the most recent management accounts of the Group delivered under its Existing Facilities.

(f)	Any information and evidence in respect of any Obligor or Investor required by any Finance Party to enable it to be satisfied with the results of all "know your customer" or other checks which it is required to carry out in relation to such person.

(g)	Utilisation Requests relating to the Utilisations to be made on the First Utilisation Date which demonstrate that the fees, costs and expenses then due from the Original Obligors under Clauses 17 (Fees) and 22 (Costs and expenses) which have been notified in writing to the Original Obligors prior to the First Utilisation Date will be paid on the First Utilisation Date.

(h)	The Funds Flow Statement.

(i)	The deed of release relating to the Existing Facilities executed by the Parent for itself and on behalf of the obligors under the Existing Facilities.

Part 2

Conditions precedent required to be delivered by an Additional Obligor

1.	An Accession Deed executed by the Additional Obligor and the Parent.

2.	A copy of the constitutional documents of the Additional Obligor, with such amendments as the Agent may reasonably require.

3.	A copy of a resolution of the board of directors of the Additional Obligor:

(a)	approving the terms of, and the transactions contemplated by, the Accession Deed and the Finance Documents and resolving that it execute, deliver and perform the Accession Deed and any other Finance Document to which it is party;

(b)	authorising a specified person or persons to execute the Accession Deed and other Finance Documents on its behalf;

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request or Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(d)	authorising the Parent to act as its agent in connection with the Finance Documents.

4.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

5.	A copy of a resolution signed by all the holders of the issued shares of the Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party.

6.	A certificate of the Additional Obligor (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, an amount equal to the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded.

7.	A copy of any other authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Deed or for the validity and enforceability of any Finance Document.

8.	A certificate of an authorised signatory of the Additional Obligor

(a)	certifying that each copy document listed in this Part 2 of Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of the Accession Deed; and

(b)	if that Additional Obligor is an overseas company, certifying that as at the date on which it has executed any Transaction Security Document, it has not registered an establishment in the UK under the Overseas Companies Regulations 2990 (SI 2009/1801), or if it has so registered a UK establishment, giving the full name and registered number of each such UK establishment.

9.	If available, the latest audited financial statements of the Additional Obligor.

10.	The following legal opinions, each addressed to the Agent, the Security Agent and the Lenders:

(a)	A legal opinion of Hogan Lovells International LLP as advisers to the Agent in England, as to English law in the form distributed to the Lenders prior to signing the Accession Deed.

(b)	If the Additional Obligor is incorporated in or has its "centre of main interest" or "establishment" (as referred to in Clause 24.27 (Centre of main interests and establishments)) in a jurisdiction other than England and Wales or is executing a Finance Document which is governed by a law other than English law, a legal opinion of the legal advisers to the Agent in the jurisdiction of its incorporation, "centre of main interest" or "establishment" (as applicable) or, as the case may be, the jurisdiction of the governing law of that Finance Document (the "Applicable Jurisdiction") as to the law of the Applicable Jurisdiction and in the form distributed to the Lenders prior to signing the Accession Deed.

(c)	If an Obligor or Additional Obligor (as the case may be) grants security over the shares it owns in a Subsidiary where that Subsidiary is incorporated in a different jurisdiction from the jurisdiction of that Chargor, legal opinions of the legal advisers to the Agent:

(i)	in the Applicable Jurisdiction for the relevant Transaction Security Document; and

(ii)	in the jurisdiction where the relevant Obligor or Additional Obligor is incorporated, or has its centre of main interests or "establishment" (as applicable).

11.	If the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause 46.2 (Service of process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Obligor.

12.	The Transaction Security Documents or other security documents which subject to the Agreed Security Principles are required by the Agent to be executed by the proposed Additional Obligor.

13.	The following in relation to Transaction Security over Properties in England and Wales granted under the Transaction Security Documents given by each Additional Obligor:

(a)	Satisfactory priority searches of the Land Registry and Land Charges Searches.

(b)	An effective discharge of all Security affecting the Real Property (if any) or an undertaking regarding the release of such Security by the Parent's English legal counsel in form and substance satisfactory to the Agent.

(c)	Copies of all notices of charge relating to all of the Real Property signed on behalf of the relevant Obligor, including a request to the recipient of the notice that it be returned to Hogan Lovells International LLP as solicitors to the Agent, as to English law, and if a relevant registration fee is required by the appropriate recipient then a cheque for such amount is to be provided within a reasonable time.

(d)	All deeds, documents and ancillary papers relating to the Real Property including official copies of Land Registry entries, counterpart leases, licences, and any other deeds or documents necessary or desirable to assist the Security Agent to enforce the Transaction Security.

(e)	A letter of undertaking from counsel to the Parent, concerning the registration of the charge over Properties and if a relevant registration fee is required, a cheque for such amount.

14.	A copy of all notices or documents (including title deeds) required to be given or executed under the Transaction Security Documents referred to in paragraph 12 above.

15.	Share certificates and stock transfer forms or equivalent duly executed in blank (as described in paragraph 3(e) of Part 1 of this Schedule 2) as required by any security document in relation to the assets subject to or expressed to be subject to the Transaction Security and other documents of title to be provided under the Transaction Security Documents referred to in paragraph 12 above.

16.	An accession memorandum to the Intercreditor Agreement executed by the Additional Obligor.

17.	(a)	In relation to an Additional Obligor incorporated in England and Wales or Scotland, evidence that the Additional Obligor has done all that is necessary (including, without limitation, by re-registering as a private company) to ensure that it can enter into the Finance Documents and perform its obligations under the Finance Documents without breach of any applicable financial assistance or capital maintenance laws. Such evidence shall include copies of board and special shareholders resolutions for such Additional Obligor.

(b)	If the Additional Obligor is not incorporated in England and Wales or Scotland, such documentary evidence as legal counsel to the Agent may require, that such Additional Obligor:

(i)	has complied with any law in its jurisdiction relating to financial assistance or analogous process; and

(ii)	has not registered an establishment in the UK under the Overseas Companies Regulations 2009 (SI 2009/1801) as at the date on which it has executed any Transaction Security Document, or it if has, evidence of the registered UK establishment's full name and registered number.

18.	Evidence that all necessary Authorisations from any government authority or other regulatory body in connection with the entry into and performance of the transactions contemplated by the Accession Deed, any Finance Document or Transaction Document to which the Additional Obligor is party or for the validity or enforceability of any of those documents have been obtained and are in full force and effect, together with certified copies of those obtained.

19.	In respect of insurance:

(a)	all insurance policies subject to or expressed to be subject to the Transaction Security relating to the Charged Property; and

(b)	written evidence that the insurance policy(ies) relating to the Charged Property contain (in form and substance reasonably satisfactory to the Security Agent) an endorsement naming the Security Agent as sole loss payee in respect of all such policies.

20.	A certificate of the Parent confirming that no Default is continuing or would occur as a result of the Additional Obligor executing the Accession Deed or the Finance Documents or the Transaction Documents to which it is party.

21.	Such other information or documents that the Agent may reasonably require, including any information and evidence in respect of the Additional Obligor required by any Finance Party to enable it to be satisfied with the results of all "know your customer" or other checks which it is required to carry out in relation to such Obligor.

22.	A copy of the register listing the directors of the Additional Obligor.

23.	A certified copy of the PSC Register of each Relevant Entity whose share capital is subject to security created by an Additional Obligor under any Transaction Security Document provided in respect of the accession.

24.	Written confirmation from a director of each Relevant Entity referred to in the paragraph above that: (i) that Relevant Entity has not served any PSC Notice to which a response is awaited or which has not been complied with to the satisfaction of that Relevant Entity; and (ii) after making all reasonable enquiries, its PSC Register is true, accurate and up-to-date having considered not only the identity of its direct and indirect shareholders but having also considered the nature of all rights and controls conferred on the Investors and any other person under any of the Transaction Documents.

Schedule 3

Requests

Part 1(A)

Utilisation Request

Loans

From: [Borrower] [Obligors' Agent]*

To:

Dated:

Dear Sirs

[Parent] – Senior Facilities Agreement dated [               ] (the "Facilities Agreement")

1.	We refer to the Facilities Agreement. This is a Utilisation Request. Terms defined in the Facilities Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

(a) Borrower:	[ ]

(b) Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

(c) Facility to be utilised:	[Facility A] / [Revolving Facility]**

(d) Currency of Loan:	[ ]

(e) Amount:	[ ] or, if less, the Available Facility

(f) Interest Period:	[ ]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	[The proceeds of this Loan should be credited to [account]].

5.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for

[the Parent on behalf of] [insert name of relevant Borrower]]/[insert name of Borrower]*

NOTES:

*	Amend as appropriate. The Utilisation Request can be given by the Borrower or by the Obligors' Agent.

**	Select the Facility to be utilised and delete references to the other Facilities.

Part 1(B)

Intentionally blank

Part 2

Selection Notice

From: [Borrower] [Obligors' Agent]*

To:

Dated:

Dear Sirs

[Parent] - [ ] Senior Facilities Agreement dated [          ] (the "Facilities Agreement")

1.	We refer to the Facilities Agreement. This is a Selection Notice. Terms defined in the Facilities Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the following Facility A Loan[s] with an Interest Period ending on [ ]**.

3.	[We request that the above Facility A Loan[s] be divided into [ ] Facility A Loans with the following Base Currency Amounts and Interest Periods:]***

or

[We request that the next Interest Period for the above Loan[s] is [          ]].****

4.	This Selection Notice is irrevocable.

Yours faithfully

authorised signatory for

[the Parent on behalf of] [insert name of Relevant Borrower] *

NOTES:

*	Amend as appropriate. The Selection Notice can be given by the Borrower or the Obligors' Agent.

**	Insert details of all Facility A Loans which have an Interest Period ending on the same date.

***	Use this option if division of Facility A Loans is requested.

****	Use this option if sub-division is not required.

Schedule 4

Intentionally blank

Schedule 5

Form of Transfer Certificate1

To:	[ *** ] as Agent and [ *** ] as Security Agent

From:	[The Existing Lender] (the "Existing Lender") and [The New Lender] (the "New Lender")

Dated:

[Parent] – Senior Facilities Agreement dated [ *** ] (the "Facilities Agreement")

1.	We refer to the Facilities Agreement and to the Intercreditor Agreement (as defined in the Facilities Agreement). This agreement (the "Agreement") shall take effect as a Transfer Certificate for the purpose of the Facilities Agreement and as a Credit/Agent Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to clause 31.5 (Procedure for transfer) of the Facilities Agreement:

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender's Commitment, rights and obligations referred to in the Schedule in accordance with Clause [***30.5***] (Procedure for transfer) [OR] [ *** Each Existing Lender listed in Part 1 of the Schedule transfers by novation to each New Lender listed in Part 2 of the Schedule that portion of the outstanding Loans and Commitments in accordance with Clause 30.5 (Procedure for transfer), such that:

(i)	each New Lender will become a Lender under the Agreement with the respective Commitment and portion of outstanding Loans set out opposite its name in Part 3 of the Schedule; and

(ii)	each Existing Lender's Commitment and portion of outstanding Loans will be reduced to the amounts set out opposite its name in Part 3 of the Schedule. *** ][2]

(b)	The proposed Transfer Date is [ *** ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause [***] (Addresses) are set out in the Schedule.

3.	[ *** The/Each *** ] New Lender expressly acknowledges the limitations on the Existing Lender['s][s'] obligations set out in paragraph (c) of Clause [***] (Limitation of responsibility of Existing Lenders).

4.	The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:

(a)	[a Qualifying Lender (falling within paragraph (i)(A) or paragraph (ii) of the definition of Qualifying Lender);]

[1]	If the facilities include tranches lent to a French borrower, for withholding tax purposes and to avoid loss of the Domestic Exemption those tranches should be transferred by way of assignment and not by way of novation. Seek French tax advice.
[2]	This option is for use when there is to be a global transfer certificate.

(b)	[a Treaty Lender;]

(c)	[not a Qualifying Lender].

5.	[ *** The/Each New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes;

(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company. *** ]

[4/5].	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

[5/6].	[ *** We refer to clause 18.4 (Change of Senior Lender) of the Intercreditor Agreement, *** ] in consideration of the New Lender being accepted as a Senior Lender for the purposes of the Intercreditor Agreement (and as defined therein), the New Lender confirms that, as from the Transfer Date, it intends to be party to the Intercreditor Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement. The address for service of notices to [ *** the/each *** ] New Lender for the purposes of the Intercreditor Agreement is as set out in the Schedule to this Transfer Certificate [ *** add checklist of steps (if any) necessary for the/each New Lender to obtain the benefit of the Transaction Security. *** ]

[6/7].	The New Lender confirms that it [ *** is *** ]/[is not *** ] a Sponsor Affiliate.

[6/7].	The New Lender confirms that it [is/is not] a Non-Acceptable L/C Lender.[3]

[7/8].	For the purpose of Clause [***] (Use of websites) the New Lender is a [ *** Website Lender *** ] [ *** Paper Form Lender *** ]. *** ] OR [ *** each New Lender specifies in Part 4 of the Schedule opposite its name whether it is a Website Lender or a Paper Form Lender. *** ]

7.	This Agreement and all non-contractual obligations arising in any way whatsoever out of or in connection with this Agreement shall be governed by, construed and take effect in accordance with English law.

8.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

[3]	Include only if the transfer includes the transfer of a RCF Commitment/Participation.

Note:	The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender's interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender's Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

The Schedule

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Agreement is accepted as a Transfer Certificate for the purposes of the Facilities Agreement by the Agent, and as a [ *** Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement *** ] by the Security Agent, and the Transfer Date is confirmed as [ *** ].

[Agent]

By:

[Security Agent]

By:

[ *** OR FOR GLOBAL TRANSFER CERTIFICATES *** ]

Part 1

The Existing Lenders

[ *** ]

[ *** ]

[ *** ]

Part 2

The New Lenders

[ *** ]

[ *** ]

[ *** ]

Part 3

Details of portion of outstanding Utilisations and Commitment for each Facility

Lender	Commitment	Utilisations	Revolving Facility
	Facility A	Facility A	Commitment	Utilisation
[ *** list here existing and new lenders *** ]	[ *** ]	[ *** ]

Part 4

New Lenders' Administrative Details

New Lender	Facility office Address/Fax no. Attention of:	Address for service of notices (if different)	Account for Payment	Website or Paper Form Lender
[ *** ]	[ *** ]	[ *** ]	[ *** ]	[ *** ]

Executed as a Deed by	)
[ *** Each Existing Lender *** ]	)		Authorised Signatory
Dated:
Executed as a Deed by	)
[ *** Each New Lender *** ]	)		Authorised Signatory
Dated:
The Transfer Certificate is		)
accepted by the Agent and the		)
Transfer Date is confirmed by the		)
Agent as [ *** ]		)
Signed by ● (as Agent))
Dated:
Signed by ● (as Security Agent)
Dated:

Schedule 6

Form of Assignment Agreement4

To:	[ *** ] as Agent and [ *** ], [ *** ] as Security Agent, [ *** ] as Parent, for and on behalf of each Obligor

From:	[the Existing Lender] (the "Existing Lender") and [the New Lender] (the "New Lender")

Dated:	[ *** ]

[Parent] - [ *** ] Senior Facilities Agreement

dated [ *** ] (the "Facilities Agreement")

1.	We refer to the Facilities Agreement and to the Intercreditor Agreement (as defined in the Facilities Agreement). This is an Assignment Agreement. This agreement (the "Agreement") shall take effect as an Assignment Agreement for the purposes of the Facilities Agreement and as a Credit/Agent Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 30.5 (Procedure for assignment) of the Facilities Agreement:

(a)	The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Facilities Agreement, the other Finance Documents and in respect of the Transaction Security which correspond to that portion of the Existing Lender's Commitments and participations in Utilisations under the Facilities Agreement as specified in the Schedule.

(b)	The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender's Commitments and participations in Utilisations under the Facilities Agreement specified in the Schedule.

(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

3.	The proposed Transfer Date is [ *** ].

4.	On the Transfer Date the New Lender becomes:

(a)	Party to the relevant Finance Documents (other than the Intercreditor Agreement) as a Lender; and

(b)	Party to the Intercreditor Agreement as a Senior Lender.

5.	The Facility office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 38.2 (Addresses) are set out in the Schedule.

6.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraph (c) of Clause 30.4 (Limitation of responsibility of Existing Lenders).

[4]	[ *** If the New Lender considers it necessary to make this transfer effective against third parties, it may arrange for this assignment to be notified to the French Obligors by bailiff in accordance with Article 1690 of the French Civil Code ***].

7.	The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:

(a)	[a Qualifying Lender (falling within paragraph (i)(A) or paragraph (ii) of the definition of Qualifying Lender);]

(b)	[a Treaty Lender;]

(c)	[not a Qualifying Lender].

8.	[ *** The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes; or

(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company. *** ]

[8/9]	This Agreement acts as notice to the Agent (on behalf of each Finance Party) and upon delivery in accordance with Clause 30.7 (Copy of Transfer Certificate, Assignment agreement or Increase Confirmation to Parent) to the Parent (on behalf of each Obligor) of the assignment referred to in this Agreement.

[9/10].	The New Lender confirms that it [ *** is *** ]/[ *** is not *** ] a Sponsor Affiliate.

[9/10].	The New Lender confirms that it [is/is not] a Non-Acceptable L/C Lender.[5]

[9/10].	We refer to clause 18.4 (Change of Senior Lender) of the Intercreditor Agreement, in consideration of the New Lender being accepted as a Senior Lender for the purposes of the Intercreditor Agreement (and as defined therein), the New Lender confirms that, as from the Transfer Date, it intends to be party to the Intercreditor Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement. The address for service of notices to the New Lender for the purpose of the Intercreditor Agreement is as set out in the Schedule to this Agreement.

[10/11].	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

[11/12]	For the purpose of Clause [***] (Use of websites) the New Lender is a [ *** Website Lender *** ] [ *** Paper Form Lender *** ]

[5]	Include only if the transfer includes the transfer of a RCF Commitment/Participation.

[12/13]	This Agreement and all non-contractual obligations arising in any way whatsoever out of or in connection with this Agreement shall be governed by, construed and take effect in accordance with English law.

[13/14]	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note:	The execution of this Assignment Agreement may not transfer a proportionate share of the Existing Lender's interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender's Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

The Schedule

Commitment/rights and obligations to be transferred by

assignment, release and accession

[*** insert relevant details ***]

[*** Facility office address, fax number and attention details for notices and account details for payments ***]

[*** Existing Lender ***]	[*** New Lender ***]

By:	By:

This Agreement is accepted as an Assignment Agreement for the purposes of the Facilities Agreement by the Agent, and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement by the Security Agent, and the Transfer Date is confirmed as [ *** ].

[ *** Signature of this Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to in this Agreement, which notice the Agent receives on behalf of each Finance Party. *** ]

[ *** Agent *** ]

By:

[ *** Security Agent *** ]

By:

Schedule 7

Form of Accession Deed

To:	[ *** ] as Agent and [ *** ] as Security Agent for itself and each of the other parties to the Intercreditor Agreement referred to below

From:	[Subsidiary] and [Parent]

Dated:

Dear Sirs

[Parent] – Senior Facilities Agreement dated [ *** ] (the "Facilities Agreement")

1.	We refer to the Facilities Agreement and to the Intercreditor Agreement. This deed (the "Accession Deed") shall take effect as an Accession Deed for the purposes of the Facilities Agreement and as a Debtor Accession Deed for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facilities Agreement have the same meaning in paragraphs 1 to 3 of this Accession Deed unless given a different meaning in this Accession Deed.

2.	[Subsidiary] agrees to become an Additional [Borrower]/[Guarantor]/[Chargor] and to be bound by the terms of the Facilities Agreement and the other Finance Documents (other than the Intercreditor Agreement) as an Additional [Borrower]/[Guarantor]/[Chargor] pursuant to Clause [32.2 (Additional Borrowers)]/[Clause 32.4(Additional Guarantors)] of the Facilities Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction] and is a limited liability company and registered number [ *** ].

Nothing in this deed will require [ *** Subsidiary *** ] to take or refrain from taking any action or exercising any powers which would otherwise constitute unlawful financial assistance pursuant to Section 678 of the Act.

3.	[Subsidiary's] administrative details for the purposes of the Facilities Agreement and the Intercreditor Agreement are as follows:

Address:

Fax No.:

Attention:

4.	[Subsidiary] (for the purposes of this paragraph 4, (the "Acceding Debtor") intends to [incur Liabilities under the following documents]/[give a guarantee, indemnity or other assurance against loss in respect of Liabilities under the following documents]:

[Insert details (date, parties and description) of relevant documents]

the "Relevant Documents".

It is agreed as follows:

(a)	Terms defined in the Intercreditor Agreement shall, unless otherwise defined in this Accession Deed, bear the same meaning when used in this paragraph 4.

(b)	The Acceding Debtor and the Security Agent agree that the Security Agent shall hold:

(i)	any Security in respect of Liabilities created or expressed to be created pursuant to the Relevant Documents;

(ii)	all proceeds of that Security; and

(iii)	all obligations expressed to be undertaken by the Acceding Debtor to pay amounts in respect of the Liabilities to the Security Agent as trustee for the Secured Parties (in the Relevant Documents or otherwise) and secured by the Transaction Security together with all representations and warranties expressed to be given by the Acceding Debtor (in the Relevant Documents or otherwise) in favour of the Security Agent as trustee for the Secured Parties, on trust for the Secured Parties on the terms and conditions contained in the Intercreditor Agreement.

(c)	The Acceding Debtor confirms that it intends to be party to the Intercreditor Agreement as a Debtor, undertakes to perform all the obligations expressed to be assumed by a Debtor under the Intercreditor Agreement and agrees that it shall be bound by all the provisions of the Intercreditor Agreement as if it had been an original party to the Intercreditor Agreement.

(d)	In consideration of the Acceding Debtor being accepted as an Intra Group Lender for the purposes of the Intercreditor Agreement, the Acceding Debtor also confirms that it intends to be party to the Intercreditor Agreement as an Intra-Group Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by an Intra-Group Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

5.	This Accession Deed and all non-contractual obligations arising in any way whatsoever out of or in connection with this Accession Deed shall be governed by, construed and take effect in accordance with English law.

This Accession Deed has been signed on behalf of the Security Agent (for the purposes of paragraph 4 above only), signed on behalf of the Parent and executed as a deed by [Subsidiary] and is delivered on the date stated above.

[Subsidiary]

[Executed as a Deed	)
by: [Subsidiary]	)

Director

Director/Secretary

OR

[Executed as a Deed	)
by: [Subsidiary]	)

Signature of Director:

Name of Director:

in the presence of:

Signature of Witness:

Name of witness:

Address:

Occupation of witness:]

The Parent

[Parent]

By:

The Security Agent

[Full name of current Security Agent]

By:

Date:

Schedule 8

Form of Resignation Letter

To:	[ ] as Agent

From:	[resigning Obligor] and [Parent]

Dated:

Dear Sirs

[Parent] – [                ] Senior Facilities Agreement

dated [                ] (the "Facilities Agreement")

1.	We refer to the Facilities Agreement. This is a Resignation Letter. Terms defined in the Facilities Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.	Pursuant to [clause 32.3 (Resignation of a Borrower)]/[clause 32.5 (Resignation of a Guarantor)], we request that [resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the Facilities Agreement and the Finance Documents (other than the Intercreditor Agreement).

3.	We confirm that:

(a)	no Default is continuing or would result from the acceptance of this request; and

(b)	this request is given in relation to a Third Party Disposal of [resigning Obligor];

(c)	the Disposal Proceeds have been or will be applied in accordance with clause [***] (Disposal, Insurance and Acquisition Proceeds and Excess Cashflow);

(d)	[ ]

4.	This Resignation Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

[Parent]	[resigning Obligor]

By:	By:

NOTES:

**	Amend as appropriate, e.g. to reflect agreed procedure for payment of proceeds into a specified account.

***       Insert any other conditions required by the Facilities Agreement.

Schedule 9

[Intentionally blank]

Schedule 10

Form of compliance certificate

To:	● as Agent

From:	[Parent]

Dated:

Dear Sirs

[Parent] - Senior Facilities Agreement dated [          ] (the "Facilities Agreement")

1.	We refer to the Facilities Agreement. This is a Compliance Certificate. Terms defined in the Facilities Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that:

[Insert details of covenants to be certified].

3.	We confirm that no Default is continuing.[6]

4.	We confirm that the following companies constitute Material Companies for the purposes of the Facilities Agreement: [ ].

We confirm that the aggregate EBITDA and gross assets of the Guarantors (calculated on an unconsolidated basis and excluding all intra-group items) is [***]% of those of the Group (on a consolidated basis and excluding goodwill and intangible assets).

5.	We confirm that:

(a)	Cash held in bank accounts held by Obligors equals £[ *** ]; and

(b)	Cash held in bank accounts held by members of the Group that are not Obligors equals £[ *** ].

Signed:

	Director	Director
	Of	Of
	[Parent]	[Parent]

[insert applicable certification language]

for and on behalf of

[name of Auditors of the Parent]

[6]	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

Schedule 11

Timetables

Loans

	Loans in euro	Loans in sterling	Loans in other currencies

Agent notifies the Parent if a currency is approved as an Optional Currency in accordance with Clause 4.4 (Conditions relating to Optional Currencies)	-	-	U-4

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)) or a Selection Notice (Clause 14.1 (Selection of Interest Periods and Terms))	U-3 9.30 a.m.	U-1 9.30 a.m.	U-3* 9.30 a.m.

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.5 (Lenders' participation)	U-3 Noon	U-1 Noon	U-3 Noon

Agent notifies the Lenders of the Loan in accordance with Clause 5.5 (Lenders' participation)	U-3 3.00 p.m.	U-1 3.00 p.m.	U-3 3.00 p.m.

Agent receives a notification from a Lender under Clause 8.2 (Unavailability of a currency)	Quotation Day 9.30 a.m.	-	Quotation Day 9.30 a.m.

Agent gives notice in accordance with Clause 8.2 (Unavailability of a currency)	Quotation Day 5.30 p.m.	-	Quotation Day 5.30 p.m.

LIBOR or EURIBOR is fixed	Quotation Day as of 11.00 a.m. (London time) in respect of LIBOR and as of 11.00 am (Brussels time) in respect of EURIBOR	Quotation Day as of 11.00 a.m.	Quotation Day as of 11.00 a.m.

"U"	=	date of utilisation, or if applicable, in the case of a Term Loan that has already been borrowed, the first day of the relevant Interest period for that Term Loan.

"U-X"	=	X Business Days prior to date of utilisation

* Except where Ares Management Limited or Ares Capital Europe (Luxembourg) Sárl is the Lender under the Revolving Facility, in which case the timing for delivery or a completed utilisation Request shall be U-4.

Intentionally blank

Schedule 12

Intentionally blank

Schedule 13

Material Companies

Company name	Company number

Gaming Acquisitions Limited	7120910

Inspired Gaming Group Limited	5804323

Inspired Gaming (UK) Limited	3565640

Inspired Gaming (International) Limited	3913734

Inspired Gaming (Holdings) Limited	5304991

Inspired Gaming (Ventures) Limited	7639465

Virtual Racing Systems Limited	5053815

Inspired Gaming (Colombia) Ltd	7703864

(as such list may be amended or updated on the agreement of the Parent and the Agent (acting on the instructions of the Majority Lenders)).

Schedule 14

Agreed Security Principles

1.	Definitions

In this Schedule:

1.1	"Secured Liabilities" means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Obligor to all or any of the Secured Parties under each or any of the Finance Documents together with:

(a)	all costs, charges and expenses incurred by any Secured Party in connection with the protection, preservation or enforcement of its rights under any Finance Document; and

(b)	all moneys, obligations and liabilities due, owing or incurred in respect of any variations or increases in the amount or composition of the facilities provided under any Finance Document or the obligations and liabilities imposed under such documents.

1.2	"Secured Parties" means the Security Agent, Receiver or Delegate and each of the Agents, the Arrangers and the Primary Creditors from time to time but, in the case of each Agent, Arranger or Primary Creditor, only if it is a party to the Intercreditor Agreement or (in the case of an Agent or a Primary Creditor) has acceded to the Intercreditor Agreement, in the appropriate capacity, pursuant to clause 18.11 (Creditor/Agent Accession Undertaking) of the Intercreditor Agreement.

1.3	"cost" includes, but is not limited to, tax costs, registration taxes payable on the creation or enforcement or for the continuance of any Security, stamp duties, out-of-pocket expenses, and other fees and expenses incurred (or which would be incurred) by the relevant member of the Group or any of its direct or indirect Holding Companies, Subsidiaries or Affiliates directly as a consequence of the provision of relevant Security or guarantees.

2.	Scope of the Agreed Security Principles

Guarantees and Security to be provided pursuant to this Agreement will be given in accordance with the Agreed Security Principles set out in this Schedule.

3.	Considerations

3.1	Subject to paragraph 3.2 below, Security and/or guarantees shall not be created or perfected to the fullest extent possible if it would result in:

(a)	any breach of corporate benefit, financial assistance, fraudulent preference, thin capitalisation rules or any other general statutory laws or regulations (or analogous restrictions) of any applicable jurisdiction;

(b)	the officers of a member of the Group contravening their fiduciary duties or any legal prohibition and/or result in them incurring civil or criminal liability; or

(c)	costs that, in the reasonable opinion of the Agent, will be disproportionate to the benefit to be obtained by the Secured Parties,

provided that the relevant Group Company will use its reasonable endeavours (including the payment of reasonable fees, cost and expenses if necessary) to overcome any such obstacle, including to the extent possible that each Obligor has positive net assets when it executes the Transaction Security and the guarantees contained in the Finance Document.

3.2	The considerations in paragraph 3.1 shall not apply to the Security and guarantees required from the Initial Chargors and Initial Guarantors incorporated in England, which those Obligors have agreed to provide irrespective of cost or materiality.

4.	Obligations to be Secured

4.1	Subject to paragraph 4.3 below, the obligations to be secured are the Secured Liabilities and, for ease of reference, this definition (as well as the definition of Secured Parties from this Agreement) should to the extent legally possible be incorporated in all material respects into each Transaction Security Document.

4.2	Each guarantee will be an upstream, cross-stream and downstream guarantee.

4.3	If it is necessary to do so, the Secured Liabilities will be limited:

(a)	to avoid any breach of corporate benefit, financial assistance, fraudulent preference or thin capitalisation rules or other general statutory laws or regulations (or analogous restrictions) of any applicable jurisdiction; and

(b)	to avoid any significant risk to officers of the relevant member of the Group of contravention of their fiduciary duties and/or civil or criminal liability.

4.4	To the extent legally possible, all guarantees and Security shall be given in favour of the Security Agent and not the Secured Parties individually. "Parallel debt" provisions will be used where necessary in a particular jurisdiction and such provisions will be contained in the Intercreditor Agreement (and not in individual security documents) unless required under local laws.

4.5	To the greatest extent possible, no action should be required to be taken in relation to any guarantees and/or Security when any Secured Party transfers any of its interests to a new participant.

5.	The Security

5.1	The Security is to be granted in favour of the Security Agent on behalf of each of the Secured Parties and will be first ranking.

5.2	The Security Agent will hold one set of Security for all of the Secured Parties unless a separate Security is required by local law for any class of the Secured Parties.

6.	General Terms of the Security

6.1	Where appropriate, defined terms in the Transaction Security Documents should mirror those in this Agreement.

6.2	The parties to this Agreement agree to negotiate the form of each Transaction Security Document in good faith and will ensure that all documentation required to be entered into as a condition precedent to first drawdown under this Agreement (or immediately thereafter) is in a finally agreed form as soon as reasonably practicable after the date of this Agreement. The form of guarantee for each Original Guarantor is set out in Clause 23 (Guarantee and indemnity) of this Agreement and, with respect to any Additional Guarantor, the form of guarantee shall be subject to any limitations consistent with these Agreed Security Principles which shall be set out in the Accession Deed applicable to such Additional Guarantor.

6.3	The Security shall, to the extent possible under local law, be enforceable on the occurrence of an Event of Default in respect of which notice has been served by the Agent in accordance with Clause 29.22 (Acceleration).

6.4	Security will, where possible and practical, automatically create Security over future assets of the same type as those already secured.

6.5	Unless required by local law, the circumstances in which any guarantee or Security shall be released should not be dealt with in individual security documents but, if so required, shall (except to the extent required by local law) refer to (or mirror) the circumstances set out in the Intercreditor Agreement and this Agreement.

7.	Undertakings/Representations and Warranties

The Transaction Security Documents should contain limited representations and warranties relating to the granting of the Security and the charged property only. Any representations, warranties or undertakings which are required to be included in any Transaction Security Document shall reflect (to the extent to which the subject matter of such representation, warranty and undertaking is the same as the corresponding representation, warranty and undertaking in this Agreement) the commercial deal set out in this Agreement (save to the extent that Secured Parties' local counsel deem it necessary to include any further provisions (or deviate from those contained in this Agreement) in order to protect or preserve the Security granted to the Secured Parties).

8.	Governing Law

8.1	Unless granted under a global security document governed by the law of the jurisdiction of an Obligor or under English law, all Security (other than share Security) shall be governed by the law of the jurisdiction of incorporation of that Obligor.

8.2	Security over shares shall be governed by the laws of the country in which the entity whose shares are being secured is incorporated and not by the laws of the country in which the Obligor granting the Security is incorporated.

8.3	Bank Accounts

(a)	An Obligor shall grant Security over all of its bank accounts in existence at the date of this Agreement (in the case of any Mandatory Prepayment Accounts, Holding Accounts and Squeeze-Out Accounts, by way of first fixed charged and in respect of any other bank accounts, by way of floating charge) and thereafter shall grant such security over future bank accounts to maintain compliance with Clause 27.30 (Cash Management) but shall be free to deal with those accounts in the course of its business until an Event of Default in respect of which notice has been served by the Agent in accordance with Clause 29.22 (Acceleration), save in respect of cash collateral and mandatory prepayment holding accounts.

(b)	If required by local law to perfect the Security, notice of the Security will be served on the account bank within five business days of the Security being granted and the Obligor shall request the account bank's agreement in principle to acknowledge that notice and, subsequently, an acknowledgement of that notice.

(c)	Any Security over bank accounts shall be subject to any prior security interests in favour of the account bank which are created either by law or in the standard terms and conditions of the account bank. The notice of security must request these are waived by the account bank but the Obligor shall not be required to change its banking arrangements if these security interests are not waived or only partially waived.

(d)	If required under local law security over bank accounts will be registered.

8.4	Insurance Policies

(a)	All insurance policies shall be charged in favour of the Secured Parties except for third party liability insurance and insurance in favour of employees (to the extent permissible by applicable law).

(b)	Notice of the Security will be served on the insurance provider within five business days of the Security being granted and the Obligor shall use its reasonable endeavours to obtain the insurance provider's agreement in principle to acknowledge that notice and, subsequently, an acknowledgement of that notice.

8.5	Intellectual Property

(a)	No Security shall be granted over any Intellectual Property which cannot be secured under the terms of the relevant licensing agreement provided that, where requested by the Security Agent, reasonable endeavours to obtain consent to charging any such Intellectual Property shall be used by the relevant Obligor if the relevant Intellectual Property right is material. Subject to the foregoing, no notice shall be prepared or given to any third party from whom Intellectual Property is licensed until an Event of Default.

(b)	If required under local law Security over Intellectual Property will be registered under the law of that security document or at a relevant supra-national registry (such as the EU).

8.6	Trade Receivables

(a)	If an Obligor grants Security over its trade receivables it shall be free to deal with those receivables in the course of its business until an Event of Default in respect of which notice has been served by the Agent in accordance with Clause 29.22 (Acceleration).

(b)	No notice of Security may be served until an Event of Default in respect of which notice has been served by the Agent in accordance with Clause 29.22 (Acceleration).

(c)	If required under local law Security over trade receivables will be registered.

(d)	Any list of trade receivables required under local law shall to the extent practicable include details of the underlying contracts and/or debtors to the extent reasonably considered necessary by the Security Agent.

(e)	Unless required under the laws of the local jurisdiction, notification of receivables security to debtors shall not be given until an Event of Default has occurred in respect of which notice has been served by the Agent in accordance with Clause 29.22 (Acceleration).

8.7	Shares

(a)	Each member of the Group shall grant a charge over the shares in its subsidiary if that subsidiary is an Obligor.

(b)	Until an Event of Default in respect of which notice has been served by the Agent in accordance with Clause 29.22 (Acceleration), the Obligor executing a share charge will be permitted to retain and to exercise voting rights to any shares charged by it in a manner which does not adversely affect the validity or enforceability of the Security or cause an Event of Default to occur and the company whose shares have been charged will be permitted to pay dividends to the Obligor in those circumstances.

(c)	Where customary or required by law, at the time of execution of the share charge, the share certificate and a stock transfer form executed in blank will be provided to the Security Agent (unless the share certificate is required for stamping in which case it shall be delivered promptly after stamping) and where required by law the share certificate or shareholders register will be endorsed or written up and the endorsed share certificate or a copy of the written up register provided to the Security Agent.

(d)	Unless the restriction is required by law, the constitutional documents of the company whose shares have been charged will be amended to remove any restriction on the transfer or the registration of the transfer of the shares on enforcement of the Security granted over them.

8.8	Real Estate

(a)	Each Obligor will grant legal mortgages over all of its freehold property and all its leasehold properties where the lease has a term in excess of 25 years. Fixed charges shall be granted over all other real property.

(b)	An Obligor will use reasonable endeavours to obtain any landlord's consent required to grant Security over its real estate. The amount secured by each Security over real estate may be restricted to an agreed level in accordance with reasonable local market practice and to the extent that the costs remain proportionate to the benefit to the Secured Parties.

8.9	Joint Ventures

No Obligor shall be required to grant fixed Security over the shares it owns in any Joint Venture to the extent that the consent of the other parties to the Joint Venture would be required.

Schedule 15

Form of increase confirmation

To:	[ ] as Agent, [ ] as Security Agent and [ ] as Parent, for and on behalf of each Obligor

From:	[the Increase Lender] (the "Increase Lender")

Dated:

[Parent] - [     ] Senior Facilities Agreement

dated [      ] (the "Facilities Agreement")

1.	We refer to the Facilities Agreement and to the Intercreditor Agreement (as defined in the Facilities Agreement). This agreement (the "Agreement") shall take effect as an Increase Confirmation for the purpose of the Facilities Agreement and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to clause 2.2 (Increase) of the Facilities Agreement.

3.	The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the "Relevant Commitment") as if it was an Original Lender under the Facilities Agreement.

4.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the "Increase Date") is [***].

5.	On the Increase Date, the Increase Lender becomes:

(a)	party to the relevant Finance Documents (other than the Intercreditor Agreement) as a Lender; and

(b)	party to the Intercreditor Agreement as a Senior Lender.

6.	The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of Clause [ ] (Addresses) are set out in the Schedule.

7.	The Increase Lender expressly acknowledges the limitations on the Lenders' obligations referred to in paragraph (f) of Clause 2.2 (Increase).

8.	The Increase Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:

(a)	[a Qualifying Lender (other than a Treaty Lender);]

(b)	[a Treaty Lender;]

(c)	[not a Qualifying Lender].

9.	[The Increase Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes; or

(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.]

[9/10].	The Increase Lender confirms that it is not a Sponsor Affiliate.

[10/11]	[The Increase Lender confirms that it [is]/[is not]* a Non-Acceptable L/C Lender.]**

[11/12]	We refer to clause [18.11] (Creditor/Agent Accession Undertaking) of the Intercreditor Agreement. In consideration of the Increase Lender being accepted as a Senior Lender for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement), the Increase Lender confirms that, as from the Increase Date, it intends to be party to the Intercreditor Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

[12/13]	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

[13/14].	This Agreement [and any non-contractual obligations arising out of or in connection with it] [is/are] governed by English law.

[14/15]	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note:	The execution of this Increase Confirmation may not be sufficient for the Increase Lender to obtain the benefit of the Transaction Security in all jurisdictions. It is the responsibility of the Increase Lender to ascertain whether any other documents or other formalities are required to obtain the benefit of the Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

The Schedule

Relevant Commitment/rights and obligations to be assumed by the Increase Lender

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Increase Lender]

By:

This Agreement is accepted as an Increase Confirmation for the purposes of the Facilities Agreement by the Agent, and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement by the Security Agent and the Increase Date is confirmed as [     ].

Agent

By:

Security Agent

By:

NOTE:

Schedule 16

Forms of notifiable debt purchase transaction notice

Part 1

Form of Notice on Entering into Notifiable Debt Purchase Transaction

To:	[ ] as Agent

From:	[The Lender]

Dated:

[Parent] – [           ] Senior Facilities Agreement

dated [           ] (the "Facilities Agreement")

1.	We refer to paragraph (b) of Clause [ ] (Disenfranchisement on Debt Purchase Transactions entered into by Sponsor Affiliates) of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this notice unless given a different meaning in this notice.

2.	We have entered into a Notifiable Debt Purchase Transaction.

3.	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below.

Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates (Base Currency)

[Facility A Commitment	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

Revolving Facility Commitment]*	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Lender]

By:

Part 2

Form of Notice on Termination of Notifiable Debt Purchase Transaction /
Notifiable Debt Purchase Transaction ceasing to be with Sponsor Affiliate

To:	[ ] as Agent

From:	[The Lender]

Dated:

[Parent] – [         ] Senior Facilities Agreement

dated [         ] (the "Facilities Agreement")

1.	We refer to paragraph (c) of Clause 31.2 (Disenfranchisement on Debt Purchase Transactions entered into by Sponsor Affiliates) of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this notice unless given a different meaning in this notice.

2.	A Notifiable Debt Purchase Transaction which we entered into and which we notified you of in a notice dated [ ] has [terminated]/[ceased to be with a Sponsor Affiliate].

3.	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below.

Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates (Base Currency)

[Facility A Commitment	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

Revolving Facility Commitment]**	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Lender]

By:

Schedule 17

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Part 1

Draft key contract terms

Part 2

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Signatures

[Signature pages not restated]

[SIGNATURE PAGE TO THE SENIOR FACILITIES AGREEMENT]

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